As filed with the Securities and Exchange Commission on May 8, 2008

Registration No. 333-150051

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FEDERAL TRUST CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Florida	6712	59-2935028
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

312 West First Street, Suite 110

Sanford, Florida 32771

(407) 323-1833

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Dennis T. Ward

312 West First Street, Suite 110

Sanford, Florida 32771

(407) 323-1833

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Ned Quint, Esq. Eric Luse Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015 (202) 274-2000	Randolph A. Moore III, Esq. Alison N. LaBruyere, Esq. Alston & Bird LLP 1201 W. Peachtree Street Atlanta, Georgia 30309 404-881-7794

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of a “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	40,000,000 shares	$1.25	$ 50,000,000 (1)	$ 2,358 (2)
Rights to Purchase Shares of Common Stock	15,000,000 rights			(3)
Warrants to Purchase Shares of Common Stock	10,000,000 warrants	$1.00	$10,000,000	$397

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Previously Paid.

(3)	Pursuant to Rule 457(g), no separate registration fee is required for the rights.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion dated May 8, 2008

PRELIMINARY PROSPECTUS

FEDERAL TRUST CORPORATION

[total maximum] Shares of Common Stock

Subscription Rights to Purchase up to [rights maximum]

Shares of Common Stock at $[offering price] per share

Warrants to Purchase up to [warrant maximum]

Shares of Common Stock at $[offering price] per share

We are distributing, at no charge to our shareholders, non-transferable subscription rights to purchase up to [rights maximum] shares of our common stock, par value $0.01 per share. Subscription rights will be distributed to persons who owned shares of our common stock as of 5:00 p.m. Eastern Time, on May 6, 2008, the record date of the rights offering.

Each subscription right will entitle you to purchase [subscription ratio] shares of our common stock at the subscription price of $[offering price] per share, which we refer to as the basic subscription privilege. If you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privileges, you will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of the unsubscribed shares of our common stock at the same subscription price of $[offering price] per share. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments received by the subscription agent will be returned to you, without interest, as soon as practicable. Funds we receive from subscribers in the rights offering will be held in escrow by the subscription agent until the rights offering is completed or canceled.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on [expiration date]. We reserve the right to extend the expiration date one or more times, but in no event will we extend the rights offering beyond [extension date].

We have separately entered into standby purchase agreements with certain institutional investors and high net worth individuals, pursuant to which these investors and individuals have severally agreed to acquire from us, at the subscription price of $[offering price] per share, up to [standby maximum] shares of common stock, and pursuant to which we have agreed to provide two of these investors a total of up to [warrant maximum] warrants that would entitle these investors to purchase up to 10,000,000 shares of our common stock at $[offering price] per share. The number of shares available for sale to standby purchasers and the number of warrants we issue to the standby purchasers will depend on the number of shares subscribed for in the rights offering. However, in no event will we issue fewer than [standby minimum] shares and [warrant minimum] warrants to standby purchasers. If [rights maximum] shares are purchased in the rights offering, only [standby minimum] shares will be sold and [warrant minimum] warrants will be issued to the standby purchasers. The maximum number of shares that may be sold in the rights offering and to standby purchasers is [total maximum].

We reserve the right to cancel the rights offering at any time. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the American Stock Exchange or any other stock exchange or market or on the OTC Bulletin Board.

Our common stock is traded on the American Stock Exchange under the trading symbol “FDT.” The last reported sales price of our shares of common stock on                     , 2008 was $                     per share.

OFFERING SUMMARY

Price: $[offering price] per share

Number of shares		[standby maximum	]		[total maximum	]
Gross offering proceeds	$			$
Estimated offering expenses excluding selling agent commissions and expenses	$			$
Selling agent commissions and expenses (1)	$			$
Selling agent commissions and expenses per share (1)	$			$
Net proceeds	$			$
Net proceeds per share	$			$

(1)	We have engaged Stifel, Nicolaus & Company, Incorporated as our financial and marketing advisor in connection with the rights offering and the offering to standby purchasers. This is not an underwritten offering. Stifel, Nicolaus & Company, Incorporated is not obligated to purchase any of the shares of common stock that are being offered for sale. Please see “Plan of Distribution—Financial Advisor” for a discussion of Stifel, Nicolaus & Company, Incorporated’s compensation for the rights offering and the offering to standby purchasers.

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page 17.

These securities are not deposits, savings accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

STIFEL NICOLAUS

The date of this prospectus is [Prospectus Date].

[MAP SHOWING FEDERAL TRUST BANK’S MARKET AREA APPEARS HERE]

i

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and our agent, Stifel, Nicolaus & Company, Incorporated, has not, authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

In the prospectus we rely on and refer to information and statistics regarding the banking industry and the banking market in Florida. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

Unless the context indicates otherwise, all references in this prospectus to we, our and us, or the company refer to Federal Trust Corporation and our subsidiaries, Federal Trust Bank and Federal Trust Mortgage Company; except that in the discussion of our subscription rights and capital stock and related matters these terms refer solely to Federal Trust Corporation and not to any of our subsidiaries.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

What is the rights offering?

We are distributing, at no charge, to holders of our shares of common stock, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on May 6, 2008, the record date. Each subscription right entitles the holder to a basic subscription privilege and an over-subscription privilege, which are described below. The shares to be issued in the rights offering, like our existing shares of common stock, will be traded on the American Stock Exchange under the symbol “FDT.”

What is the offering to the standby purchasers?

We have entered into separate standby purchase agreements with certain institutional investors and high net worth individuals, pursuant to which we have agreed to sell, and these investors and individuals have severally agreed to purchase from us, up to [standby maximum] shares of our common stock. We have also agreed to provide two of these investors a total of up to [warrant maximum] warrants that would entitle these investors to purchase up to [warrant maximum] shares of our common stock at $[offering price] per share. The standby purchase commitments are subject to certain conditions as set forth in the standby purchase agreements. The number of shares available for sale to the standby purchasers and the number of warrants we issue to the standby purchasers will depend on the number of shares subscribed for in the rights offering. The standby purchase agreements assure that in no event will we issue fewer than [standby minimum] shares, and [warrant minimum] warrants in the aggregate, to standby purchasers. The price per share paid by the standby purchasers for such common stock, and the exercise price of the warrants, will be equal to the subscription price paid by our shareholders in the rights offering. Subject to receipt of regulatory approval, we have also agreed to provide two of the standby purchasers the right to select two candidates each for appointment to the boards of directors of Federal Trust Corporation and Federal Trust Bank. See “The Rights Offering-Standby Commitments.”

Why are we conducting the stock offerings?

We will refer to the rights offering and the offering to standby purchasers collectively as the “stock offerings.” We are conducting the stock offerings to raise equity capital to improve Federal Trust Bank’s capital position, and to retain additional capital at Federal Trust Corporation for general corporate purposes. Our Board of Directors has chosen to raise capital through a rights offering to give our shareholders the opportunity to limit ownership dilution by permitting them to buy additional shares of our common stock, and has chosen to raise additional capital through the sale of shares to standby purchasers to improve the likelihood of success of our capital-raising efforts. There can be no assurance of the amount of dilution that a shareholder will experience or that the stock offerings will be successful. Furthermore, we cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.

What is the basic subscription privilege?

The basic subscription privilege of each subscription right gives our shareholders the opportunity to purchase [subscription ratio] shares of our common stock at a subscription price of $[offering price] per share. We have granted to you, as a shareholder of record as of 5:00 p.m., Eastern Time, on the record date, one subscription right for each share of our common stock you owned at that time. Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. For example, if you owned 100 shares of our common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received 100 subscription rights and would have the right to purchase              shares of common stock for $[offering price] per share. You may exercise all or a portion of your basic subscription privilege, or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your over-subscription privilege.

If you hold a Federal Trust Corporation stock certificate, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, the Depository Trust Company (DTC) will issue one subscription right to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact the nominee as soon as possible.

What is the over-subscription privilege?

In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by our other shareholders through the exercise of their basic subscription privileges. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege. Limitations on the amount of common stock that may be subscribed for pursuant to your over-subscription privilege are described below under the heading “Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?”

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock among shareholders who over-subscribed by multiplying the number of shares requested by each shareholder through the exercise of their over-subscription privileges by a fraction that equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges. As described above for the basic subscription privilege, we will not issue fractional shares through the exercise of over-subscription privileges.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription privilege. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you. For that calculation, you must assume that no other shareholder, other than you and the standby purchasers, who have agreed to exercise their basic subscription privileges for an aggregate of              shares, will subscribe for any shares of our common stock pursuant to their basic subscription privilege. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”

How was the $[offering price] per share subscription price determined?

In determining the subscription price, our Board of Directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital, negotiations with standby purchasers, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our Board of Directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status. We may obtain an opinion of our financial advisors in establishing the subscription price, but we have not done so as of the date of this prospectus. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not assume or expect that, after the stock offerings, our shares of common stock will trade at or above the $[offering price] purchase price.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights in full, your ownership interest in Federal Trust Corporation will be diluted as a result of the stock offerings, and if you fully exercise your subscription rights, but do not exercise a certain level of over-subscription rights, you will experience dilution as a result of the sale of shares to standby purchasers. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege. See “Risk Factors—The stock offerings may reduce your percentage ownership in Federal Trust Corporation.”

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payments prior to the expiration of the rights offering, which is [expiration date], at 5:00 p.m., Eastern Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, they may establish a deadline prior to 5:00 p.m. Eastern Time, on [expiration date] by which you must provide them with your instructions to exercise your subscription rights. Our Board of Directors may, in its discretion, extend the rights offering one or more times, but in no event will the expiration date be later than [extension date]. Our Board of Directors may cancel the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received will be returned, without interest, as soon as practicable.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Time on [expiration date], whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on the American Stock Exchange or any other stock exchange or market or on the OTC Bulletin Board. Rights certificates may only be completed by the shareholder who receives the certificate.

Are we requiring a minimum subscription to complete the stock offerings?

There is no individual minimum purchase requirement in the rights offering. However, we cannot complete the stock offerings unless we receive aggregate subscriptions of at least $             ([standby maximum] shares) of common stock in the stock offerings. Pursuant to the standby purchase agreements, the standby purchasers have agreed to purchase up to [standby maximum] shares of our common stock. Therefore, we believe this minimum condition will be met.

Has our Board of Directors made a recommendation to our shareholders regarding the rights offering?

Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade; therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

A person, together with certain related persons, may not purchase more than $             (             shares) of our common stock, and a person, together with certain related persons, may not own more than              shares of our common stock as a result of purchases in the rights offering. See “The Rights Offering—Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering.”

In addition, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any shareholder or standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of the [expiration date], such clearance or approval has not been obtained and/or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other shareholders pursuant to their subscription rights and will thereafter be available to standby purchasers.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold a Federal Trust Corporation stock certificate and you wish to participate in the rights offering, you must take the following steps:

•	deliver payment to the subscription agent; and

•	deliver a properly completed and signed rights certificate to the subscription agent.

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to Federal Trust Corporation. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m. Eastern Time, on [expiration date].

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

What form of payment is required to purchase the shares of our common stock?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by:

•	bank check or bank draft payable to Registrar and Transfer Company, drawn upon a United States bank;

•	postal, telegraphic or express money order payable to Registrar and Transfer Company; or

•	wire transfer of immediately available funds to the account maintained by Registrar and Transfer Company.

You may not remit personal checks of any type.

What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?

If you hold your shares of common stock through a custodian bank, broker, dealer or other nominee, then your custodian bank, broker, dealer or other nominee is the record holder of the shares you own. If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact the nominee as soon as possible. The nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, [expiration date] expiration date that we have established for the rights offering.

When will I receive my new shares?

If you purchase stock in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after the expiration date of the rights offering. If your shares as of May 6, 2008 were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive stock certificates for your new shares. Your account with your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the expiration of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

Are there any conditions to completing the rights offering?

Yes. We must meet the following conditions to complete the rights offering:

•

We must sell at least $             ([standby maximum] shares) of common stock in the stock offerings. Pursuant to the standby purchase agreements, the standby purchasers have agreed to purchase up to [standby maximum] shares of our common stock; therefore, we believe this minimum condition will be met.

•

Our shareholders as of              must approve an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock to             . Our Articles of Incorporation currently authorize us to issue 15,000,000, which is less than the sum of our current outstanding shares plus the number of shares we are offering for sale in the stock offerings. At our 2008 Annual Meeting of Shareholders, which is scheduled to be held on June 16, 2008, we are submitting a proposal to shareholders to amend the Articles of Incorporation.

•

Our shareholders as of              must approve the issuance of shares and warrants to standby purchasers. At our 2008 Annual Meeting of Shareholders, which is scheduled to be held on June 16, 2008, we are submitting a proposal to our shareholders to approve the issuance of shares to the standby purchasers.

Will our directors and officers participate in the rights offering?

We expect our directors and officers, together with their affiliates, will subscribe for, in the aggregate,              shares of common stock in the rights offering. The purchase price paid by them will be $[offering price] per share, the same paid by all other persons who purchase shares of our common stock in the stock offerings. Following the stock offerings, our directors and executive officers, together with their associates, are expected to own              shares of common stock,     % of our total outstanding shares of common stock if we sell [standby maximum] shares of stock in the stock offerings, including shares they currently own in Federal Trust Corporation.

Are the standby purchasers receiving any compensation for the standby commitments?

No. The standby purchasers are not receiving compensation for their standby commitments.

What agreements do we have with the standby purchasers?

Each of the standby purchasers executed a non-disclosure agreement and accordingly gained access to certain nonpublic information about us and participated in discussions with our management. In addition, the standby purchasers performed a due diligence review of Federal Trust Corporation and subsequently negotiated and executed standby purchase agreements.

How many shares will the standby purchasers own after the stock offerings?

After the stock offerings, the standby purchasers will own between              shares of our common stock (    % of our outstanding shares) and              shares of our common stock (    % of our outstanding shares), depending on how many shares of common stock we sell in the stock offerings. The standby purchasers will also hold warrants to purchase between [warrant minimum] shares (    % of our outstanding shares) and [warrant maximum] shares (    % of our outstanding shares), depending on how many shares of common stock we sell in the stock offerings.

What effects will the stock offerings have on our outstanding common stock?

As of May 6, 2008, we had              shares of our common stock issued and outstanding. Assuming no options are exercised prior to the expiration of the rights offering and assuming all shares are sold in the rights offering and to standby purchasers, we expect approximately              shares of our common stock will be outstanding immediately after completion of the rights offering and the closing of the transactions contemplated by the standby purchase agreements.

The issuance of shares of our common stock in the stock offerings will dilute, and thereby reduce, your proportionate ownership in our shares of common stock unless you fully exercise your basic subscription privilege and a certain level of your over-subscription privilege. The exercise of warrants to be issued in the stock offerings would further dilute your proportionate ownership. In addition, the issuance of shares of our common stock at the subscription price, which is less than the market price, will likely reduce the price per share of shares held you if you do not purchase the shares in the rights offering.

How much will we receive in net proceeds from the stock offerings?

We expect that the aggregate stock offering proceeds, net of expenses, to be between $             million and $             million. Federal Trust Corporation intends to retain between $             million and $             million of the net proceeds. Approximately $             million to $             million of the net proceeds will be invested in Federal Trust Bank to improve its regulatory capital position. The net proceeds we retain may be used for the payment of dividends on trust preferred securities, the repayment of debt and general corporate purposes. Please see “Use of Proceeds” and “The Rights Offering—Standby Commitments.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares of the common stock in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

What is the role of Stifel, Nicolaus & Company, Incorporated in the stock offerings?

We have entered into an agreement with Stifel, Nicolaus & Company, Incorporated, pursuant to which Stifel, Nicolaus & Company, Incorporated is acting as our financial advisor and marketing and information agent in connection with the stock offerings and will use its best efforts to assist us in soliciting the exercise of subscription rights for the purchase of shares of our common stock and in soliciting the standby purchasers. Stifel, Nicolaus & Company, Incorporated is not acting as an underwriter and is not obligated to purchase any shares of common stock in the stock offerings. We have agreed to pay certain fees to, and expenses of, Stifel, Nicolaus & Company, Incorporated.

Who should I contact if I have other questions?

If you have other questions regarding Federal Trust Corporation, Federal Trust Bank or the stock offerings, please contact our information agent, Stifel, Nicolaus & Company, Incorporated, at (866) 779-2408 (toll free), Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time.

If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please contact our subscription agent for the rights offering, Registrar and Transfer Company, at (800) 368-5948 (toll free), Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time.

SUMMARY

The following summary contains basic information about us and the rights offering. Because it is a summary, it may not contain all of the information that is important to you. For additional information before making a decision to invest in our shares of common stock, you should read this prospectus carefully, including the consolidated financial statements, the notes to the consolidated financial statements and the sections entitled “Management’s Discussion of Financial Condition and Results of Operations,” “The Rights Offering” and “Risk Factors.”

Federal Trust Corporation

Federal Trust Corporation is a savings and loan holding company, headquartered in Sanford, Florida. Our primary subsidiary, Federal Trust Bank, is a federally chartered savings bank that operates 11 full service branch offices located in Central Florida as set forth on the map on the inside cover of this prospectus. Through Federal Trust Bank, we offer a range of lending services to small- to medium- sized businesses and individuals located in our banking markets, including real estate, construction, commercial and consumer loans. We fund our lending services with an array of deposit products, including checking, savings and money market accounts and certificates of deposit. We also operate a residential mortgage company, Federal Trust Mortgage Company, where we originate residential mortgage loans, purchase and sell mortgage loans in the secondary market, and service residential mortgage loans, including loans in Federal Trust Bank’s loan portfolio. At December 31, 2007, we had consolidated assets of $690.3 million, deposits of $481.7 million and stockholders’ equity of $39.7 million.

Federal Trust Corporation’s executive offices are located at 312 West 1st Street, Sanford, Florida 32771. Our telephone number at this address is (407) 323-1833. Our website is www.federaltrust.com. Information on our website is not incorporated in this prospectus and is not part of this prospectus.

Cease and Desist Orders

The Office of Thrift Supervision recently concluded examinations of the operations of Federal Trust Corporation and Federal Trust Bank. The Office of Thrift Supervision noted weaknesses and failures relating primarily to our real estate lending practices and asset quality, and their impact on our capital and earnings. We have taken action and implemented procedures that management believes will address the weaknesses identified by the Office of Thrift Supervision. However, the Office of Thrift Supervision has presented cease and desist orders to Federal Trust Corporation and Federal Trust Bank, which are designed to ensure that the weaknesses noted in the recently concluded examinations are properly addressed. We have negotiated the terms of these enforcement orders with the Office of Thrift Supervision and are stipulating to the issuance of the orders. The orders provide that:

•

we will submit for review and approval by the Office of Thrift Supervision a capital plan to raise additional capital for Federal Trust Bank or, if the additional capital cannot be raised, to seek a merger or acquisition partner;

•

Federal Trust Bank will submit for review and approval or non-objection by the Office of Thrift Supervision a detailed business plan to strengthen and improve Federal Trust Bank’s operations, earnings, liquidity and capital;

•	Federal Trust Bank will be required to submit quarterly reports to the Office of Thrift Supervision regarding compliance with the business plan;

•

Until the Office of Thrift Supervision has approved or provided its non-objection to Federal Trust Bank’s business plan, Federal Trust Bank will not be permitted to increase its current levels of construction loans, acquisition and development loans, non-residential permanent mortgage loans, land loans and certain other loans without the prior approval of the Office of Thrift Supervision;

•	Until the Office of Thrift Supervision has approved or provided its non-objection to Federal Trust Bank’s business plan, Federal Trust Bank will not be permitted to increase its total assets during any quarter in excess of an amount equal to the net interest credited on deposit liabilities during the quarter without the prior approval of the Office of Thrift Supervision;

•

Federal Trust Bank will submit for review and approval or non-objection by the Office of Thrift Supervision an asset review program that will (i) strengthen and ensure the timely identification and proper classification of problem assets, (ii) ensure adequate and proper levels of the Allowance for Loan and Lease Losses, and (iii) establish individualized resolution plans for problem assets;

•	Federal Trust Bank will not be permitted to declare a dividend without the prior written approval of the Office of Thrift Supervision;

•	Federal Trust Bank will revise its legal lending limit policies and procedures to ensure compliance with applicable law and devise an action plan to correct any legal lending limit violations;

•

Federal Trust Bank will not be permitted to enter into, renew or modify any agreements with us or enter into affiliated transactions with us, without prior approval of the Office of Thrift Supervision;

•

Federal Trust Bank will not be permitted to enter into any third-party contracts for services outside the normal course of business without prior review and approval of the Office of Thrift Supervision;

•	the Board of Directors of Federal Trust Bank will submit a plan to strengthen the Board of Directors’ oversight of management and Federal Trust Bank’s operations;

•

the Board of Directors of Federal Trust Bank will conduct a review of Federal Trust Bank’s lending functions and assess the qualifications, experience and proficiency of Federal Trust Bank’s management and lending staff; and

•

the Board of Directors of Federal Trust Bank will establish a committee comprised of non-employee directors to monitor and coordinate Federal Trust Bank’s compliance with the provisions of the enforcement order.

See “Risk Factors—We have stipulated to cease and desist orders with the Office of Thrift Supervision.” These orders will significantly restrict our operations.”

Additional Operating Restrictions

As a result of the loan loss provisions recorded during the year ended December 31, 2007, Federal Trust Bank’s risk-based capital ratio fell below the amount required for the “well capitalized” designation for bank regulatory purposes. As a result, Federal Trust Bank was considered “adequately capitalized” as of December 31, 2007, with tier 1 leverage, tier 1 risk-based and total risk-based capital ratios of 5.77%, 8.32% and 9.57%, respectively. Because Federal Trust Bank does not qualify for the “well capitalized” designation, it is subject to restrictions on its operations in addition to those that are being imposed through the cease and desist order, described above. These restrictions include the inability to accept brokered deposits and the inability to expand our branch network without regulatory approval. Furthermore, as a result of the Federal Home Loan Bank of Atlanta’s assessment of our recent financial condition, we will not have access to additional advances nor will we be able to renew existing advances from the Federal Home Loan Bank.

On April 25, 2008, Federal Trust Corporation and Federal Trust Bank were notified by the Office of Thrift Supervision that the following regulatory and supervisory restrictions apply to Federal Trust Corporation and Federal Trust Bank, some of which restrictions are similar to those included in the cease and desist orders:

•	Federal Trust Corporation and Federal Trust Bank are not eligible to have applications or notices processed by the Office of Thrift Supervision on an expedited basis;

•	Federal Trust Corporation and Federal Trust Bank are required to provide prior notice to the Office of Thrift Supervision for additions or changes to directors or senior executive officers;

•	All employment contracts or compensation arrangements, including severance payments, to directors and senior executive officers are subject to prior review by the Office of Thrift Supervision;

•

The ability of Federal Trust Corporation and Federal Trust Bank to make any compensatory payments to any person previously affiliated with Federal Trust Corporation or Federal Trust Bank following such person’s termination of employment is restricted by applicable federal regulation; and

•	Federal Trust Bank’s growth is restricted in that it may not increase its assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities.

In addition, the Office of Thrift Supervision has placed the following restrictions on Federal Trust Corporation and Federal Trust Bank, some of which restrictions are similar to those included in the cease and desist orders:

•

Federal Trust Bank may not pay any dividends or make any form of capital distribution without the prior written approval of the Office of Thrift Supervision and Federal Trust Corporation may not request or accept any dividend or any form of capital distribution from Federal Trust Bank without the prior written approval of the Office of Thrift Supervision;

•

Federal Trust Corporation may not declare or pay any dividend without the prior written approval of the Office of Thrift Supervision, and Federal Trust Corporation must request Office of Thrift Supervision approval for the payment of a dividend in writing at least 30 calendar days prior to the proposed dividend declaration date;

•	Federal Trust Corporation may not issue any debt securities or otherwise incur any additional debt without the prior written approval of the Office of Thrift Supervision; and

•

Federal Trust Corporation may not make any payments of any kind, or in any form, to any person or entity in an amount exceeding $5,000 in any calendar month without the prior written approval of the Office of Thrift Supervision.

Federal Trust Corporation has requested Office of Thrift Supervision approval to pay fees and expenses in connection with the stock offerings, and anticipates receiving such approval prior to the commencement of the stock offerings.

See “Risk Factors—Risks related to our business—An inability to improve our regulatory capital position could adversely affect our operations” and “—The Office of Thrift Supervision has placed additional restrictions on our operations.”

Recent Financial Performance

Our net income has declined in recent years, from $4.4 million for the year ended December 31, 2005, to $3.4 million for the year ended December 31, 2006, to a net loss of $14.2 million for the year ended December 31, 2007. The net loss for the year ended December 31, 2007 was caused primarily by a significant increase in non-performing assets, which necessitated a provision for loan losses of $16.4 million, compared to a provision for loan losses of $639,000 for the year ended December 31, 2006. In addition, we experienced a decline in net interest income to $11.7 million for the year ended December 31, 2007 compared to $15.7 million for the year ended December 31, 2006 due to net interest margin compression associated with a higher cost of deposits as well as increased foregone interest income resulting from non-accrual loans. Non-interest expense was $19.5 million for the year ended December 31, 2007, compared to $12.5 million for the year ended December 31, 2006, primarily as a result of expenses incurred from the workout process of our non-performing assets and charges associated with the termination of our former Chief Executive Officer.

See “Risk Factors—Risks related to our business—We experienced an operating loss during the year ended December 31, 2007 and we may not return to profitability” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a further discussion of our recent financial performance.

Business Strategy

Our business strategy is to take the measures required in the draft enforcement orders we received from the Office of Thrift Supervision while building a profitable, well capitalized, full-service community bank with operations in Central Florida. We intend to focus on providing excellent customer service, expanding our product offerings, originating quality loans in our market area, and increasing the amount of deposits we receive from our local markets. The following are highlights of our business strategy:

New executive management team members. To execute on our strategy, we have made significant changes to our executive management team over the last year and assembled a team of bankers with significant depth and breadth, including 68 years of combined experience in the banking industry. In September of 2007, we hired Dennis T. Ward, our President and Chief Executive Officer, to provide the leadership to implement our revitalized business plan. In the last year, we also hired our Executive Vice President and Senior Loan Officer, Mark E. McRae, and our Senior Vice President and Chief Credit Officer, Lindsay Sandham.

Build core relationships with customers and enhance our sales culture. The primary goal of our management team is to build core relationships and better utilize our existing franchise to generate future growth when economic conditions improve. During 2007, we hired a new sales manager for our branch offices, implemented new training procedures for our staff and focused our efforts on developing a broader range of financial products, in order to establish a framework for an enhanced business and sales culture that will better enable us to serve our customers.

Increase loan originations in local markets with better credit underwriting standards while remaining focused on the effective management of non-performing assets. We believe that our renewed focus on in-market retail and small business loan originations, coupled with our recently strengthened underwriting policies and procedures, will help us originate higher-quality loans with favorable risk-adjusted returns. In light of current market conditions in Florida, we have spent considerable effort and resources on the early identification and quantification of potential problem assets. Our new management team is working aggressively toward resolving our non-performing loans and has established a team experienced in resolving problem assets and managing the workout process to minimize net charge-offs, including the recent hiring of an experienced loan workout specialist who will focus full time on the workout and resolution of non-performing and classified assets.

Decrease reliance on wholesale funding sources. Historically, we have relied significantly on brokered deposits and Federal Home Loan Bank advances in order to fund our loan portfolio. Given our current financial condition, the availability of funding sources is constrained in that we cannot renew, replace or accept brokered deposits without prior regulatory approval, and we cannot access additional advances or renew existing advances from the Federal Home Loan Bank. We are focused on replacing these more expensive and volatile funding options by leveraging our existing network of 11 branches to increase core deposits and lower cost transaction accounts.

In addition to our short-term objectives of resolving problem assets, and improving our liquidity and capital designation, our long-term goal is to transition our asset and liability mix to that of a traditional community bank. We believe that eliminating purchases of pooled residential real estate loans along with reducing our portfolio of large land acquisition, development and residential loans in favor of smaller commercial business loans, while establishing a lower cost deposit base through a strong retail banking franchise, will be critical to our ability to implement our long-term strategy.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.”

Our Dividend Policy

We discontinued paying cash dividends on our shares of common stock during the quarter ended September 30, 2007. Currently, we have no plans to resume the payment of cash dividends on our shares of common stock, and we are subject to Office of Thrift Supervision restrictions on our ability to pay dividends.

See “Selected Consolidated Financial and Other Data” and “Market for the Common Stock and Dividend Information” for information regarding our historical dividend payments.

The Rights Offering

Securities Offered	We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on the record date, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.

Subscription Price	$[offering price] per share.

Record Date	5:00 p.m., Eastern Time, on May 6, 2008.

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on [expiration date]. We may extend the rights offering without notice to you to [extension date].

Use of Proceeds	We expect the aggregate net proceeds from the stock offerings to be between $ million and $ million. We intend to use the proceeds of the stock offerings to invest in Federal Trust Bank to improve its regulatory capital position, pay dividends on trust preferred securities, repay debt and for general corporate purposes.

Basic Subscription Privilege	The basic subscription privilege of each subscription right will entitle you to purchase [subscription ratio] shares of our common stock at a subscription price of $[offering price] per share; however, fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. The number of rights you may exercise appears on your rights certificate.

Over-Subscription Privilege	In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription privileges. You may subscribe for shares of common stock pursuant to your over-subscription privilege, subject to the purchase and ownership limits described below under the heading “Limitations on the Purchase of Shares.”

Limitations on the Purchase of Shares

A person, together with certain related persons, may not purchase more than $             (             shares) of our common stock, and a person, together with certain related persons, may not own more than              shares of our common stock as a result of purchases in the rights offering. See “The Rights Offering—Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering.”

In addition, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any shareholder or standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of the [expiration date], such clearance or approval has not been obtained and/or any applicable waiting period has not expired.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on American Stock Exchange or on any stock exchange or market.

No Board Recommendation	Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Standby Purchase Agreements	In connection with the rights offering, we have entered into standby purchase agreements with certain institutional investors and high net worth individuals. Subject to certain conditions, the standby purchase agreements obligate us to sell, and require the standby purchasers to purchase from us, up to [standby maximum] shares of common stock, and further obligate us to issue to the standby purchasers up to [warrant maximum] warrants to purchase shares of common stock. The number of shares available for sale to the standby purchasers and the number of warrants to be issued to the standby purchasers will depend on the number of shares subscribed for in the rights offering. However, in no event will we issue fewer than [standby minimum] shares and warrant minimum] warrants to the standby purchasers. The price per share paid by the standby purchasers for such common stock and the exercise price of the warrants will be equal to the subscription price paid by our shareholders in the rights offering. Subject to receipt of regulatory approval, we have also agreed to provide two of the standby purchasers the right to select two candidates each for appointment to the boards of directors of Federal Trust Corporation and Federal Trust Bank. We have also agreed to pay two of the standby purchasers for their reimbursable expenses.

Standby Purchasers	Our standby purchasers are .

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $[offering price] per share.

Minimum Offering	The offering is conditioned upon the receipt of minimum offering proceeds of [standby maximum]. We believe, however, that this condition will be satisfied as a result of the commitments made by the standby purchasers under the standby purchase agreements.

Purchase Intentions of Our Directors and Officers	Our directors and executive officers as a group have indicated their intention to exercise rights to purchase, in the aggregate, approximately $ of our common stock in the offering.

Material U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances.

Extension and Cancellation	Although we do not presently intend to do so, we have the option to extend the rights offering expiration date, but in no event will we extend the rights offering beyond [extension date]. Our Board of Directors may cancel the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Procedures for Exercising Rights

To exercise your subscription rights, you must take the following steps:

•     If you hold a Federal Trust Corporation stock certificate, you may deliver payment and a properly completed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on [Expiration Date]. You may deliver the documents and payment by hand delivery, U.S. mail or courier service. If U.S. mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•     If you are a beneficial owner of shares that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. You should instruct your custodian bank, broker, dealer or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on [expiration date].

Subscription Agent	Registrar and Transfer Company.

Financial Advisor and Information Agent	Stifel, Nicolaus & Company, Incorporated is acting as our financial advisor and marketing and information agent in connection with the stock offerings. We have agreed to pay certain fees to, and expenses of, Stifel, Nicolaus & Company, Incorporated.

Shares Outstanding Before the Rights Offering	shares of our common stock were outstanding as of May 6, 2008.

Shares Outstanding After Completion of the Rights Offering	Assuming no options are exercised prior to the expiration of the rights offering and, assuming all shares are sold in the rights offering and to standby purchasers, we expect approximately shares of our common stock will be outstanding immediately after completion of the rights offering and the closing of the transactions contemplated by the standby purchase agreements.

American Stock Exchange Symbol	Shares of our common stock are currently listed for trading on the American Stock Exchange under the symbol “FDT.”

Risk Factors

Before you exercise your subscription rights to purchase shares of our common stock, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors” beginning on page 17 of this prospectus, and the risks that we have highlighted in other sections of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to exercise your subscription rights to purchase shares of our common stock.

RISK FACTORS

An investment in our shares of common stock involves a number of risks. You should consider carefully the risks described below in evaluating an investment in the shares of common stock. If any of the events in the following risks actually occurs, or if additional risks and uncertainties not presently known to us or that we believe are immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price of our shares of common stock could decline due to any of the events described in these risks.

Risks Related to Our Business

We have stipulated to cease and desist orders with the Office of Thrift Supervision. These orders will significantly restrict our operations. The failure to comply with these orders can result in significant penalties.

The Office of Thrift Supervision recently concluded examinations of the operations of Federal Trust Corporation and Federal Trust Bank. The Office of Thrift Supervision noted weaknesses and failures relating primarily to our real estate lending practices and asset quality, and their effect on our capital and earnings. We have taken action and implemented procedures that management believes will address the weaknesses identified by the Office of Thrift Supervision. However, the Office of Thrift Supervision has presented cease and desist orders to Federal Trust Corporation and Federal Trust Bank, which are designed to ensure that the weaknesses noted in the recently concluded examinations are properly addressed. We have negotiated the terms of these enforcement orders with the Office of Thrift Supervision. The orders provide that:

•

we will submit for review and approval by the Office of Thrift Supervision a capital plan to raise additional capital for Federal Trust Bank or, if the additional capital cannot be raised, to seek a merger or acquisition partner;

•

Federal Trust Bank will submit for review and approval or non-objection by the Office of Thrift Supervision a detailed business plan to strengthen and improve Federal Trust Bank’s operations, earnings, liquidity and capital;

•	Federal Trust Bank will be required to submit quarterly reports to the Office of Thrift Supervision regarding compliance with the business plan;

•

Until the Office of Thrift Supervision has approved or provided its non-objection to Federal Trust Bank’s business plan, Federal Trust Bank will not be permitted to increase its current levels of construction loans, acquisition and development loans, non-residential permanent mortgage loans, land loans and certain other loans without the prior approval of the Office of Thrift Supervision;

•

Until the Office of Thrift Supervision has approved or provided its non-objection to Federal Trust Bank’s business plan, Federal Trust Bank will not be permitted to increase its total assets during any quarter in excess of an amount equal to the net interest credited on deposit liabilities during the quarter without the prior approval of the Office of Thrift Supervision;

•

Federal Trust Bank will be required to submit for review and approval or non-objection by the Office of Thrift Supervision an asset review program that will (i) strengthen and ensure the timely identification and proper classification of problem assets, (ii) ensure adequate and proper levels of the Allowance for Loan and Lease Losses, and (iii) establish individualized resolution plans for problem assets;

•	Federal Trust Bank will not be permitted to declare a dividend without the prior written approval of the Office of Thrift Supervision;

•	Federal Trust Bank will revise its legal lending limit policies and procedures to ensure compliance with applicable law and devise an action plan to correct any legal lending limit violations;

•

Federal Trust Bank will not be permitted to enter into, renew or modify any agreements with us or enter into affiliated transactions with us, without prior approval of the Office of Thrift Supervision;

•

Federal Trust Bank will not be permitted to enter into any third-party contracts for services outside the normal course of business without prior review and approval of the Office of Thrift Supervision;

•	the Board of Directors of Federal Trust Bank will submit a plan to strengthen the Board of Directors’ oversight of management and Federal Trust Bank’s operations;

•

the Board of Directors of Federal Trust Bank will conduct a review of Federal Trust Bank’s lending functions and assess the qualifications, experience and proficiency of Federal Trust Bank’s management and lending staff; and

•

the Board of Directors of Federal Trust Bank will establish a committee comprised of non-employee directors to monitor and coordinate Federal Trust Bank’s compliance with the provisions of the enforcement order.

In the event we are in material non-compliance with the terms of such cease and desist orders, the Office of Thrift Supervision has the authority to subject us to the terms of a more restrictive enforcement order, to impose civil money penalties on us and our directors and officers, and to remove directors and officers from their positions with Federal Trust Corporation and Federal Trust Bank.

The Office of Thrift Supervision has placed additional restrictions on our operations.

On April 25, 2008, Federal Trust Corporation and Federal Trust Bank were notified by the Office of Thrift Supervision that the following regulatory and supervisory restrictions apply to Federal Trust Corporation and Federal Trust Bank, some of which restrictions are similar to those included in the cease and desist orders:

•	Federal Trust Corporation and Federal Trust Bank are not eligible to have applications or notices processed by the Office of Thrift Supervision on an expedited basis;

•	Federal Trust Corporation and Federal Trust Bank are required to provide prior notice to the Office of Thrift Supervision for additions or changes to directors or senior executive officers;

•	All employment contracts or compensation arrangements, including severance payments, to directors and senior executive officers are subject to prior review by the Office of Thrift Supervision;

•

The ability of Federal Trust Corporation and Federal Trust Bank to make any compensatory payments to any person previously affiliated with Federal Trust Corporation or Federal Trust Bank following such person’s termination of employment is restricted by applicable federal regulation; and

•	Federal Trust Bank’s growth is restricted in that it may not increase its assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities.

In addition, the Office of Thrift Supervision has placed the following restrictions on Federal Trust Corporation and Federal Trust Bank, some of which restrictions are similar to those included in the cease and desist orders:

•

Federal Trust Bank may not pay any dividends or make any form of capital distribution without the prior written approval of the Office of Thrift Supervision and Federal Trust Corporation may not request or accept any dividend or any form of capital distribution from Federal Trust Bank without the prior written approval of the Office of Thrift Supervision;

•

Federal Trust Corporation may not declare or pay any dividend without the prior written approval of the Office of Thrift Supervision, and Federal Trust Corporation must request Office of Thrift Supervision approval for the payment of a dividend in writing at least 30 calendar days prior to the proposed dividend declaration date;

•	Federal Trust Corporation may not issue any debt securities or otherwise incur any additional debt without the prior written approval of the Office of Thrift Supervision; and

•

Federal Trust Corporation may not make any payments of any kind, or in any form, to any person or entity in an amount exceeding $5,000 in any calendar month without the prior written approval of the Office of Thrift Supervision.

Federal Trust Corporation has requested Office of Thrift Supervision approval to pay fees and expenses in connection with the stock offerings, and anticipates receiving such approval prior to the commencement of the stock offerings.

An inability to improve our regulatory capital position could adversely affect our operations.

At December 31, 2007, Federal Trust Bank was classified as “adequately capitalized,” and not “well capitalized.” This further restricts our operations beyond restrictions that we expect to be imposed by the cease and desist orders. As a result of our capital levels: (i) our loans to one borrower limit has been reduced, which affects the size of the loans that we can originate and also requires us to sell, participate, or refuse to renew loans that exceed our lower loans to one borrower limit, both of which could negatively impact our earnings; (ii) we cannot renew or accept brokered deposits without prior regulatory approval; (iii) we must obtain prior regulatory approval to undertake any branch expansion activities; and (iv) we will pay higher insurance premiums to the Federal Deposit Insurance Corporation, which will reduce earnings. To mitigate or resolve these restrictions, we are attempting to raise additional capital through the stock offerings and reduce the amount of Federal Trust Bank’s assets to improve our capital ratios to satisfy the “well capitalized” requirements. There is no assurance at this time, however, that we will be able to raise additional capital or reduce Federal Trust Bank’s assets on favorable terms.

A deterioration of our current non-performing loans or an increase in the number of non-performing loans will continue to have an adverse effect on our operations.

Weakening economic conditions in the residential real estate sector have adversely affected, and may continue to adversely affect, our loan portfolio. Our ratio of non-performing assets to total assets increased significantly in 2007 to 6.9% at year end from 1.7% at December 31, 2006. If loans that are currently non-performing further deteriorate or loans that are currently performing become non-performing loans, we may need to increase our allowance for loan losses. Such an increase would have an adverse impact on our financial condition and results of operations.

We may experience increased costs of liquidity in future periods as a result of our current financial condition.

In recent periods, we have experienced an increase in non-performing assets, an increase in our allowance for loan losses and an increase in competition in our primary market area, as well as a decrease in interest rates. As a result of our recent financial condition, the Federal Home Loan Bank of Atlanta has decided not to provide us additional advances. Additionally, as a result of Federal Trust Bank being considered “adequately capitalized,” we may not accept brokered deposits without prior regulatory approval. Collectively, these factors reduce our liquidity and require us to seek alternative sources of liquidity to fund our operations and, in particular, the origination of new loans, the support of our continued growth and other strategic initiatives. Historically, we have had access to a number of alternative sources of liquidity, but given our financial performance and the recent downturn in the credit and liquidity markets, there is no assurance that we will have access to funding sources or whether terms will be favorable to us. If our funding costs increase, this will impede our growth and will have an adverse effect on our business, financial condition and results of operations.

Our business is subject to the success of the local economies where we operate.

Our success depends significantly upon the growth in population, income levels, deposits and housing starts in our primary market area of Orange, Seminole, Volusia, Lake, Flagler and Osceola Counties and throughout Florida. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may not succeed. We are currently experiencing adverse economic conditions in some of our market areas, which affects the ability of our customers to repay their loans to us and could negatively affect our financial condition and results of operations. We are less able than larger institutions to spread the risks of unfavorable local economic conditions across a large number of diversified economies and are thus disproportionately impacted. Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our primary market areas if they do materialize in the future.

The market value of the real estate securing our loans as collateral has been adversely affected by the slowing economy and unfavorable changes in economic conditions in our market areas, and may be further adversely affected in the future. As of December 31, 2007, approximately 97.3% of our loans receivable were secured by real estate. Real estate values and real estate markets are generally affected by, among other things, changes in national, regional or local economic conditions; fluctuations in interest rates and the availability of loans to potential purchasers; changes in the tax laws and other governmental statutes, regulations and policies; and acts of nature. If real estate prices decline in any of our markets, the value of the real estate collateral securing our loans could be reduced, which could ultimately lead to an increase in loan losses. Any sustained period of increased payment delinquencies, foreclosures or losses caused by the adverse market and economic conditions, including a continued downturn in the real estate values in our markets will adversely affect the ultimate collectability of our loans and also affect our revenues, results of operations and financial condition.

We experienced an operating loss during the year ended December 31, 2007 and we may not return to profitability in the future.

We experienced a net loss of $14.2 million for the year ended December 31, 2007. The loss for the year ended December 31, 2007 was caused primarily by a significant increase in non-performing assets, which necessitated a provision for loan losses of $16.4 million, compared to a provision of $639,000 for the year ended December 31, 2006. We charged off $7.6 million of loans during 2007 (compared to $39,000 during 2006), and non-accrual loans (generally loans 90 days or more past due in principal or interest payments) increased to $38.2 million, or 6.4% of total loans at December 31, 2007, compared to $12.0 million, or 1.9% of total loans at December 31, 2006. In addition, we experienced a decline in net interest income to $11.7 million for the year ended December 31, 2007 compared to $15.7 million for the year ended December 31, 2006, and we had non-interest expense of $19.5 million for the year ended December 31, 2007, compared to $12.5 million for the year ended December 31, 2006. Non-interest expense for 2007 included a $2.9 million charge for the severance and retirement obligation related to the termination of our former Chief Executive Officer, which included $1.1 million to be paid pursuant to the termination of his employment agreement and $1.8 million pursuant to his supplemental retirement plan. We cannot assure you that we will generate net income or achieve profitability in the future.

Future economic growth in our Florida market area is likely to be slower compared to previous years.

The State of Florida’s population growth has historically exceeded national averages. Consequently, the state has experienced substantial growth in population, new business formation and public works spending. Due to the moderation of economic growth and migration into our market area and the downturn in the real estate market, management believes that growth in our market area will be restrained in the near term. Growth in our mortgage loan portfolio has been adversely affected by a slowing in residential real estate sales activity in our markets. Specifically, in 2007, the inventory of homes for sale in our market area has increased to nearly a three-year supply. A decrease in existing and new home sales decreases lending opportunities and negatively affects our income. Our customers who are builders and developers face greater difficulty in selling their homes in markets where these trends are more pronounced. Consequently, we are facing a sharp increase in delinquencies and non-performing assets as these builders and developers are forced to default on their loans with us. We do not anticipate that the housing market will improve in the near-term, and accordingly, this could lead to additional valuation adjustments on our loan portfolios and real estate owned as we continue to reassess the market value of our loan portfolio, the losses associated with the loans in default and the net realizable value of real estate owned.

We expect to grant stock options and/or adopt additional stock-based benefit plans after the stock offering, which would increase our costs and reduce our income. Such awards may also dilute your ownership interest.

Following the completion of the stock offerings, we expect to grant stock options to purchase shares of our common stock to our executive officers and employees. Under existing stock options plans, we have authority to grant up to 427,301 stock options to our executive officers and employees. In addition, in the future, we may adopt one or more new stock-based benefit plans under which our directors, executive officers and employees would be eligible to receive shares of common stock and/or stock options.

Public companies must expense the grant-date fair value of stock awards and stock options. In addition, if such awards or options are considered variable in nature, public companies must revalue their estimated compensation costs at each subsequent reporting period and may be required to recognize additional compensation expense at these dates. When we record an expense for the grant of stock options and other stock awards using the fair value method as described in applicable accounting rules, we may incur significant compensation and benefits expense.

Awards under stock-based benefit plans will be funded through either open market purchases of common stock or from the issuance of authorized but unissued shares of common stock. Shareholders would experience a reduction in ownership interest in the event newly issued shares are used to fund stock options or awards of common stock.

We may not be able to continue to support the realization of our deferred tax asset.

We calculate income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes” which requires the use of the asset and liability method. In accordance with SFAS No. 109, we regularly assess available positive and negative evidence to determine whether it is more likely than not that our deferred tax asset balances will be recovered from reversals of deferred tax liabilities, potential utilization of net operating loss carrybacks, tax planning strategies and future taxable income. At December 31, 2007, our deferred tax asset was $8.0 million, for which we have not established a valuation allowance. We recognized the deferred tax asset because management believes, based on detailed financial projections, that it is more likely than not, we will have sufficient future earnings to utilize this asset to offset future income tax liabilities. Realization of a deferred tax asset requires us to apply significant judgment and is inherently speculative because it requires the future occurrence of circumstances that cannot be predicted with certainty. We cannot assure you that we will achieve sufficient future taxable income as the basis for the ultimate realization of our deferred tax asset and therefore we may have to establish a full or partial valuation allowance at some point in the future. If we determine that a valuation allowance is necessary, this would require us to incur a charge to earnings that would adversely affect our capital position and cause significant deterioration to our regulatory capital ratios. At December 31, 2007, we had $4.7 million of allowable deferred tax assets for regulatory capital purposes, which is the amount that is expected to be recovered based on a two-year net operating loss carryback calculation. There is no assurance that we will be able to continue to recognize any or all of the deferred tax asset for regulatory capital purposes.

We make and hold in our portfolio a significant number of land acquisition, development and construction loans, which are considered to have greater credit risk than other types of loans typically made by financial institutions.

We offer land acquisition, development and construction loans for builders and developers. As of December 31, 2007, approximately $73.8 million, or 12.4%, of our gross loan portfolio represented loans for which the related property is neither presold nor preleased. The majority of these loans are for residential developments. These land acquisition, development and construction loans are considered more risky than other types of residential mortgage loans. The primary credit risks associated with land acquisition, development and construction lending are underwriting, project risks and market risks. Project risks include cost overruns, borrower credit risk, project completion risk, general contractor credit risk, and environmental and other hazard risks. Market risks are risks associated with the sale of the completed residential units. They include affordability risk, which means the risk of affordability of financing by borrowers, product design risk, and risks posed by competing projects. While we believe we have established adequate reserves on our financial statements to cover the credit risk of our land acquisition, development and construction loan portfolio, there can be no assurance that losses will not exceed our reserves, which could adversely impact our future earnings.

Our allowance for loan losses may not be sufficient to absorb losses from loan defaults, which could have a material adverse effect on our business.

Our success depends to a significant extent upon the quality of our assets, particularly loans. In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan.

Our loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. As a result, we may experience significant loan losses, which could have a material adverse effect on our operating results. Management makes various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We maintain an allowance for loan losses in an attempt to cover any loan losses that may occur. In determining the size of the allowance, we primarily base our evaluation on a review of our loan portfolio and the known risks contained in the loan portfolio, composition and growth of the loan portfolio, Florida real estate values and economic factors. However, the determination of an appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions.

If our assumptions are wrong, our current allowance may not be sufficient to cover future loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Significant additions to our allowance would materially decrease our net income. As a result of a difficult real estate market, we increased our provision for loan losses to $16.4 million for the year ended December 31, 2007, from $639,000 for the year ended December 31, 2006. We can make no assurance that our allowance will be adequate to cover future loan losses given current and future market conditions. In addition, our regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies would have a negative effect on our operating results.

Our net interest income could be negatively affected by the Federal Reserve’s recent interest rate adjustments, as well as by competition in our primary market area.

As a financial institution, our earnings and cash flows are significantly dependent upon our net interest income, which is the difference between the interest income that we earn on interest-earning assets, such as loans and investment securities, and the interest expense that we pay on interest-bearing liabilities, such as deposits and borrowings. Therefore, any change in general market interest rates, including changes resulting from changes in the Federal Reserve’s fiscal and monetary policies, affects us more than non-financial institutions and could influence not only the interest we receive on loans and investment securities and the interest we pay on deposits and borrowings, but also (1) our ability to originate loans and obtain deposits, (2) the fair value of our financial assets and liabilities, and (3) the average duration of our assets and liabilities. If the interest rates on deposits and other borrowings increase at a faster rate than the interest rates on our loans and other investments, our net interest income, and therefore earnings, would be adversely affected. Earnings could also be adversely affected if the interest rates on our loans and other investments fall more quickly than the interest rates on deposits and other borrowings.

In response to the dramatic deterioration of the subprime, mortgage, credit and liquidity markets, the Federal Reserve recently has taken action on six occasions to reduce interest rates by a total of 300 basis points since September 2007, and may reduce rates again, which likely will reduce our net interest income for 2008. Any reduction in our net interest income would negatively affect our business, financial condition, liquidity, operating results, cash flows and/or the price of our securities.

Our ability to service our debt depends on capital distributions from Federal Trust Bank, which are subject to regulatory restrictions.

Federal Trust Corporation is a savings and loan holding company and relies upon dividends from Federal Trust Bank to fund a significant portion of its operations. We use dividends from Federal Trust Bank to service our debt obligations, and our ability to service our debt is further subject to restrictions under our indentures and loan covenants. Federal Trust Bank’s ability to pay dividends or make other capital distributions to Federal Trust Corporation is subject to the regulatory authority of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Because of Federal Trust Bank’s operating losses for the year ended December 31, 2007, and because of additional operating restrictions that the Office of Thrift Supervision has placed on Federal Trust Bank and Federal Trust Corporation, Federal Trust Bank cannot pay dividends to Federal Trust Corporation without prior regulatory approval.

Our business may suffer if we lose key employees.

Our success is largely dependent on the personal contacts of our officers and employees in our market areas. If we lose key employees, temporarily or permanently, our business could be negatively impacted. In particular, our business would be adversely affected if our key employees went to work for our competitors. Our future success depends on the continued contributions of our existing senior management personnel, including: our Chief Executive Officer and President, Dennis T. Ward; Executive Vice President and Chief Financial Officer, Gregory E. Smith; Executive Vice President and Senior Loan Officer, Mark E. McRae; Executive Vice President, Branch Administration, Jennifer B. Brodnax; and Senior Vice President and Chief Credit Officer, Lindsay Sandham. We have entered into severance agreements with Messrs. Ward, Smith and McRae and Ms. Brodnax, which contain non-competition provisions to help alleviate some of this risk.

We are subject to extensive regulation that could limit or restrict our activities.

As a unitary savings and loan holding company, Federal Trust Corporation is regulated primarily by the Office of Thrift Supervision. Our current subsidiaries are regulated primarily by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Florida Office of Finance Regulation. We operate in a highly regulated industry and are subject to examination, supervision and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, incurring debt, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.

Our business also is subject to laws, rules and regulations regarding the disclosure of non-public information about our customers to non-affiliated third parties. Our operations on the Internet are not currently subject to direct regulation by any government agency in the United States beyond regulations applicable to businesses generally. A number of legislative and regulatory proposals currently under consideration by the federal, state and local governmental organizations may lead to laws or regulations concerning various aspects of our business on the Internet, including: user privacy, taxation, content, access charges, liability for third-party activities and jurisdiction. The adoption of new laws or a change in the application of existing laws may decrease the use of the Internet, increase our costs or otherwise adversely affect our business.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Additionally, we cannot predict the effect of any legislation that may be passed at the state or federal level in response to the recent deterioration of the subprime, mortgage, credit and liquidity markets. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

Our financial condition and results of operations are reported in accordance with GAAP. While not affecting economic results, future changes in accounting principles issued by the Financial Accounting Standards Board could affect our earnings as reported under GAAP. As a public company, we are also subject to the corporate governance standards set forth in the Sarbanes-Oxley Act of 2002, as well as applicable rules and regulations promulgated by the Securities and Exchange Commission and the American Stock Exchange. Complying with these standards, rules and regulations may impose administrative costs and burdens on us.

Additionally, political conditions could impact our earnings. Acts or threats of war or terrorism, as well as actions taken by the United States or other governments in response to such acts or threats, could impact the business and economic conditions in which we operate.

Competition from financial institutions and other financial service providers may adversely affect our asset growth and profitability.

Our primary market area is the urban areas of Orange, Seminole, Volusia, Lake, Flagler and Osceola Counties. The banking business in these areas is highly competitive and we experience competition from many other financial institutions. Our subsidiaries Federal Trust Bank and Federal Trust Mortgage Company experience competition in both lending and attracting funds from other banks, savings institutions, and non-bank financial institutions located within our market area, many of which are significantly larger institutions. Non-bank institutions competing for deposits and deposit type accounts include mortgage bankers and brokers, finance companies, credit unions, securities firms, money market funds, life insurance companies and mutual funds. For loans, we encounter competition from other banks, savings associations, finance companies, mortgage bankers and brokers, insurance companies, small loan and credit card companies, credit unions, pension trusts and securities firms.

We compete with these institutions both in attracting deposits and in making loans. In addition, to maintain or increase our customer base, we have to attract new customers from other existing financial institutions and from new residents entering our market area. Many of our competitors are well-established, larger financial institutions. While we believe we can and do successfully compete with these other financial institutions in our primary markets, we may face a competitive disadvantage as a result of our smaller size, lack of geographic diversification and inability to spread our marketing costs across a broader market. Although we compete by concentrating our marketing efforts in our primary markets with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, we can give no assurance that this strategy will be successful.

We rely on other companies to provide key components of our business infrastructure and failures in this infrastructure could interrupt our operations or increase the cost of doing business.

Third parties provide key components of our business infrastructure such as banking services, processing, Internet connections and network access. Any disruption in such services provided by these third parties to handle current or higher volumes of use could adversely affect our ability to deliver products and services to clients and otherwise to conduct business. Technological or financial difficulties of a third party service provider could adversely affect our business to the extent those difficulties result in the interruption or discontinuation of services provided by that party. We may not be insured against all types of losses as a result of third party failures and our insurance coverage may be inadequate to cover all losses resulting from system failures or other disruptions. Failures in our business infrastructure could interrupt our operations or increase the cost of doing business.

Federal Trust Corporation and its subsidiaries operate in an environment highly regulated by state and federal government; changes in banking laws and regulations could have a negative effect on our business.

As a unitary savings and loan holding company, Federal Trust Corporation is regulated primarily by the Office of Thrift Supervision. Our current subsidiaries are regulated primarily by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Florida Office of Finance Regulation. Federal and various state laws and regulations govern numerous aspects of our operations and the operations of our subsidiaries, including:

•	Adequate capital and financial condition;

•	Permissible types and amounts of extensions of credit and investments;

•	Permissible non-banking activities; and

•	Restrictions on dividend payments.

Such laws, regulations and supervision govern the activities in which companies may engage and are intended primarily for the protection of the federal deposit insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on operations, the classification of assets and the adequacy of a financial institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material effect on us.

These laws, rules and regulations are frequently changed by legislative and regulatory authorities. There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.

We may face risks with respect to future expansion and mergers or acquisitions.

As a part of our strategy, in the future, we may seek to increase the size of our franchise through branch expansion and growth, and by aggressively pursuing business development opportunities. We may also consider and enter into new lines of business or offer new products or services. We also may receive future inquiries and have discussions with financial institutions that are interested in acquiring us. Acquisitions and mergers involve a number of risks, including:

•	the time and costs associated with identifying and evaluating potential merger and acquisition partners;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution may not be accurate;

•

the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	our ability to finance an acquisition and possible dilution to our existing shareholders;

•	the diversion of our management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	entry into new markets where we lack experience;

•	the introduction of new products and services into our business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on our results of operations; and

•	the risk of loss of key employees and customers.

To carry out some of our expansion plans, we would be required to obtain permission from the Office of Thrift Supervision. Application for the acquisition of existing thrifts and banks are submitted to the federal and state bank regulatory agencies for their approval. The future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict our expansion plans, as well as those of our subsidiaries, which could limit our ability to increase revenue.

Additionally, we may incur substantial costs to expand, and we can give no assurance that such expansion will result in the levels of profits we seek. There can be no assurance that, integration efforts for any future mergers or acquisitions will be successful. Also, we may issue equity securities, including common stock and securities convertible into shares of our common stock in connection with future acquisitions, which could cause ownership and economic dilution to our current shareholders. There is no assurance that, following any future merger or acquisition, our integration efforts will be successful or that our company, after giving effect to the acquisition, will achieve financial performance comparable to or better than our historical experience.

Future sales of our common stock could further depress the price of our common stock.

Sales of a substantial number of shares of our common stock in the public market by our shareholders, or the perception that such sales are likely to occur, could cause the market price of our common stock to decline.

Various factors may make takeover attempts more difficult to achieve.

Provisions of our articles of incorporation and bylaws, federal law and regulations, Florida law and various other factors may make it more difficult for companies or persons to acquire control of Federal Trust Corporation without the consent of our Board of Directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. Factors that may discourage takeover attempts or make them more difficult include:

•

Florida statutes that restrict voting rights of shareholders who acquire certain amounts of our shares of common stock, that restrict transactions with certain shareholders and that allow a company to not require cumulative voting in the election of directors;

•	Provisions in our Articles of Incorporation that provide for staggered terms for our Board of Directors and that restrict transactions with certain shareholders;

•	Provisions in our Bylaws regarding the timing and content of shareholder proposals and nominations and qualification for service on the Board of Directors; and

•	Federal law and regulations that restrict the acquisition of control of a federal savings institution without prior written approval or non-objection from the Office of Thrift Supervision.

See “Restrictions on the Acquisition of Federal Trust Corporation” for a complete discussion of the applicable restrictions on our ability to be acquired.

Risks Related to the Rights Offering

The future price of the shares of common stock may be less than the $[offering price] purchase price per share in the rights offering.

If you exercise your subscription rights to purchase shares of common stock in the rights offering, you may not able to sell them later at or above the $[offering price] purchase price in the rights offering. The actual market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.

Once you exercise your subscription rights, you may not revoke them. If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is traded on the American Stock Exchange under the ticker symbol “FDT,” and the last reported sales price of our common stock on the American Stock Exchange on             , 2008 was $             per share. We cannot assure you that the market price of our shares of common stock will not decline after you exercise your subscription rights. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

Our Board of Directors may request a fairness opinion from our financial advisor in determining the subscription price, but has not done so as of the date of this prospectus. In determining the subscription price, the Board of Directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital, negotiations with standby purchasers, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Board of Directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status. The per share subscription price is not necessarily related to our book value, net worth or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the subscription price.

The stock offerings may reduce your percentage ownership in Federal Trust Corporation.

Even if our current shareholders fully exercise their basic subscription rights, they will experience dilution to their percentage ownership of our outstanding shares of common stock as a result of the stock offerings. In addition, current shareholders who do not exercise a certain level of over-subscription rights, will experience dilution as a result of the sale of shares to standby purchasers, and may experience further dilution as a result of the issuance of warrants to the standby purchasers. Standby purchasers will be able to purchase additional shares of our common stock beyond those shares issuable upon exercise of the subscription rights. We are obligated to sell additional shares and warrants to the standby purchasers because the standby purchasers have a right to purchase [standby minimum] shares and receive [warrant minimum] warrants, even if we issue all of the shares issuable upon exercise of the basic subscription privilege and the over-subscription privilege.

After the consummation of the rights offering and the sale of additional shares of common stock to the standby purchasers, a significant amount of our common stock will be concentrated in the hands of a few of our shareholders. Your interests may not be the same as the interests of these shareholders.

Upon the completion of the rights offering and the sale of additional shares of common stock to the standby purchasers, if only the standby purchasers exercised their subscription rights, the standby purchasers would collectively own approximately     % of our common stock, and have warrants to exercise an additional     % of our common stock. As a result, if the standby purchasers and their respective affiliates were to elect to act together, they would have the ability to exercise control over matters generally requiring shareholder approval. These matters include the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations or sales of all or substantially all of our assets. Your interests as a holder of the common stock may differ from the interests of the standby purchasers and their affiliates.

You may not revoke your exercise of rights; we may terminate the rights offering.

Once you have exercised your subscription rights, you may not revoke your exercise even if you learn information about us that you consider to be unfavorable. We may terminate the rights offering at our discretion, including without limitation if we fail to sell at least [standby maximum] shares and raise at least $             in the stock offerings. However, we believe that we will raise at least such amount due to our arrangements with the standby purchasers. If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest or penalty.

We currently do not have enough authorized shares of common stock to complete the rights offering.

Our Articles of Incorporation currently authorize us to issue 15,000,000 shares of common stock, which is less than the sum of our current outstanding shares plus the shares we are offering for issuance upon the exercise of subscription rights and the sales to standby purchasers in the stock offerings. At our 2008 Annual Meeting of Shareholders, which is scheduled to be held June 16, 2008, we are submitting to shareholders a proposal to amend the Articles of Incorporation. If this proposal is not approved by shareholders, then we will not be able to complete the rights offering.

We are required to seek shareholder approval of the sale of shares to standby purchasers.

We intend to sell shares and issue warrants to standby purchasers in an aggregate amount that exceeds 20% of our currently outstanding shares of common stock. Under American Stock Exchange listing requirements, we are required to receive shareholder approval before we can consummate the sale of shares and issuance of warrants to standby purchasers in this amount. At our 2008 Annual Meeting of Shareholders, which is scheduled to be held June 16, 2008, we are submitting to shareholders a proposal to approve the issuance to standby purchasers. Because we must sell a minimum of [standby maximum] shares of common stock to complete the stock offerings, if this proposal is not approved by shareholders, then we may not be able to complete the rights offering.

You will not be able to sell the shares you buy in the rights offering until you receive your stock certificates or your account is credited with the shares of common stock.

If you purchase shares of our common stock in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after [expiration date], or such later date as to which the rights offering may be extended. If your shares are held by a custodian bank, broker, dealer or other nominee and you purchase shares of our common stock, your account with your nominee will be credited with the shares of common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the common stock issued in the rights offering will be listed for trading on the American Stock Exchange. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

Although publicly traded, our common stock has substantially less liquidity than the average liquidity for stocks listed on the American Stock Exchange.

Although our common stock is listed for trading on the American Stock Exchange our common stock has substantially less liquidity than the average liquidity for companies listed on the American Stock Exchange. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This marketplace depends on the individual decisions of investors and general economic and market conditions over which we have no control. This limited market may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common stock. For these reasons, our common stock should not be viewed as a short-term investment.

The market price of our common stock may fluctuate in the future, and this volatility may be unrelated to our performance. General market price declines or overall market swings in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

We have broad discretion in the use of proceeds of the stock offerings.

We have not designated the anticipated net proceeds of the stock offerings for specific uses. Accordingly, our management will have considerable discretion in the application of the net proceeds of this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. See “Use of Proceeds.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in demand for new housing in our market area;

•	unfavorable changes in economic conditions affecting housing markets, credit markets, real estate values or oil and gas prices, either nationally or locally;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 17.

USE OF PROCEEDS

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offerings will be until the stock offerings are completed, we estimate that the aggregate net proceeds from the stock offerings will be between $             million and $             million. Federal Trust Corporation intends to retain between $             million and $             million of the net proceeds. Approximately $             million to $             million of the net proceeds will be invested in Federal Trust Bank. The net proceeds we retain will be used to increase the capital of Federal Trust Bank and for general corporate purposes. We currently have no arrangements or understandings regarding any specific use of proceeds.

The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses will increase if shares of common stock not purchased in the rights offering are sold to standby purchasers.

MARKET FOR THE COMMON STOCK AND DIVIDEND INFORMATION

Federal Trust Corporation’s shares of common stock trade on the American Stock Exchange under the trading symbol “FDT.”

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $[offering price] price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in our common stock.

The following table sets forth the high and low trading prices for shares of our common stock and cash dividends paid per share for the periods indicated. As of May 6, 2008, there were              shares of common stock issued and outstanding.

Year Ending December 31, 2008	High	Low	Cash Dividends Paid Per Share
Second quarter (through )	$	$	$—
First quarter	2.95	1.12	—

Year Ended December 31, 2007	High	Low	Cash Dividends Paid Per Share
Fourth quarter	$5.10	$2.05	$—
Third quarter	8.25	4.30	—
Second quarter	10.10	8.10	0.04
First quarter	10.37	9.71	0.04

Year Ended December 31, 2006	High	Low	Cash Dividends Paid Per Share
Fourth quarter	$10.50	$9.77	$0.04
Third quarter	11.05	10.36	0.05
Second quarter	12.15	10.00	0.04
First quarter	12.52	9.77	0.04

On             , 2008, the most recent practicable date before the date of this prospectus, the closing price of our common stock as reported on the American Stock Exchange was $             per share. As of the close of business on May 6, 2008, Federal Trust Corporation had approximately              shareholders of record. This number does not include the number of persons or entities that hold our common stock in nominee or “street” name through various brokerage firms, banks and other nominees.

We discontinued paying cash dividends on our shares of common stock during the quarter ended September 30, 2007. Currently, we have no plans to resume the payment of cash dividends on our shares of common stock.

Under the rules of the Office of Thrift Supervision, Federal Trust Bank is not permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. The Office of Thrift Supervision has informed Federal Trust Bank that it cannot dividends to Federal Trust Corporation without first receiving regulatory approval of such payments. In addition, we expect that the cease and desist orders to be entered into with the Office of Thrift Supervision will contain a similar restriction. For information concerning additional federal and state law and regulations regarding the ability of Federal Trust Bank to make capital distributions, including the payment of dividends to Federal Trust Corporation, see “Supervision and Regulation—Federal Banking Regulation.”

The Office of Thrift Supervision has further informed Federal Trust Corporation that it cannot declare or pay any dividend without first receiving regulatory approval. Unlike Federal Trust Bank, we are not otherwise restricted by Office of Thrift Supervision regulations on the payment of dividends to our shareholders, although the source of dividends will depend on the net proceeds retained by us and earnings and dividends from Federal Trust Bank. However, we are subject to state law limitations on the payment of dividends. Florida law generally restricts a corporation from paying dividends if (ii) it would not be able to pay its debts as they become due in the usual course of business, or (ii) its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of payment of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend.

CAPITALIZATION

The following table presents our historical consolidated capitalization at December 31, 2007 and our pro forma consolidated capitalization after giving effect to the receipt of net proceeds from the stock offerings, assuming in the alternative that the minimum and maximum of the offered shares are sold. The table also sets forth the historical regulatory capital ratios of Federal Trust Bank at December 31, 2007, and the pro forma regulatory capital ratios of Federal Trust Bank, assuming the receipt by Federal Trust Bank of between $             million and $             million of net proceeds from the stock offerings ($ in thousands).

	Historical at December 31, 2007	$[offering price] Per Share Pro Forma
		[standby maximum] Shares		[total maximum] Shares
Deposits	$481,729	$		$
Federal Home Loan Bank advances	152,000
Junior subordinated debentures	5,155
Other borrowings	16

Total deposits and borrowed funds	$638,900	$		$

Shareholders’ equity:
Common stock $0.01 par value, ,000,000 shares authorized (post-shareholder approval); shares to be issued as reflected (1)(2)	94
Additional paid-in capital	44,515
Retained earnings	(3,755)
Accumulated other comprehensive loss	(728)
Less:
Unallocated ESOP shares	(440)

Total shareholders’ equity	$39,686	$		$

Total shares outstanding	9,436,305
Total shareholders’ equity as a percentage of total assets	5.75%		%		%
Regulatory capital ratios of Federal Trust Bank:
Core (leverage) capital	5.77%
Tier I risk-based capital	8.32%
Total risk-based capital	9.57%

(1)

We currently have 15,000,000 authorized shares of common stock, par value $0.01 per share. At our 2008 Annual Meeting of Shareholders, which is scheduled to be held June 16, 2008, we are submitting to shareholders a proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock to             .

(2)

The number of shares of common stock to be outstanding after the stock offerings is based on the number of shares outstanding as of              May 6, 2008 and excludes              shares of our common stock issuable upon exercise of outstanding options on such date, at a weighted average exercise price of $            , as well as the warrants to be issued to standby purchasers.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary financial information presented below is derived in part from the consolidated financial statements of Federal Trust Corporation. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 is derived in part from the audited consolidated financial statements of Federal Trust Corporation that appear in this prospectus. The information at December 31, 2005, 2004 and 2003 and for the years ended December 31, 2004 and 2003 is derived in part from audited consolidated financial statements that do not appear in this prospectus ($ in thousands, except per share amounts).

	2007	2006	2005	2004	2003
AT YEAR END:
Total assets	$690,264	$722,964	$735,416	$603,131	$468,198
Loans, net	563,234	603,917	630,827	521,331	398,401
Securities available for sale	52,449	65,558	50,080	41,172	33,615
Deposits	481,729	472,794	471,062	404,116	314,630
Federal Home Loan Bank advances	152,000	179,700	201,700	143,700	107,700
Stockholders’ equity	39,686	54,620	44,141	39,387	26,457
Book value per share	4.22	5.86	5.23	4.86	3.97
Shares outstanding (1)	9,393,919	9,319,603	8,443.105	8,101,287	6,656,739

Equity-to-assets ratio	5.75%	7.56%	6.00%	6.53%	5.65%

FOR THE YEAR ENDED:

Interest income	$42,486	$43,842	$33,977	$24,609	$20,921
Interest expense	30,797	28,114	19,336	10,851	9,750
Net interest income	11,689	15,728	14,641	13,758	11,171
Provision for loan losses	16,412	639	650	1,180	650
Net interest (loss) income after provision for loan losses	(4,723)	15,089	13,991	12,578	10,521
Other income	944	2,226	2,533	2,391	2,358
Other-than-temporary impairment	749	—	—	1,055	—
Other expenses	18,742	12,461	9,791	9,334	8,826
Net (loss) earnings	(14,163)	3,410	4,436	3,089	2,777

Basic (loss) earnings per share	(1.51)	.38	.54	.43	.42
Diluted (loss) earnings per share	(1.51)	.37	.53	.42	.41

Weighted average common shares outstanding	9,363,223	9,002,900	8,269,423	7,224,069	6,679,936

Return (loss) on average assets	(1.97)%	.46%	.66%	.59%	.64%
Return (loss) on average equity	(26.83)%	6.70%	10.70%	9.80%	10.79%
Net interest margin	1.74%	2.26%	2.30%	2.80%	2.73%
Average equity to average assets ratio	7.33%	6.92%	6.16%	6.02%	5.95%
Dividend payout ratio	—%	44.74%	24.03%	20.36%	11.81%
Allowance for loan losses as a percent of loans, net	2.42%	.84%	.71%	.74%	.70%

(1)	Net of unallocated Employee Stock Ownership Plan shares of 42,386, 31,939, 21,789 and 119,375 as of December 31, 2007, 2006, 2005 and 2004, respectively.

RECENT DEVELOPMENTS

The summary financial information presented below is derived in part from the consolidated financial statements of Federal Trust Corporation. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2007 is derived in part from the audited consolidated financial statements of Federal Trust Corporation that appear in this prospectus. The information at March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited. However, in the opinion of management of Federal Trust Corporation, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods, have been made. The selected operating data presented below for the three months ended March 31, 2008, are not necessarily indicative of the results that may be expected for the year ending December 31, 2008. ($ in thousands, except per share amounts).

	At March 31, 2008	At December 31, 2007
Total assets	$672,879	$690,264
Investment securities	41,155	52,449
Loans, net	522,551	563,234
Deposits	454,043	481,729
Shareholders’ equity	37,303	39,686
Book value per share	3.97	4.22
Non-performing assets	57,868	47,745
Allowance for loan loss	15,793	13,869
Allowance for loan loss as a percent of total loans, net of LIP	2.95%	2.42%

	Three Months Ended March 31,
	2008	2007
Interest income	$9,006	$10,719
Interest expense	6,966	7,495
Net interest income	2,040	3,224
Provision for loan losses	1,965	150
Non-interest income	648	476
Non-interest expense	4,375	3,439
Income tax benefit	(1,433)	(49)
(Loss) net earnings	(2,219)	160
(Loss) earnings per share-basic	$(.24)	$.02
(Loss) earnings per share-fully diluted	$(.24)	$.02
Average common shares outstanding - basic	9,394	9,342
Average common shares outstanding - diluted	9,394	9,440
Return on average assets	(1.28)%	0.09%
Return on average equity	(22.46)%	1.17%
Net interest margin	1.27%	1.89%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data. The information in this section has been derived from the audited consolidated financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Federal Trust Corporation provided in this prospectus.

Overview

For the year ended December 31, 2007, we had a net loss of $14.2 million, compared to net earnings of $3.4 million for 2006. On a per share basis, the net loss for 2007 was $1.51 per basic and diluted share compared to earnings of $.38 per basic and $.37 per diluted share for 2006. The primary factors contributing to the results in 2007 were higher levels of non-performing loans, which necessitated an increase in our provision for loan losses, net interest margin compression associated with a higher cost of deposits as well as foregone interest income as a result of nonaccrual loans and expenses associated with the termination of the contract of our former Chief Executive Officer.

Total assets at December 31, 2007 were $690.3 million, a decrease of $32.7 million, or 4.5%, from December 31, 2006. Net loans declined by $40.7 million, or 6.7% from December 31, 2006 to $563.2 million at December 31, 2007. Total deposits and Federal Home Loan Bank advances at December 31, 2007, were $481.7 million and $152.0 million, respectively, compared to $472.8 million and $179.7 million, respectively at the end of 2006.

Stockholders’ equity was $39.7 million at December 31, 2007, compared to $54.6 million at December 31, 2006. The book value per share declined to $4.22 at December 31, 2007, from $5.86 at December 31, 2006. We paid total cash dividends per share of $.08 per share in 2007, compared to $.17 per share in 2006.

Business Strategy

Our current business strategy is to build a profitable, well capitalized, full-service community bank with operations in Central Florida. As part of this strategy, we have focused on creating a strong community bank branch network serving our primary market area with competitive deposit and loan products. We also emphasize flexible and personalized services to individual customers and our target customer base of locally owned small-and medium-sized businesses, professional firms, non-profit companies, entrepreneurs and their business interests. Over the last several years, our branch expansion strategy has focused on markets in Central Florida that have favorable growth characteristics. We have completed our short-term expansion plans by opening five de novo branch locations in 2006 and 2007, which brings our total number of branch offices to 11. We will continue to leverage our existing investment in branches to reduce our reliance on wholesale funding sources in favor of lower cost transaction accounts and increase our loan opportunities with our retail and small business customer base.

Our executive management team has changed substantially over the past year, primarily with the addition of Dennis T. Ward, who joined our company in February 2007 and was appointed President and Chief Executive Officer in September 2007. We have also hired our Executive Vice President and Senior Loan Officer, Mark E. McRae, and our Senior Vice President and Chief Credit Officer, Lindsay Sandham. The primary strategy of our management team, all of whom have considerable banking experience, is to build core relationships and better utilize our existing franchise to generate future growth when economic conditions improve. During 2007, we also hired a new sales manager for our branches, implemented new training procedures for our staff and focused our efforts on developing a broader range of financial products, in order to establish a framework for an enhanced business and sales culture that will better enable us to service our customers. These initiatives, along with our strategically located branch network, complement our effort to originate loans to retail, commercial and business customers in our Central Florida branch footprint. Our current intention is not to pursue any further purchases of pools of residential real estate loans, which we have pursued in the past.

We believe that our renewed focus on in-market loan originations, coupled with recently strengthened underwriting policies and procedures, will help us originate higher-quality loans with favorable risk-adjusted returns. In light of current market conditions, we have spent considerable effort on early identification and quantification of potential problem assets. Our new management team is working aggressively toward resolving non-performing loans and is establishing a team experienced in problem asset resolution dedicated to managing the workout process. Depending on the type of loan, the underlying collateral and the particular circumstances regarding the credit, we will pursue various strategies to resolve problem loans.

As discussed previously, at December 31, 2007, Federal Trust Bank was classified as “adequately capitalized” for regulatory purposes, and not “well capitalized.” In the immediate term, the primary effect of this classification is that we cannot renew, replace or accept brokered deposits without prior regulatory approval. A total of $60.5 million in brokered deposits will mature during 2008. On March 14, 2008, we received conditional approval from the Federal Deposit Insurance Corporation to replace up to $16.0 million of brokered deposits through May 31, 2008. From December 31, 2007 through March 14, 2008, a total of $16.6 million of brokered deposits matured and were repaid. Of the remaining $43.9 million in brokered deposits that will mature during 2008, $18.8 million will mature through May 31, 2008. Similarly, as a result of the Federal Home Loan Bank of Atlanta’s assessment of our recent financial condition, we will not be able to access additional advances from the Federal Home Loan Bank. At the end of February 2008, our total Federal Home Loan Bank advances were $168.0 million. The inability to access these sources of funds places significant limitations on our ability to fund new loans, and requires us to generate liquidity from other funding sources to pay deposit withdrawals and to repay existing borrowings as they mature. One of our fixed-rate Federal Home Loan Bank advances, for $12.0 million, is scheduled to mature in December 2008, and 12 convertible advances with a total balance of $97.0 million and with rates ranging from 3.22% to 4.81% are callable during 2008. Although it we do not know whether the Federal Home Loan Bank will call these advances with callable dates, due to the current level of market interest rates, Federal Trust Bank does not anticipate that the convertible advances will be called during 2008. However, subsequent to December 31, 2007, in order to provide additional liquidity and reduce our balance sheet in an effort to again be considered “well capitalized” for regulatory purposes, we sold $7.7 million in residential mortgage loans and $8.3 million of municipal bonds, and we had $45.0 million of overnight liquid assets invested in federal funds sold at the end of February 2008. Through the stock offerings, we are attempting to raise additional capital to increase our liquidity. There is no assurance that we will be able to raise additional capital or reduce Federal Trust Bank’s assets under favorable terms, if at all. Even if we raise additional capital, we may need to request additional waivers from the Federal Deposit Insurance Corporation with respect to the additional maturing brokered deposits beyond May 31, 2008.

Despite our short-term actions to improve our liquidity and contract our balance sheet, our long-term goal is to transition our balance sheet asset and liability mix to that of a traditional community bank. We believe that reducing our portfolio of large land acquisition, development and residential loans in favor of smaller commercial business loans, and establishing a lower cost deposit base through a strong retail banking franchise, will be key to our ability to implement our long-term strategy.

Critical Accounting Policies

Our financial condition and results of operations are sensitive to accounting measurements and estimates of matters that are inherently uncertain. A critical accounting policy is one that is both integral to the portrayal of a company’s financial condition and results, and requires difficult, subjective or complex judgments by management. When applying accounting policies in areas that are subjective in nature, we use our best judgments to arrive at the carrying value of certain assets. The most sensitive accounting measurement we apply is related to the valuation of the loan portfolio and the adequacy of the allowance for loan losses.

A number of factors affect the carrying value of the loan portfolio including the calculation of the allowance for loan losses, the value of the underlying collateral, the timing of loan charge-offs and the amount and amortization of loan fees and deferred origination costs. We believe that the determination of the allowance for loan losses represents a critical accounting policy. The allowance for loan losses is maintained at a level management considers to be adequate to absorb probable loan losses inherent in the portfolio, based on evaluations of the collectibility and historical loss experience of loans. Credit losses are charged and recoveries are credited to the allowance. Provisions for loan losses are based on our review of the historical loan loss experience and such factors that, in management’s judgment, deserve consideration under existing economic conditions in estimating probable credit losses.

The allowance for loan losses is based on ongoing assessments of the probable estimated losses inherent in the loan portfolio. Our methodology for assessing the appropriate allowance level consists of several key elements described in the section “Business—Lending Activities – Allowance for Loan Losses.” The allowance for loan losses is also discussed in Notes 1 and 3 to the consolidated financial statements appearing in this prospectus. The significant accounting policies are discussed in Note 1 to the consolidated financial statements.

Comparison of Financial Condition at December 31, 2007 and 2006

Total assets at December 31, 2007 were $690.3 million, a decrease of $32.7 million, or 4.5%, from $723.0 million at December 31, 2006. This decrease in total assets during 2007 was part of our strategy to shrink the balance sheet due to our losses and the need to strengthen our regulatory capital ratios, combined with our efforts to change our asset/liability mix through a reduction in wholesale loan purchases and borrowed funds. Decreases in land, development and commercial construction loans as well as residential construction loans represented most of the decrease in total assets. Land, development and commercial construction loans decreased $14.8 million, or 16.7%, and residential construction loans decreased $14.6 million, or 40.0%, from December 31, 2006. In addition to regular principal repayments and a reduction of loan originations in current market conditions, foreclosure actions resulted in a $9.5 million increase in total foreclosed assets, to $9.5 million at December 31, 2007. Our commercial real estate secured loans also decreased $7.6 million, or 8.2%, to $85.5 million at December 31, 2007 and our portfolio of securities available for sale decreased by $13.1 million, or 20.0%, to $52.4 million at December 31, 2007 from $65.6 million at December 31, 2006.

The changes in our sources of funds during 2007 reflected our efforts to reduce our reliance on wholesale funding and build our local customer base in our five new branches that we opened in 2006 and 2007. Total interest-bearing checking accounts increased $28.7 million, or 55.6%, during 2007 to $80.3 million at December 31, 2007. Partially offsetting our increase in these checking accounts was a decrease of $12.3 million, or 3.6%, in higher-costing certificate of deposit accounts and a decrease of $6.9 million, or 10.6%, in money market accounts. Federal Home Loan Bank advances decreased $27.7 million, or 15.4%, during 2007 to $152.0 million at December 31, 2007. Total stockholders’ equity decreased $14.9 million in 2007 due primarily to the $14.2 million loss for the year ended December 31, 2007 and the $752,000 we paid in dividends during the first two quarters of the year.

Lending Activities

Loan Portfolio Composition. Our net loan portfolio, which consists of total loans plus premiums paid for loans purchased, less loans in process, deferred loan origination fees and costs and allowance for loan losses, totaled $563.2 million at December 31, 2007, representing 82% of total assets. At December 31, 2006, our net loan portfolio was $603.9 million, or 84% of total assets.

The following table sets forth information on our loan portfolio by type, and the amounts provided include loans held for sale ($ in thousands):

	At December 31,
	2007		2006		2005		2004		2003
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Residential loans:
Mortgages	$359,954	60.3%	$356,133	56.4%	$399,973	56.6%	$374,581	70.8%	$302,083	75.4%
Lot	39,994	6.7	42,676	6.7	40,203	5.7	41,369	7.8	20,816	5.2
Construction	21,926	3.7	36,570	5.8	81,572	11.5	5,405	1.0	780	0.2

Total residential loans	421,874	70.7	435,379	68.9	521,748	73.8	421,355	79.6	323,679	80.8
Commercial loans:
Real estate secured	85,492	14.3	93,095	14.7	71,253	10.1	56,267	10.6	47,918	12.0
Land, development and construction	73,752	12.3	88,586	14.0	90,794	12.8	38,091	7.2	16,524	4.1
Commercial business	15,866	2.7	15,308	2.4	22,529	3.2	13,257	2.5	11,639	2.9

Total commercial loans	175,110	29.3	196,989	31.1	184,576	26.1	107,615	20.3	76,081	19.0
Consumer loans	214	—	125	—	447	0.1	657	0.1	864	0.2

Total loans	597,198	100.0%	632,493	100.0%	706,771	100.0%	529,627	100.0%	400,624	100.0%

Add (deduct):
Allowance for loan losses	(13,869)		(5,098)		(4,477)		(3,835)		(2,779)
Net premiums, discounts, deferred fees and costs	3,033		3,567		4,584		3,524		3,346
Loans in process	(23,128)		(27,045)		(76,051)		(7,985)		(2,790)

Net loans	$563,234		$603,917		$630,827		$521,331		$398,401

Residential mortgage loans, not including construction and lot loans, continued to comprise the largest group of loans in our loan portfolio, totaling $360.0 million, or 60% of the total loan portfolio at December 31, 2007, up from $356.1 million, or 56% of the total loan portfolio at December 31, 2006. We offer and purchase adjustable rate mortgage loans with maturities up to 30 years. As of December 31, 2007, approximately 93% of our residential loan portfolio consisted of adjustable-rate mortgage loans and 7% were fixed-rate. Fixed-rate loans are generally underwritten to secondary market standards to insure liquidity and interest-rate risk protection. Residential lot loans totaled $40.0 million, or 7% of total loans at December 31, 2007. These loans are secured by developed lots ready for construction of single-family homes. As a result of the softening in the housing market during 2007, we also reduced our residential construction loans to $21.9 million, or 4% of total loans at December 31, 2007, from $36.6 million, or 6% of total loans at the end of 2006. These loans are generally secured by property in Southwest Florida and Central Florida and are underwritten directly to the individual or family for their primary residence or second home.

At December 31, 2007, our loan portfolio included $184.0 million of loans to foreign nationals, of which $106.6 million was to borrowers who reside in the United Kingdom. All of these loans are residential mortgage loans, and are primarily vacation and rental properties near the Orlando resort attractions. Our general strategy with respect to loans to foreign nationals was to originate these loans for retention in our portfolio. We also package and sell pools of such loans in the secondary market. However, with the weak secondary market for residential mortgage loans in 2007, we were not able to sell as many of these loans as we had originally planned. As a result, our portfolio balance of these loans currently exceeds our internal guidelines. Therefore, despite our desire to originate more of these loans, we have discontinued the origination of loans to foreign nationals until we can find purchasers for this type of loan. See “—Non-performing Loans and Foreclosed Assets” for a discussion of the asset quality of our loans to foreign nationals.

Commercial real estate secured loans totaled $85.5 million, or 14% of the total loan portfolio at December 31, 2007, compared to $93.1 million, or 15% of total loans at December 31, 2006. This portfolio includes loans to businesses to finance office, manufacturing or retail facilities. Commercial land, development and construction loans totaled $73.8 million, or 12% of total loans at December 31, 2007, down from $88.6 million, or 14% of total loans at December 31, 2006. The land loans are generally secured by larger parcels of property held for future development. The development and construction loans include loans for the acquisition and development of both residential and commercial projects. The construction loans are made directly to the builders of single and multi-family homes for pre-sold or speculative units. We also finance the construction of commercial facilities, generally for the owner/operator.

Commercial loans totaled $15.9 million and $15.3 million at December 31, 2007 and 2006, respectively. These loans are generally secured by the assets of the borrower including accounts receivable, inventory and fixed assets, including company owned real estate and are usually personally guaranteed by the owners.

Consumer loans, consisting of installment loans and savings account loans, totaled $214,000 and $125,000 at December 31, 2007 and 2006, respectively, or less than 1% of the total loan portfolio.

Contractual Repayments. Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their average contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give Federal Trust Bank the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of a mortgage loan tends to be affected by a variety of factors, including changes in real estate values, interest rates and general economic conditions. Residential lot loans generally mature in less than five years and are typically repaid or converted to a construction loan when the owner begins construction of the residence. Construction loans generally mature in one year or less.

The table below shows the contractual maturities of Federal Trust Bank's loan portfolio at December 31, 2007. Loans that have adjustable rates are shown as amortizing to final maturity rather than when the interest rates are next subject to change. The following table does not include prepayments or scheduled principal repayments ($ in thousands):

	Residential	Commercial	Consumer	Total Loans
Amounts due:
Less than one year	$23,111	$99,285	$164	$122,560

One year to three years	27,562	35,593	35	63,190
Over three years to five years	31,333	28,588	15	59,936
Over five years to 10 years	36,587	9,477	—	46,064
Over 10 years to 20 years	99,420	2,054	—	101,474
Over 20 years	203,861	113	—	203,974

Total due after one year	398,763	75,825	50	474,638

Total amounts due	$421,874	$175,110	$214	$597,198

Loans Due After December 31, 2008. The following table sets forth at December 31, 2007, the dollar amount of all loans due after December 31, 2008, classified according to whether such loans have fixed or adjustable interest rates ($ in thousands):

	Due after December 31, 2008
	Fixed	Adjustable	Total
Residential loans	$27,976	$370,787	$398,763
Commercial loans	36,742	39,083	75,825
Consumer loans	50	—	50

Total	$64,768	$409,870	$474,638

Purchase, Origination and Sale of Loans. Florida’s rate of population growth has historically exceeded national averages. The real estate development and construction industries in Florida, however, have been sensitive to cyclical changes in economic conditions and the demand for and supply of residential units. In 2007, both the demand for real estate mortgage loans in Florida and home prices in general declined, and the inventory of homes for sale increased to nearly a three-year supply.

Our loan portfolio consists of purchased and internally originated loans. When we acquired loans, the loan packages were generally between $2 million to $25 million in single-family residential mortgages, comprised of new and seasoned adjustable rate mortgage loans. In the past, when we purchased loan pools, we preferred to purchase loans secured by real estate located in Florida, but, because of pricing and the limited number of loan packages available consisting only of Florida loans, we also purchased loans secured by properties outside of Florida. When purchasing loan packages, we underwrote and reviewed each loan in a loan package prior to purchasing the loans. Due to the weak real estate market and decline in residential loan prepayments, we purchased only $38.3 million in loans during 2007, compared to $62.7 million purchased in 2006. During 2007, all of the loans we purchased were secured by residential properties located in Florida. Although we previously purchased loan pools, we do not currently intend to purchase loan pools (either inside or outside of our market area) going forward. See “—Non-performing Loans and Foreclosed Assets” for a discussion of the asset quality of certain construction loans we purchased from Transland Financial Services, Inc.

Loans that Federal Trust Bank and Federal Trust Mortgage Company originate are generally secured by real estate located in our primary lending area of Central Florida. Sources for residential mortgage loan originations include direct solicitation by employed loan originators, depositors and other existing customers, advertising and referrals from real estate brokers, mortgage brokers and developers. Our residential mortgage loans are originated in accordance with written underwriting standards approved by Federal Trust Bank’s Board of Directors. Most fixed-rate loan originations are eligible for sale to Fannie Mae and other investors in the secondary market.

Our loan officers and existing customers are the primary source of commercial and commercial real estate loan originations, while depositors and walk-in customers are the primary source of consumer loan originations. In addition, if the size of a particular loan request exceeds our legal or internal lending limit, we may sell a participation in that loan to a correspondent bank. From time to time, we also purchase participations from other correspondent banks. Our commercial and commercial real estate loans are predominately located in various areas through Florida, but we have originated and participated in loans outside the state. At December 31, 2007, $5.5 million of such loans were secured by property outside of Florida.

The following table sets forth the amount of loans originated, purchased, sold and repaid during the years indicated ($ in thousands):

	For the Year Ended December 31,
	2007	2006	2005	2004	2003
Originations:
Mortgage loans:
Loans on existing property	$97,472	$45,766	$51,285	$62,999	$44,416
Land, development and construction	59,754	115,817	64,197	66,719	20,681

Total mortgage loans	157,226	161,583	115,482	129,718	65,097
Commercial loans	11,606	7,181	8,555	7,337	12,373
Consumer loans	264	1,290	478	635	701

Total loans originated	169,096	170,054	124,515	137,690	78,171

Purchases	38,286	62,668	207,136	178,482	176,828

Total loans originated and purchased	$207,382	$232,722	$331,651	$316,172	$254,999

Sales and principal repayments:
Loans sold	(8,601)	(27,972)	(24,407)	(28,632)	(39,560)
Principal repayments	(234,076)	(279,028)	(130,100)	(158,537)	(125,810)

Total loans sold and principal repayments	$(242,677)	$(307,000)	$(154,507)	$(187,169)	$(165,370)

(Decrease) increase in total loans (before net items)	$(35,295)	$(74,278)	$177,144	$129,003	$89,629

Non-performing Loans and Foreclosed Assets. When a borrower fails to make a required payment on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to current status. We attempt to collect the payment by contacting the borrower through our in-staff commercial loan officers or through our third party residential loan servicer. If a payment on a loan has not been received by the end of a grace period, notices are sent with follow-up contacts made thereafter. In many cases, the delinquencies are cured promptly. If the delinquency exceeds 90 days and is not cured through normal collection procedures, more formal measures are instituted to remedy the default, including the commencement of foreclosure proceedings. If foreclosure is effected, the property is sold at a public auction in which we typically participate as a bidder. If we are the successful bidder, the acquired real estate property is then included in our "foreclosed assets" account until it is sold. When assets are acquired through foreclosure, they are recorded at the lower of cost or fair value less estimated selling costs at the date of acquisition and any write-down resulting therefrom is charged to the allowance for loan losses. At December 31, 2007, our foreclosed assets totaled $9.5 million, which included $2.5 million on a vacant parcel in the Florida Panhandle that was intended for a condominium project. The remaining balance includes 30 developed residential lots, 12 single-family residences and five condominium and townhouse units. Of these residential properties, 21 residential lots and 11 single-family residences for a total of $5.7 million, came from loans to two related residential builders whose customers failed to begin construction of their home as originally negotiated, or close on their home purchases when construction was completed. Under federal regulations, we are permitted to finance sales of foreclosed assets by "loans to facilitate,” which may involve more favorable interest rates and terms than generally would be granted under our underwriting guidelines. At December 31, 2007, we had no loans to facilitate the sale of foreclosed assets.

Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual of interest. When a loan is placed on non-accrual status, previously accrued, but unpaid interest is reversed from interest income. Our policy is to stop accruing interest on loans as soon as it is determined that repayment of all principal and interest is not likely, and, in any case, where payment of principal or interest is 90 days past due.

Total non-accrual loans at December 31, 2007 were $38.2 million. Included in this total was $5.0 million of loans secured by 27 single-family residences. Twelve of these loans, totaling $2.7 million, were to borrowers who reside in the United Kingdom and substantially all of the homes securing the loans are located in Lake, Polk, Osceola and Orange counties near the Orlando attractions. The remaining balance of $2.3 million is secured by 15 residential properties, of which eight are located in the state of Florida. The non-accrual total at December 31, 2007, also included loans for $6.6 million to individual borrowers secured by developed residential lots. Of this amount, $4.6 million were loans related to a single subdivision in the Florida Panhandle.

Our non-accrual residential construction loans at December 31, 2007, totaled $7.3 million for loans to individual borrowers, primarily secured by properties located in Lee County in Southwest Florida. These loans were originated by Transland Financial Services, Inc. and acquired by Federal Trust Bank. Included in this amount was $4.1 million in loans for 20 single-family residences, three of which are partially completed and the remainder are completed homes that were never closed or occupied by the original buyer. An additional $2.7 million of this amount is for 22 developed lots where the original intent of the borrowers was to construct single-family residences, but the construction was delayed and the borrowers defaulted on the loans. Substantially all of these construction loans are in the process of foreclosure. The remaining $500,000 balance of the loans originated by Transland Financial Services, Inc. related to unremitted loan proceeds that were collected from Federal Trust Bank’s insurance carrier subsequent to December 31, 2007.

Three non-accrual loans for a total of $7.5 million were for commercial office projects, two of which were for $6.1 million, and are secured by property in our Central Florida market area, and the third project is secured by a commercial building in Tallahassee, Florida.

Total land development and construction loans on non-accrual at December 31, 2007 were $11.1 million. This total included $8.2 million secured by three parcels of vacant land; one of these for $3.4 million was for property located in the Florida Panhandle area, the other two parcels are located in our Central Florida market area. The remaining $2.9 million represented residential construction loans to three separate borrowers; all of such loans are in process of foreclosure and are located primarily across Central Florida from Daytona Beach on the east coast to Tampa on the west coast.

Management is aggressively pursuing resolutions of these non-performing assets. The amount and timing of losses, if any, cannot be determined at the present time. However, we believe that the allowance for loan losses is adequate to absorb potential losses on the non-accrual loans.

The following table sets forth certain information regarding our non-accrual loans and foreclosed assets, the ratio of such loans and foreclosed assets to total assets as of the date indicated, and certain other related information ($ in thousands):

	At December 31,
	2007	2006	2005	2004	2003
Non-accrual loans:
Residential loans:
Mortgages	$4,993	$3,140	$1,240	$1,862	$6,167
Lot	6,578	—	158	—	—
Construction	7,317	3,952	—	5	229

Total residential loans	18,888	7,092	1,398	1,867	6,396
Commercial loans:
Real estate secured	7,520	92	—	—	—
Land, development and construction	11,063	4,000	—	—	—
Commercial business	752	786	720	720	—

Total commercial loans	19,335	4,878	720	720	—
Consumer loans	—	—	—	13	—
Total non-accrual loans	$38,223	$11,970	$2,118	$2,600	$6,396

Total non-accrual loans to total loans	6.4%	1.9%	0.3%	0.5%	1.6%

Total non-accrual loans to total assets	5.5%	1.7%	0.3%	0.4%	1.4%

Total allowance for loan losses to total non-accrual loans	36.3%	42.6%	211.4%	147.5%	43.4%

Total foreclosed assets	$9,522	$36	$556	$326	$1,007

Total non-accrual loans and foreclosed assets to total assets	6.9%	1.7%	0.4%	0.5%	1.6%

At December 31, 2007, we had no accruing loans that were contractually past due 90 days or more as to principal or interest and no troubled debt restructurings as defined by Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring.” For the year ended December 31, 2007, interest income that would have been recorded under the original terms of non-accrual loans and interest income actually recognized is summarized below ($ in thousands):

Interest income that would have been recorded	$4,037
Interest income recognized	1,078
Interest income foregone	$2,959

Classified Assets; Potential Problem Loans. Federal regulations and Federal Trust Bank's policies define “Classified Assets” as either loans or other assets, such as debt and equity securities, which have elevated risk or weaknesses and are classified as either “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the institution will sustain “some loss” if the deficiencies are not corrected. “Doubtful” assets have all of the weaknesses inherent in “substandard” assets, with the added characteristic that the weaknesses make “collection or liquidation in full,” on the basis of currently existing facts, conditions and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. In addition, our policies require that assets which have one or more weaknesses but do not currently expose us to sufficient risk to warrant classification as substandard but possess other weaknesses are designated “special mention.”

If an asset is graded special mention or classified, the estimated fair value of the asset is evaluated to determine if that value is less than the carrying value. If the estimated fair value is less than the carrying value, it is considered to be impaired and we establish a specific reserve. Pursuant to Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan,” if an asset is classified as loss, the amount of the asset classified as loss is fully reserved. General reserves or general valuation allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities but, unlike specific reserves, are not allocated to particular assets.

At December 31, 2007, we had loans totaling $34.3 million that were graded special mention. Our substandard loans included $38.2 million of non-accrual loans and $22.3 million of accruing loans. We also held $9.5 million of foreclosed assets, which are classified as substandard. There were no loans classified as doubtful or loss at December 31, 2007. Of the total special mention loans, seven loans with a total balance of $19.6 million were secured by vacant land and developed lots in Florida. An additional $11.5 million of loans were secured by commercial properties, one of which, for $1.5 million, was secured by property in Miami Beach, Florida and one loan for $5.0 million was secured by property in Georgia. The remainder is for a $2.7 million residential construction project and a $499,000 unsecured loan.

The $22.3 million of accruing substandard loans includes two Central Florida residential home builders with a combined balance of $6.9 million. Four other loans totaling $7.5 million are for vacant land and developed residential lots. One substandard loan for $7.4 million, which was a participation loan for the acquisition and renovation of various commercial office buildings, was paid in full in 2008. Through a process that included notifying the lead bank of our desire to discontinue our participation, another participant was identified and assumed our portion of the loan, thereby ending our involvement with the loan. One substandard loan for $498,000 was unsecured.

We closely monitor and are in regular contact with all borrowers of classified and special mention loans. The amount and timing of losses on these loans, if any, cannot be determined at the present time, however, we believe that the allowance for loan losses is adequate to absorb potential losses on the classified and special mention loans.

The following table sets forth our loan delinquencies by type and by amount at the dates indicated ($ in thousands).

	Loans Delinquent For				Total
	60-89 Days		90 Days and Over (1)
	Number	Amount	Number	Amount	Number	Amount
At December 31, 2007
Residential loans:
Mortgages	24	$4,242	27	$4,993	51	$9,235
Lot	4	368	34	6,578	38	6,946
Construction	—	—	43	7,317	43	7,317
Commercial loans:
Real estate secured	1	1,448	4	7,520	5	8,968
Land, development and construction	—	—	19	11,063	19	11,063
Commercial business	3	600	2	752	5	1,352
Consumer loans	1	20	—	—	1	20

Total	33	$6,678	129	$38,223	162	$44,901

At December 31, 2006
Residential loans:
Mortgages	—	$—	27	$3,140	27	$3,140
Lot	—	—	—	—	—	—
Construction	7	1,012	27	3,952	34	4,964
Commercial loans:
Real estate secured	—	—	2	92	2	92
Land, development and construction	—	—	1	4,000	1	4,000
Commercial business	1	500	2	786	3	1,286
Consumer loans	—	—	—	—	—	—

Total	8	$1,512	59	$11,970	67	$13,482

At December 31, 2005
Residential loans:
Mortgages	5	$775	18	$1,240	23	$2,015
Lot	—	—	—	—	—	—
Construction	2	658	1	158	3	816
Commercial loans:
Real estate secured	—	—	—	—	—	—
Land, development and construction	—	—	—	—	—	—
Commercial business	—	—	1	720	1	720
Consumer loans	—	—	—	—	—	—

Total	7	$1,433	20	$2,118	27	$3,551

At December 31, 2004
Residential loans:
Mortgages	6	$425	31	$1,862	37	$2,287
Lot	—	—	—	—	—	—
Construction	—	—	1	5	1	5
Commercial loans:
Real estate secured	1	171	—	—	1	171
Land, development and construction	—	—	—	—	—	—
Commercial business	—	—	1	720	1	720
Consumer loans	1	2	1	13	2	15

Total	8	$598	34	$2,600	42	$3,198

At December 31, 2003
Residential loans:
Mortgages	11	$577	73	$6,167	84	$6,744
Lot	—	—	—	—	—	—
Construction	—	—	1	229	1	229
Commercial loans:
Real estate secured	1	972	—	—	1	972
Land, development and construction	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer loans	1	47	—	—	1	47

Total	13	$1,596	74	$6,396	87	$7,992

Allowance for Loan Losses

A number of factors are considered when establishing our allowance for loan losses. For loan loss purposes, the loan portfolio is segregated into broad segments, including: residential real estate loans to United States citizens; residential real estate loans to foreign national borrowers; various types of commercial real estate loans; land development and construction loans; commercial business loans and other loans. A general allowance for losses is then provided for each of the aforementioned categories, which consists of general loss percentages based upon historical analyses and inherent losses that probably exist as of the evaluation date even though they might not have been identified by the more objective processes used to evaluate individual past due, special mention and classified loans. The adequacy of the allowance is subjective and requires complex judgments based on qualitative factors that do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; trends in real estate values; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; collection practices; examination results from bank regulatory agencies; external loan reviews and our internal credit review function; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

Large commercial loans that exhibit probable or observed credit weaknesses that we have graded special mention or classified, are subject to individual review for impairment. Reserves are allocated to specific impaired loans based on our estimate of the borrower’s ability to repay the loan given the value of the underlying collateral, other sources of cash flows, and available legal options. Our review of individual loans is based on the definition of impairment as provided in Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” as amended. We evaluate the collectibility of both principal and interest when assessing the need for a specific reserve. Specific reserves on individual loans and historical loss rates are reviewed throughout the year and adjusted as necessary based on changing borrower and collateral conditions and actual collection and charge-off experience. Historical loss rates are used to evaluate the adequacy of the allowance on other commercial loans not subject to specific reserve allocations.

Homogenous loans, such as installment and residential mortgage loans, are not individually reviewed by management but collectively evaluated for impairment, except in the case of delinquencies. Reserves are established for each pool of loans based on the expected net charge-offs. Loss rates are based on the average net charge-off history and an analysis of the risks and trend information by loan category. Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management’s judgment, reflect the impact of current market conditions.

Based on these procedures, management believes that the allowance for loan losses was adequate to absorb estimated loan losses inherent in the loan portfolio at December 31, 2007. Actual results could differ from these estimates. However, since the allowance is affected by management’s judgments and uncertainties, there is the likelihood that materially different amounts would be reported under different conditions or assumptions. To the extent that the economy, collateral values, reserve factors or the nature and volume of problem loans change, we may need to adjust the provision for loan losses. In addition, federal regulatory agencies, as an integral part of the examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize additions to the allowance level based upon their judgment of the information available to them at the time of their examination. As we experienced in 2007, material additions to our provision for loan losses in 2008 could result in a decrease in net earnings and capital.

At December 31, 2007, the allowance for loan losses was $13.9 million, or 36.3% of non-performing loans and 2.42% of total loans net of loans in process at that date. At December 31, 2006, the allowance for loan losses was $5.1 million, or 42.6% of non-performing loans and .84% of total loans net of loans in process at that date. The allowance at December 31, 2007, consisted of reserves for performing loans in the portfolio and reserves against certain impaired loans based on management's evaluation of these individual loans.

The following table sets forth information with respect to our allowance for loan losses during the periods indicated. The allowances shown in the table below should not be interpreted as an indication that charge-offs in future periods will occur in these amounts or proportions or that the allowance indicates future charge-off amounts or trends ($ in thousands):

	At December 31,
	2007	2006	2005	2004	2003
Average loans outstanding, net of loans in process	$600,465	$621,670	$579,811	$447,773	$366,488

Allowance at beginning of year	5,098	4,477	3,835	2,779	2,110

Charge-offs:
Residential loans:
Mortgage	(290)	(25)	—	(106)	(30)
Construction	(4,072)	(14)	—	—	—
Commercial loans:
Real estate secured	(2,843)	—	—	—	—
Commercial business	(438)	—	—	(48)	—
Consumer loans	—	—	(10)	—	(1)

Total loans charged-off	(7,643)	(39)	(10)	(154)	(31)
Recoveries	2	21	2	30	50

Net (charge-offs) recoveries	(7,641)	(18)	(8)	(124)	19
Provision for loan losses	16,412	639	650	1,180	650

Allowance at end of year	$13,869	$5,098	$4,477	$3,835	$2,779

Ratio of net charge-offs (recoveries) to average loans outstanding, net of loans in process	1.27%	.00%	.00%	.03%	(.01)%

Ratio of allowance to period-end total loans, net of loans in process	2.42%	.84%	.71%	.74%	.70%

Year-end total loans, net of loans in process	$574,070	$605,448	$630,720	$521,642	$397,834

The following table represents information regarding our allowance for loan losses, as well as the allocations to the various categories of loans. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories ($ in thousands):

	At December 31,
	2007		2006		2005		2004		2003
	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
Residential loans	$10,341	70.7%	$2,671	68.9%	$2,337	73.8%	$2,488	79.6%	$1,886	80.8%
Commercial loans	3,528	29.3%	2,427	31.1	2,130	26.1	1,055	20.3	825	19.0
Consumer loans	—	—	—	—	10.1		292.1		68.2

Total allowance for loan losses	$13,869	100.0%	$5,098	100.0%	$4,477	100.0%	$3,835	100.0%	$2,779	100.0%

The allowance for loan losses allocated to residential loans at December 31, 2007 included $4.2 million for mortgage loans, $2.9 million for lot loans and $3.2 million for construction loans. The allowance for loan losses allocated to commercial loans at December 31, 2007 included $1.6 million for real estate secured loans, $1.0 million for land, development and construction loans and $1.0 million for commercial business loans.

Investment Activities

Mortgage-Backed Securities. We purchase mortgage-backed securities and other collateralized mortgage obligations, which are guaranteed as to principal and interest by Fannie Mae or Freddie Mac, which are enterprises sponsored by the United States Government. We also purchase mortgage-backed securities issued or guaranteed by entities that are not Federal government agencies or government sponsored enterprises. These securities are acquired primarily for their liquidity, yield and credit characteristics, and may be used as collateral for borrowings. The mortgage-backed securities we purchase are backed by either fixed-rate or adjustable-rate mortgage loans. At December 31, 2007, our mortgage-backed securities portfolio had a carrying value $20.2 million, including $9.3 million of collateralized mortgage obligations, $6.2 million of which were issued by Fannie Mae or Freddie Mac. At that date, all of our mortgage-backed securities were issued by government sponsored enterprises.

Other Investments. As a condition to our membership in the Federal Home Loan Bank of Atlanta we are required to own Federal Home Loan Bank stock. At December 31, 2007, we owned $8.1 million of Federal Home Loan Bank stock. The other investments in our investment portfolio, with the exception of corporate equity securities, are eligible for inclusion in our liquidity base when calculating our regulatory liquidity. We also purchase municipal bonds and corporate equity and debt securities. At December 31, 2007, we held $15.2 million of insured, bank-qualified municipal bonds. Subsequent to December 31, 2007, in order to improve our liquidity, we sold $8.3 million of municipal bonds for a gain of $58,000.

We invest in trust preferred securities, primarily issued by pools of issuers sponsored by financial institution holding companies. At December 31, 2007, the carrying value of our three trust preferred securities was $4.8 million, and included $2.6 million of securities related to financial institution holding company issuers and $2.2 million of securities related to insurance company issuers.

At December 31, 2007, we had $18.0 million in carrying value of investment securities and all of our Federal Home Loan Bank stock pledged to the Federal Home Loan Bank as collateral for advances. At December 31, 2007, our entire investment securities portfolio was classified as available for sale.

Impairment of Securities. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to: (1) the length of time and the extent to which fair value has been less than cost; (2) the financial condition and near-term prospects of the issuer; and (3) our intent and ability to retain the investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair market value.

During 2007, we recorded an other-than-temporary impairment write-down charge of $749,000 to adjust for the market value decline of one of our collateralized mortgage obligations. The investment was secured by second mortgage loans that had experienced significant delinquencies and some portfolio losses. At December 31, 2007, the remaining principal balance of this investment was $829,000, the market value was $883,000, and we expect to receive all of our remaining principal and interest due.

The following table sets forth the carrying values of our total investments and liquidity as of the dates indicated ($ in thousands):

	At December 31,
	2007	2006	2005
Interest-earning deposits	$1,131	$1,585	$6,424
Mortgage-backed securities	20,169	26,960	21,807
Debt securities:
Government sponsored enterprises	10,703	8,855	4,798
Municipal bonds	15,237	14,056	12,321
Corporate debt	1,495	5,289	5,068
Trust preferred securities	4,785	6,489	—
Equity securities:
Federal Home Loan Bank stock	8,129	9,591	10,273
Corporate equity	60	3,909	6,086

Total investment portfolio	$61,709	$76,734	$66,777

The following table sets forth the remaining maturity and weighted-average yields as of December 31, 2007 ($ in thousands):

	One Year or Less		Over One Year to Five Years		Over Five Years to Ten Years		More Than Ten Years		Total
	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield
Interest-earning deposits	$1,131	5.04%	$—	—%	$—	—%	$—	—%	$1,131	5.04%
Mortgage-backed securities (*)	—	—	—	—	—	—	20,169	5.46	20,169	5.46
Government sponsored enterprises	—	—	—	—	2,358	5.44	8,345	6.59	10,703	6.34
Municipal bonds	100	6.06	958	6.21	6,351	6.46	7,828	6.42	15,237	6.42
Corporate debt	—	—	—	—	1,495	4.38	—	—	1,495	4.38
Trust preferred securities	—	—	—	—	—	—	4,785	6.23	4,785	6.23
FHLB stock (*)	—	—	—	—	—	—	8,129	5.99	8,129	5.99
Corporate equity securities (*)	—	—	—	—	—	—	60	1.53	60	1.53

Total	$1,231	5.12%	$958	6.21%	$10,204	5.92%	$49,316	5.96%	$61,709	5.94%

*	Estimated and scheduled prepayments of principal on mortgage-backed securities are not allocated in the above table, and corporate equity securities and Federal Home Loan Bank stock are perpetual investments with no maturity date.

Impact of Interest Rates on the Investment Portfolio. Between June 2006 and September 2007, the Federal Reserve Board maintained the Federal Funds rate at 5.25%. In September 2007, the Federal Reserve Board decreased the rate by 25 basis points, followed by additional 25 basis point reductions in both October 2007 and December 2007. At the same time, longer term Treasury rates declined by nearly 100 basis points. Throughout the period, the Treasury yield curve steepened with the ten-year Treasury rate approximately 125 basis points above the one-month Treasury rate.

The yields and market values of the investment portfolio are significantly affected by changes in the Federal Funds rate set by the Federal Reserve Board, Treasury rates and other market interest rates. Also affecting investment portfolio rates and values are changing market conditions on individual investments and groups of investments. As mentioned above, Federal Trust Bank recognized an other-than-temporary impairment on a single mortgage-backed security investment in 2007. Other mortgage-backed securities investments and trust preferred securities also have been affected by the market deterioration in 2007. However, we have determined at this time that the decline in values is temporary and values will recover as market conditions improve, or we expect to receive all of our principal and interest due at maturity.

Sources of Funds

General. Deposits are our primary source of funds for use in lending, investments and for other general business purposes. In addition to deposits, funds are also obtained from normal loan amortization, maturities of investment securities, prepayments of loan principal and loan sales. Historically, we have used brokered deposits as a supplemental source of funding for our operations, as these deposits generally have lower interest rates than rates offered for certificates of deposit in our local market area. It has been our recent funding strategy to reduce our reliance on brokered deposits, and instead focus on attracting retail deposits through our network of 11 branches. In addition, as described below, we are restricted in the amount of brokered deposits that we can renew, replace or accept. Contractual loan payments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments and sales are significantly influenced by general market interest rates and economic conditions. Other borrowings are also used on a short-term basis to compensate for seasonal or other reductions in normal sources of funds, and provide diversity in our funding sources among providers and across maturities. Until recently, Federal Home Loan Bank borrowings have been used by Federal Trust Bank on a short-term and longer term basis to support expanded lending or investment activities. However, as described below, we are not currently able to access additional advances from the Federal Home Loan Bank. Borrowings by Federal Trust Corporation (like the trust preferred securities we have issued) could also be used as an additional source of capital for Federal Trust Bank, but the Office of Thrift Supervision has restricted Federal Trust Corporation from issuing any debt securities or otherwise incurring any debt without the prior approval of the Office of Thrift Supervision.

Deposits. Our primary deposit products include fixed-rate certificate accounts, money-market deposit accounts and both noninterest and interest-bearing transaction accounts. We have a number of different programs that are designed to attract both short-term and long-term deposits and we continue to promote transaction accounts, which generally provide higher fee revenue compared to time deposits.

Deposits have generally been obtained from residents in our primary market area and, to a lesser extent, nationwide, through a network of deposit brokers. Of the total $327.5 million in time deposits at December 31, 2007, $78.6 million were acquired through deposit brokers at rates that are typically less than rates on comparable term certificates offered in our local market. At December 31, 2007, Federal Trust Bank’s capital ratio fell below the “well capitalized” level and, therefore, we cannot renew, replace or accept brokered deposits until we are “well capitalized,” or we receive a waiver from the Federal Deposit Insurance Corporation. A total of $60.5 million in brokered deposits will mature during 2008. On March 14, 2008, we received conditional approval from the Federal Deposit Insurance Corporation to replace up to $16.0 million of brokered deposits through May 31, 2008. From December 31, 2007 through March 14, 2008, a total of $16.6 million of brokered deposits matured and were repaid. Of the remaining $43.9 million in brokered deposits that will mature during 2008, $18.8 million will mature through May 31, 2008. We may need to request additional waivers from the Federal Deposit Insurance Corporation with respect to the additional maturing brokered deposits beyond May 31, 2008. If we do not obtain a waiver from the Federal Deposit Insurance Corporation to permit us to renew or replace the additional maturing brokered deposits beyond May 31, 2008, we may be required to repay these deposits through other sources of funds, including retail deposits in our local market and loan prepayments and sales. While it has been our strategy during 2007 and 2006 to reduce our reliance on brokered deposits through the opening of additional branch offices and slowing our growth, the brokered deposit restriction could force us to pay higher rates on our other deposit products or sell loans at less than favorable terms in order to repay these maturing deposits as they come due.

The principal methods used to attract "in market" deposit accounts have included offering a wide variety of services and accounts, competitive interest rates and convenient office locations, including access to automated teller machines and Internet Banking. We currently operate 11 automated teller machines and our customers also have access to the AllPoint Honor and other shared automated teller machine networks. We also offer customers Internet banking with access to their accounts, funds transfer and bill paying.

The following table shows the distribution of, and certain other information relating to, our deposits by account type as of the dates indicated ($ in thousands):

	At December 31,
	2007		2006		2005
	Amount	Percent of Deposits	Amount	Percent of Deposits	Amount	Percent of Deposits
Noninterest-bearing checking accounts	$13,916	2.9%	$13,887	2.9%	$13,628	2.9%
Interest-bearing checking accounts	80,275	16.6	51,584	10.9	51,682	11.0
Money-market accounts	57,608	12.0	64,458	13.7	78,371	16.6
Savings accounts	2,422.5		3,065.6		4,062.8

Subtotal	154,221	32.0	132,994	28.1	147,743	31.3

Time deposits:
1.00% to 1.99%	—	—	—	—	2,160.5
2.00% to 2.99%	274.1		695.1		40,677	8.6
3.00% to 3.99%	1,678.3		5,747	1.2	171,712	36.5
4.00% to 4.99%	75,239	15.6	120,416	25.5	108,004	22.9
5.00% to 5.99%	250,317	52.0	212,942	45.1	720.2
6.00% to 6.99%	—	—	—	—	46	—
7.00% to 7.99%	—	—	—	—	—	—

Total time deposits	327,508	68.0	339,800	71.9	323,319	68.7

Total deposits	$481,729	100.0%	$472,794	100.0%	$471,062	100.0%

The following table shows the average amount of and the weighted average rate paid on each of the following deposit categories during the periods indicated ($ in thousands):

	Year Ended December 31,
	2007		2006		2005
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing checking accounts	$12,844	—%	$13,615	—%	$14,667	—%
Money market and interest-bearing checking accounts	125,054	3.96	127,182	3.77	127,485	2.83
Savings	2,808	1.53	3,417	1.76	5,103	1.37
Time deposits	332,839	5.19	340,144	4.50	282,693	3.16

Total deposits	$473,545	4.70%	$484,358	4.16%	$429,948	2.93%

The variety of deposit accounts that we offer has increased our ability to retain deposits and has allowed us to be competitive in obtaining new funds, although the threat of disintermediation (the flow of funds away from savings institutions into direct investment vehicles such as government and corporate securities) still exists. Our ability to attract and retain deposits and maintain a favorable cost of funds has been, and will continue to be, significantly affected by national and local economic conditions, changes in prevailing interest rates, pricing of deposits and competition.

On a weekly basis, we review the rates offered by other depository institutions in our market area and make adjustments to the rates we offer to meet our funding needs and to remain competitive with the local market. Our total deposits increased slightly to $481.7 million at December 31, 2007, from $472.8 million at December 31, 2006.

The following table sets forth maturities of jumbo certificates of $100,000 and more at December 31, 2007 ($ in thousands):

Amount
Due three months or less	$56,547
Due over three months to six months	35,887
Due over six months to one year	61,110
Due over one year	25,425

$178,969

The following table sets forth maturities of all of our time deposits at December 31, 2007 ($ in thousands):

Year Ending December 31,	Amount
2008	$290,910
2009	22,414
2010	7,648
2011	4,199
2012	2,337

$327,508

Federal Home Loan Bank Advances. Advances from the Federal Home Loan Bank have been a significant source of funds that we have relied upon to support our lending activities. Such advances may be made pursuant to several different credit programs. Each credit program has its own interest rate based on the range of maturities. The Federal Home Loan Bank has limitations on the total amount and terms of advances that are available to Federal Trust Bank based on, among other things, asset size, capital strength, earnings and the amount of collateral available to be pledged for such advances. Prepayment of Federal Home Loan Bank advances may result in prepayment penalties. At December 31, 2007, we had $152.0 million in borrowings, down from $179.7 million at the end of 2006.

As a result of the Federal Home Loan Bank of Atlanta’s assessment of our recent financial condition, we will not be able to access additional advances from the Federal Home Loan Bank. At the end of February 2008, our total Federal Home Loan Bank advances were $168.0 million. One fixed-rate advance for $12.0 million is scheduled to mature in December 2008, and 12 convertible advances with a total balance of $97.0 million and with rates ranging from 3.22% to 4.81% are callable during 2008. Although we do not know whether the Federal Home Loan will call those advances with callable dates, due to the current level of market interest rates, Federal Trust Bank does not anticipate that the convertible advances will be called during 2008. At December 31, 2007, Federal Trust Bank had repaid the entire overnight advance balance under the daily rate credit program. At the end of February 2008, our daily rate credit balance was $9.0 million.

The following table is a summary of our advances from the Federal Home Loan Bank of Atlanta ($ in thousands):

	Under One Year	One to Five Years	After Five Years	2007 Total	2006 Total
By remaining contractual maturity at December 31, 2007:
Fixed rate	$12,000	$38,000	$—	$50,000	$69,700
Callable	—	47,000	55,000	102,000	110,000

Total advances from the Federal Home Loan Bank	$12,000	$85,000	$55,000	$152,000	$179,700

Interest rate	4.92%	3.87-5.35%	3.22-4.00%	3.22-5.35%	3.03-5.38%

By next call or repricing date as of December 31, 2007:

Fixed rate	$12,000	$38,000	$—	$50,000	$69,700
Callable	97,000	5,000	—	102,000	110,000

Total advances from the Federal Home Loan Bank	$109,000	$43,000	$—	$152,000	$179,700

Interest rate	3.22-4.92%	3.77-5.35%	—%	3.22-5.35%	3.03-5.38%

At December 31, 2007, the security agreement with the Federal Home Loan Bank included a blanket floating lien requiring Federal Trust Bank to maintain qualifying first mortgage loans as pledged collateral for our advances. In addition, at December 31, 2007, Federal Trust Bank pledged investment securities with a fair value of $18.0 million and Federal Home Loan Bank stock of $8.1 million. In 2008, we were informed by the Federal Home Loan Bank that we cannot continue to utilize the blanket floating lien at the present time. We will be required to pledge specific qualifying first mortgage loans and investment securities to the Federal Home Loan Bank as collateral for our advances and deliver possession of such collateral to the Federal Home Loan Bank or its custodian. At the end of February 2008, we had a total of $168.0 million in advances outstanding. We are in process of identifying the mortgage loans that will be pledged to the Federal Home Loan Bank for the remainder of the advance balance. The Federal Home Loan Bank also requires the purchase of Federal Home Loan Bank common stock in proportion to the amount of advances outstanding.

The interest rate on the daily rate credit advances is subject to change daily and may be repaid at any time without penalty. Fixed-rate advances could result in the payment of a prepayment penalty or receipt of a premium by Federal Trust Bank depending upon the interest rate on the advance and market rates at the time of prepayment.

Other Borrowings. In addition to Federal Home Loan Bank advances, we borrow from correspondent banks to support our operations. During 2006 and 2007, Federal Trust Corporation had a revolving line of credit agreement with a correspondent bank that enabled us to borrow up to $8,000,000. The interest rate on the line of credit was floating at the prime lending rate minus 50 basis points as long as we maintain certain loan-to-book value ratios. The line of credit was secured by all of Federal Trust Bank's common stock. Federal Trust Corporation could draw upon or repay the line of credit in whole or in part for the first 24 months without any prepayment penalties, at which time the remaining principal balance was scheduled for repayment over eight years. In February 2007 the balance outstanding on the line of credit was repaid. In July 2007, the revolving period of the line ended and has not been renewed or replaced.

Other borrowings also include securities sold under agreements to repurchase, which totaled $16,000 at December 31, 2007. Total interest expense on other borrowings for the years ended December 31, 2007, 2006 and 2005, was approximately $32,000, $104,000 and $58,000, respectively.

Junior Subordinated Debentures. On September 17, 2003, Federal Trust Statutory Trust I sold adjustable-rate Trust Preferred Securities due September 17, 2033 in the aggregate principal amount of $5,000,000 in a pooled trust preferred securities offering. The interest rate on the Trust Preferred Securities adjusts quarterly, to a rate equal to the current three-month London Interbank Offered Rate, plus 295 basis points (7.94% at December 31, 2007). In addition, Federal Trust Corporation contributed capital of $155,000 to Federal Trust Statutory Trust I for the purchase of the common securities of Federal Trust Statutory Trust I. The proceeds from these sales were paid to Federal Trust Corporation in exchange for $5,155,000 of its adjustable-rate Junior Subordinated Debentures due September 17, 2033. The debentures have the same terms as the Trust Preferred Securities. The sole asset of Federal Trust Statutory Trust I, the obligor on the Trust Preferred Securities, is the debentures.

Federal Trust Corporation guaranteed Federal Trust Statutory Trust I’s payment of distributions on, payments on any redemptions of, and any liquidation distribution with respect to the Trust Preferred Securities. Cash distributions on both the Trust Preferred Securities and the debentures are payable quarterly in arrears on March 17, June 17, September 17 and December 17 of each year.

The Trust Preferred Securities are subject to mandatory redemption: (i) in whole, but not in part, upon repayment of the debentures at stated maturity or, at the option of Federal Trust Corporation, their earlier redemption in whole upon the occurrence of certain changes in the tax treatment or capital treatment of the Trust Preferred Securities, or a change in the law such that Federal Trust Statutory Trust I would be considered an Investment Company; and (ii) in whole or in part at any time on or after September 17, 2008, contemporaneously with the optional redemption by Federal Trust Corporation of the debentures in whole or in part. The debentures are redeemable prior to maturity at the option of Federal Trust Corporation: (i) on or after September 17, 2008, in whole at any time or in part from time to time; or (ii) in whole, but not in part, at any time within 90 days following the occurrence and continuation of certain changes in the tax treatment or capital treatment of the Trust Preferred Securities, or a change in law such that Federal Trust Statutory Trust I would be considered an Investment Company, required to be registered under the Investment Company Act of 1940.

The following table sets forth certain information relating to our borrowings at the dates indicated ($ in thousands):

	At or For the Year Ended December 31,
	2007	2006	2005
Federal Home Loan Bank advances:
Average balance outstanding	$178,688	$183,106	$186,122
Maximum amount outstanding at any month end during the year	191,500	207,400	212,500
Balance outstanding at end of year	152,000	179,700	201,700
Weighted average interest rate during the year	4.49%	3.98%	3.31%
Weighted average interest rate at end of year	4.29%	4.22%	3.67%

Securities sold under agreements to repurchase:
Average balance outstanding	$447	$69	$—
Maximum amount outstanding at any month end during the year	871	893	—
Balance outstanding at end of year	16	893	—
Weighted average interest rate during the year	4.08%	3.83%	—
Weighted average interest rate at end of year	3.70%	3.83%	—

Other borrowings and junior subordinated debentures:
Average balance outstanding	$5,463	$9,167	$9,000
Maximum amount outstanding at any month end during the year	5,655	13,370	12,019
Balance outstanding at end of year	5,155	8,159	12,019
Weighted average interest rate during the year	8.74%	7.68%	5.98%
Weighted average interest rate at end of year	7.94%	9.42%	6.78%

Total borrowings:
Average balance outstanding	$184,598	$192,342	$195,122
Maximum amount outstanding at any month end during the year	198,026	221,663	224,519
Balance outstanding at end of year	157,171	188,752	213,719
Weighted average interest rate during the year	4.62%	4.14%	3.44%
Weighted average interest rate at end of year	4.41%	4.44%	3.85%

Comparison of Operating Results for the Years Ended December 31, 2007 and 2006

General. We had a net loss for 2007 of $14.2 million, or $1.51 per basic and diluted share, compared to net earnings of $3.4 million, or $.38 per basic and $.37 per diluted share for 2006.

Interest Income. Interest income is the principal source of our earnings. Interest income was $42.5 million in 2007 compared to $43.8 million in 2006. Interest income on loans decreased to $38.5 million in 2007 from $39.9 million in 2006. The decrease in interest income on loans in 2007 is attributable primarily to a decrease in the average amount of loans outstanding and an increase in non-accrual loans during the year. During 2007, we recognized $1.1 million of interest income on non-accruing loans. Had these loans been performing in accordance with their terms, we would have recognized $4.0 million of interest income on these loans. Interest income on investment securities remained flat at $3.2 million for both 2007 and 2006, as the decrease in the average balance was offset by an increase in the average rate earned. Other interest income decreased from $721,000 in 2006 to $710,000 during 2007.

Interest Expense. Interest expense increased to $30.8 million for 2007 compared to $28.1 million for 2006, due to an increase in the average rate paid on interest-bearing liabilities offset by a decline in the average amount of deposit accounts and borrowings outstanding. Interest expense on deposits increased by $2.1 million in 2007 as a result of an increase in the average rate paid on deposits, which was partially offset by a decline in the average amount of deposits outstanding. Interest rates on these accounts will increase or decrease according to the general level of market interest rates. Interest on borrowings increased to $8.5 million in 2007 from $8.0 million in 2006 due to an increase in the average rate paid on borrowings outstanding, partially offset by a decrease in the average amount of borrowings. As a result of the Federal Home Loan Bank of Atlanta’s assessment of our recent financial condition, we no longer have the ability to access additional funds from the Federal Home Loan Bank.

Provisions for Loan Losses. A provision for loan losses is charged to earnings based upon our evaluation of the inherent losses in the loan portfolio. The general nature of lending results in periodic charge-offs of non-performing loans, despite our loan review process, credit standards and internal controls. Our provision for loan losses for 2007 was $16.4 million compared to $639,000 in 2006. Despite a decrease in our loan portfolio between December 31, 2006 and December 31, 2007, our provision increased for 2007 due to an increase in delinquencies and weaknesses in real estate values in Florida. Total charge-offs were $7.6 million in 2007 and we recognized recoveries of $2,000 on loans previously charged-off. For 2006, total charge-offs and recoveries were $39,000 and $21,000, respectively. At December 31, 2007, the allowance for loan losses was $13.9 million, or 2.42% of year-end loans net, compared to $5.1 million or .84% of net loans at December 31, 2006.

Our total charge-offs for 2007 included $4.1 million in residential construction loans, of which $1.9 million was related to loans originated and serviced by Transland Financial Services, Inc., which had diverted loan payoff remittance proceeds for $2.4 million that were never forwarded to Federal Trust Bank. The remaining $500,000 balance of the unremitted loan proceeds was collected from our insurance carrier subsequent to December 31, 2007. During 2007, Federal Trust Bank and two other financial institutions filed a joint petition for involuntary Chapter 11 bankruptcy against Transland Financial Services, Inc. with regard to the diverted loan payments. In November 2007, Federal Trust Bank entered into an inter-creditor agreement with certain shareholders of Transland Financial Services, Inc. for the termination of the bankruptcy action and the liquidation of the company. The amount and timing of any future payments from Transland Financial Services, Inc. on the diverted loan proceeds, if any, cannot be determined at the present time.

The remaining $2.1 million in residential construction charge-offs were for several residential builders located primarily in Flagler County, Florida. The loans to these builders included developed residential lots and partially constructed, as well as completed homes. Also included in charge-offs for 2007 was $1.55 million relating to a $4.0 million participation in a real estate loan secured by a planned condominium site on the Gulf of Mexico in the Florida Panhandle. The remaining $2.45 million balance of the loan is included in the foreclosed asset total at December 31, 2007.

One additional charge-off of approximately $842,000 was recognized on a loan secured by land for a planned residential development. The charge-off resulted from a settlement whereby Federal Trust Bank received approximately $4.6 million in cash in satisfaction of the loan amount due. The remaining charge-offs of approximately $1.2 million related to several single-family residential properties and commercial loan customers.

Total non-accrual loans at December 31, 2007, increased to $38.2 million compared to $12.0 million at December 31, 2006. The amount needed in the allowance for loan losses relating to nonaccrual loans is based on the particular circumstances of the individual loans, including the type, amount and value of the collateral, if any, and the overall composition and amount of the performing loans in the portfolio at the time of evaluation, and, as a result, will vary over time. In 2007, our residential mortgage loan portfolio increased $3.8 million. As of December 31, 2007, 60% of our loan portfolio consisted of residential mortgage loans, which historically have had the lowest risk of loss in the overall portfolio, and as a result have had a lower reserve percentage applied to them based on historical loss percentages.

Based on our analysis, we believe that our allowance for loan losses is adequate to absorb loan losses inherent in the loan portfolio as of December 31, 2007. The allowance is based on the current and anticipated future operating conditions, thereby causing our estimate of inherent losses to be susceptible to changes that could result in material adjustments to results of operations in the near term. The amount needed in the allowance for loan losses is based on the particular circumstances of the individual non-performing loans, including the type, amount and value of the collateral, if any. In addition, the overall composition and amount of the classified assets and performing loans in the portfolio at the time of evaluation is considered to determine the adequacy of the allowance, and, as a result, will vary over time. Although more emphasis is being placed on originating new commercial loans, the composition of our loan portfolio continues to be concentrated primarily in residential mortgage loans, and residential land, development and construction loans which have been negatively impacted in 2007. Loan repayments are dependent on loan underwriting and also on economic, operating and other conditions that may be beyond our control. Therefore, although we believe our allowance for loan losses is adequate to absorb loan losses inherent in the loan portfolio as of December 31, 2007, further deterioration of the economy and/or declines in residential real estate prices in the market areas in which we extend credit could cause actual losses in future periods to differ materially from amounts provided in the current period and could result in a material adjustment to operations.

Other Income. Other income decreased $1.3 million to $944,000 for the year ended December 31, 2007. This decline was primarily the result of net losses on sales of securities and foreclosed assets of $119,000 and $618,000, respectively. Other income decreased $306,000 which includes a decline in loan prepayment fees of $366,000.

Other Expense. Other expense increased $7.0 million, or 56%, to $19.5 million for the year ended December 31, 2007, from $12.5 million for 2006. Salary and employee benefits increased $3.9 million and occupancy expense increased $327,000 primarily due to the $2.9 million charge for the severance and retirement obligation related to the termination of our former Chief Executive Officer, which included $1.1 million to be paid pursuant to the termination of his employment agreement and $1.8 million pursuant to his supplemental retirement plan, and due to the opening of the Palm Coast branch in August 2007 and the Wekiva branch in November 2007. Professional expenses increased $549,000 primarily as a result of legal fees associated with our non-performing assets and fees for the profit improvement review program completed during the year. In addition, other volume and growth-related expense increases included data processing expense of $301,000, and marketing and advertising expenses of $139,000. Also included in other expenses for 2007 was a $749,000 other-than-temporary impairment of a single mortgage-backed security investment which experienced significant delinquencies and some portfolio losses.

Income Taxes. Income taxes decreased from $1.4 million (an effective tax rate of 29.8%) in 2006 to a tax benefit of $9.1 million (an effective tax rate of 39.1%) in 2007.

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

General. We had net earnings for 2006 of $3.4 million, or $.38 per basic share and $.37 per diluted share, compared to net earnings of $4.4 million, or $.54 per basic and $.53 per diluted share, for 2005. The decrease in the net earnings in 2006 was due to increases in employee compensation and benefits and occupancy expense relating to the three new branches opened in 2006 and the staffing of our Mortgage Company, together with decreases in net gains from sales of loans and securities available for sale, partially offset by an increase in net interest income.

Interest Income. Interest income was $43.8 million in 2006 compared to $34.0 million in 2005. Interest income on loans increased to $39.9 million in 2006 from $31.5 million in 2005. The increase in interest income on loans in 2006 is attributable primarily to an increase in the yield earned on the loans outstanding during the year and to a lesser extent by an increase in the average amount of loans outstanding. Interest income on securities increased to $3.2 million in 2006 from $2.0 million in 2005 as a result of an increase in the average balance of securities available for sale and an increase in the yield earned on the securities. Other interest income increased from $492,000 in 2005 to $721,000 during 2006.

Interest Expense. Interest expense increased to $28.1 million for 2006 compared to $19.3 million for 2005, due to an increase in the average amount of deposit accounts and borrowings outstanding and an increase in the average rate paid. Interest expense on deposits increased by $7.5 million in 2006 as a result of an increase in the average amount of deposits and an increase in average rate paid on deposits. Interest expense on these accounts will increase or decrease according to the general level of interest rates. Interest on borrowings increased to $8.0 million in 2006 from $6.7 million in 2005 due to an increase in the average rate paid on borrowings outstanding, offset by a small decrease in the average amount of borrowings.

Provisions for Loan Losses. Our provisions for loan losses for 2006 were $639,000 compared to $650,000 in 2005 based on our evaluation of the loan portfolio. Total loans declined by $74.3 million, or 11%, in 2006. Of this amount, $43.8 million were residential mortgage loans, $45.0 million in residential construction loans, $2.2 million in land development and construction loans, all offset by an increase of $21.8 million in non-residential real estate loans. As of December 31, 2006, 56% of our loan portfolio was in residential mortgage loans, which historically have had the lowest risk of loss in the overall portfolio, and as a result have had a lower reserve percentage applied to them based on historical loss percentages.

Total charge-offs were $39,000 in 2006 compared to recoveries of $21,000 on loans previously charged-off. For 2005, total charge-offs and recoveries were $10,000 and $2,000, respectively. At December 31, 2006, the allowance for loan losses was $5.1 million, or .84% ,of year-end loans net, compared to $4.5 million, or .71%, of net loans at December 31, 2005. Total non-accrual loans at December 31, 2006, increased to $12.0 million compared to $2.1 million at December 31, 2005.

Other Income. Other income decreased $307,000 to $2.2 million for the year ended December 31, 2006. This decline was primarily the result of declines in gains on sales of loans and securities of $256,000 and a decline of $297,000, which includes a decline in prepayment loan fees of $136,000, loan servicing fee income of $184,000, and gains on dispositions of foreclosed assets of $69,000, offset by an increase in service charges and fees of $226,000.

Other Expense. Other expense increased $2.7 million or 27% to $12.5 million for the year ended December 31, 2006, from $9.8 million for 2005. Salary and employee benefits increased $1.7 million and occupancy expense increased $413,000 primarily due to the staffing and opening of branches in Lake Mary in January 2006, Port Orange in July 2006 and Eustis in October 2006, increases in the lending staff, and the overall growth. Specifically, the three new branches that opened in 2006 have added approximately $613,000 to our overhead expenses. Professional expenses increased $121,000 primarily as a result of the proxy contest and lawsuit filed by Keefe Managers, LLC, regarding the election of directors at the 2006 Annual Meeting of Shareholders. In addition, other volume and growth related expense increases included data processing expense of $117,000, marketing and advertising of $66,000, printing and stationary of $86,000, and $36,000 in telephone expense.

Income Taxes. Income taxes decreased from $2.3 million (an effective tax rate of 34.1%) in 2005 to $1.4 million (an effective tax rate of 29.8%) in 2006.

Average Balance Sheet

The following table sets forth, for the periods indicated, information regarding: (i) the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; (v) net interest margin; and (vi) weighted average yields and rates. Average balances are based on average daily balances ($ in thousands):

	For The Year Ended December 31,
	2007			2006			2005
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Interest-earning assets:
Loans (1)	$600,465	$38,536	6.42%	$621,670	$39,885	6.42%	$579,811	$31,484	5.43%
Securities	61,584	3,240	5.26	62,941	3,236	5.14	45,700	2,001	4.38
Other interest-earning assets (2)	11,081	710	6.41	11,935	721	6.04	11,352	492	4.33

Total interest-earning assets	673,130	42,486	6.31	696,546	43,842	6.29	636,863	33,977	5.34

Non-interest earning assets	46,699			38,935			35,953

Total assets	$719,829			$735,481			$672,816

Non-interest bearing demand deposits	$12,844	—	—	$13,615	—	—	$14,667	—	—

Interest-bearing liabilities:
Interest-bearing demand and money-market deposits	125,054	4,950	3.96	127,182	4,792	3.77	127,485	3,606	2.83
Savings deposits	2,808	43	1.53	3,417	60	1.76	5,103	70	1.37
Time deposits	332,839	17,280	5.19	340,144	15,291	4.50	282,693	8,928	3.16

Total deposit accounts	473,545	22,273	4.70	484,358	20,143	4.16	429,948	12,604	2.93
FHLB advances and other borrowings (3)	184,598	8,524	4.62	192,342	7,971	4.14	195,122	6,732	3.45

Total interest bearing liabilities (4)	645,299	30,797	4.77	663,085	28,114	4.24	610,403	19,336	3.17

Non-interest bearing liabilities	8,890			7,903			6,283
Stockholders’ equity	52,796			50,878			41,463

Total liabilities and stockholders' equity	$719,829			$735,481			$672,816

Net interest/dividend income		$11,689			$15,728			$14,641

Net interest margin (5)			1.74%			2.26%			2.30%

Interest rate spread (6)			1.54%			2.05%			2.17%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.04			1.05			1.04

(1)	Includes non-accrual loans.
(2)	Includes interest-earning deposits and Federal Home Loan Bank stock.
(3)	Includes Federal Home Loan Bank advances, other borrowings, junior subordinated debentures and capital lease obligation, and securities sold under agreements to repurchase.
(4)	Total interest-bearing liabilities exclude non-interest bearing demand deposits.
(5)	Net interest margin is net interest income divided by average interest earning assets.
(6)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

Rate/Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in rate (change in rate multiplied by prior volume); (ii) changes in volume (changes in volume multiplied by prior rate); and (iii) changes in rate-volume (change in rate multiplied by change in volume) ($ in thousands):

	Year Ended December 31, 2007 vs. 2006 Increase (Decrease) Due to Changes in
	Rate	Volume	Rate/ Volume	Total
Interest-earning assets:
Loans	$12	$(1,361)	$—	$(1,349)
Securities	75	(69)	(2)	4
Other interest-earning assets	44	(52)	(3)	(11)

Total	131	(1,482)	(5)	(1,356)

Interest-bearing liabilities:
Deposit accounts	2,639	(450)	(59)	2,130
FHLB advances and other borrowings, and securities sold under agreements to repurchase	911	(321)	(37)	553

Total	3,550	(771)	(96)	2,683

Net change in net interest income before provision for loan losses	$(3,419)	$(711)	$91	$(4,039)

	Year Ended December 31, 2006 vs. 2005 Increase (Decrease) Due to Changes in
	Rate	Volume	Rate/ Volume	Total
Interest-earning assets:
Loans	$5,715	$2,273	$413	$8,401
Securities	349	754	132	1,235
Other interest-earning assets	194	25	10	229

Total	6,258	3,052	555	9,865

Interest-bearing liabilities:
Deposit accounts	5,276	1,595	668	7,539
FHLB advances and other borrowings, and securities sold under agreements to repurchase	1,354	(96)	(19)	1,239

Total	6,630	1,499	649	8,778

Net change in net interest income before provision for loan losses	$(372)	$1,553	$(94)	$1,087

Asset /Liability Management

It is our objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Management is responsible for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is our overall philosophy to support asset growth through core deposit balances, which include deposits of all categories made by individuals, partnerships and corporations. Management seeks to invest the largest portion of our assets in residential and business banking loans.

The balance sheet mix is monitored on a weekly basis and a report reflecting interest-sensitive assets and interest-sensitive liabilities is presented to Federal Trust Bank’s Board of Directors monthly. The objective is to control interest-sensitive assets and liabilities to maximize earnings and minimize the impact on our earnings of substantial movements in interest rates.

Our profitability, like that of most financial institutions and their holding companies, is dependent to a large extent upon our net interest income, which is the difference between our interest income on interest-earning assets, such as loans, mortgage-backed securities and investment securities, and our interest expense on interest-bearing liabilities, such as deposits and other borrowings. Financial institutions are affected by general changes in levels of interest rates and other economic factors beyond our control. At December 31, 2007, our cumulative, one-year interest sensitivity gap (the difference between the amount of interest-earning assets anticipated to mature or reprice within one year and the amount of interest-bearing liabilities anticipated to mature or reprice within one year) as a percentage of total assets was a negative 7.6%, while our three-month gap was virtually matched with $236.6 million of assets and $256.4 million of liabilities scheduled or eligible for repricing during the period. Generally, an institution with a negative gap would experience a decrease in net interest income in a period of rising interest rates or an increase in net interest income in a period of declining interest rates since there will be more liabilities than assets that will either mature or be subject to repricing within that period. However, certain shortcomings are inherent in this rate sensitivity analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different manners to changes in market interest rates. Therefore, no assurance can be given that we will be able to maintain our net interest-rate spread as market interest rates fluctuate.

For purposes of our gap analysis, we have included our Federal Home Loan Bank advances in the periods when the advances will mature rather than the next scheduled call date. At December 31, 2007, we had $50.0 million in fixed rate advances that mature between December 2008 and August 2009, with interest rates between 4.76% and 5.35%. We also had callable advances of $102 million at December 31, 2007, of which $97 million is callable during 2008 and the remaining $5 million is callable in 2009. These advances will mature between 2010 and 2017. The interest rates on the advances range from 3.22% to 4.81% and are higher than current rates on callable advances, so, although we do not know if the Federal Home Loan Bank will call the advances with callable dates, we do not anticipate that these advances will be called in 2008.

We monitor our interest-rate risk through the management Asset/Liability Committee, which meets monthly and reports the results of the meetings to Federal Trust Bank Board of Directors. Our policy is to seek to maintain a balance between interest-earning assets and interest-bearing liabilities so that the cumulative one-year gap is within a range established by the Board of Directors and which we believe is conducive to maintaining profitability without incurring undue risk. The negative one-year cumulative gap position at the end of 2007 is a significant improvement from the 24.7% negative one-year cumulative gap position at the end of 2006 and positions us for the declining rate environment we anticipate in the first half of 2008.

The table below sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2007, that are expected to reprice, based upon certain assumptions and contractual maturities, in each of the future periods shown. In the following table, adjustable-rate mortgage-backed securities are scheduled according to their next adjustment date, fixed-rate mortgage-backed securities are scheduled according to their estimated amortization and prepayment rates, and equity securities are scheduled according to the date of their next dividend announcement ($ in thousands):

	Three Months or Less	More than Three Months to Six Months	More than Six Months to 12 Months	More than One Year to Three Years	More than Three Years to Five Years	More than Five Years to Ten Years	More than Ten Years	Total
Rate-sensitive assets:
Residential lending	$83,694	$55,988	$93,870	$114,513	$50,544	$6,284	$16,981	$421,874
Commercial and consumer lending	130,178	2,106	4,643	13,550	15,533	7,210	2,104	175,324
Mortgage-backed securities	402	408	1,099	4,701	2,369	5,034	6,156	20,169
Debt securities	7,511	1,008	84	1,889	1,663	10,876	4,404	27,435
Corporate equity securities	60	—	—	—	—	—	—	60
Trust preferred securities	4,785	—	—	—	—	—	—	4,785
FHLB stock	8,129	—	—	—	—	—	—	8,129
Interest-earning deposits	1,131	—	—	—	—	—	—	1,131
Other	671	—	—	—	—	—	—	671

Total interest-earning assets	236,561	59,510	99,696	134,653	70,109	29,404	29,645	659,578

Rate-sensitive liabilities:
Deposits:
Demand, money-market and savings accounts	140,305	—	—	—	—	—	—	140,305
Time deposits	110,923	70,844	109,143	30,062	6,536	—	—	327,508
FHLB advances	—	—	12,000	51,000	34,000	55,000	—	152,000
Other borrowings	5,171	—	—	—	—	—	—	5,171

Total interest-bearing liabilities	256,399	70,844	121,143	81,062	40,536	55,000	—	624,984

Interest-sensitivity gap	$(19,838)	$(11,334)	$(21,447)	$53,591	$29,573	$(25,596)	$29,645	$34,594

Cumulative interest- sensitivity gap	$(19,838)	$(31,172)	$(52,619)	$972	$30,545	$4,949	$34,594

Cumulative interest-earning assets	$236,561	$296,071	$395,767	$530,420	$600,529	$629,933	$659,578

Cumulative interest-bearing liabilities	$256,399	$327,243	$448,386	$529,448	$569,984	$624,984	$624,984

Cumulative interest-sensitivity gap as a percentage of total assets	(2.9)%	(4.5)%	(7.6)%	0.1%	4.4%	0.7%	5.0%
Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities	92.3%	90.5%	88.3%	100.2%	105.4%	100.8%	105.5%

Market Risk Management

The risk of loss of interest and principal that may result from changes in market prices and rates is our market risk. A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Because gap analysis alone may not adequately address the interest rate risk, we also use a simulation model to analyze net interest income sensitivity to movements in interest rates. The measurement of market risk associated with financial instruments is meaningful only when related offsetting on- and off-balance sheet transactions are aggregated, and the resulting net positions are identified. Accordingly, while the Asset/Liability Committee relies primarily on its asset liability structure to control interest rate risk, a sudden and substantial change in interest rates may adversely impact our earnings to the extent that the interest rates of our assets and liabilities do not change at the same speed, to the same extent or on the same basis.

The Asset/Liability Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps”) that limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

Economic Value of Equity. We measure the impact of market interest rate changes on the net present value of estimated cash flows from our assets, liabilities and off-balance sheet items, defined as economic value of equity, using the simulation model. These simulations assess the changes in the market value of interest rate sensitive financial instruments that would occur in response to an instantaneous and sustained increase or decrease (shock) in market interest rates.

At December 31, 2007, our economic value of equity exposure related to those hypothetical changes in market interest rates was within our current guidelines. The following table shows our projected change in economic value of equity for this set of rate shock at December 31, 2007 ($ in thousands).

Interest Rate Scenario	Economic Value	Percentage Change From Base	Percentage of Total Assets	Percentage of Equity Book Value
Up 200 basis points	$47,286	(2.31)%	6.95%	112.14%
Up 100 basis points	48,130	(.57)	7.01	114.14
BASE	48,405	—	6.98	114.79
Down 100 basis points	49,760	2.80	7.10	118.00
Down 200 basis points	52,966	9.42	7.45	125.60

The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, asset prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions we may undertake in response to changes in interest rates. Actual amounts may differ from the projections set forth above should market conditions vary from the underlying assumptions.

Net Interest Income Simulation. An additional tool we use to measure interest rate risk at December 31, 2007, is the simulation model to project changes in net interest income that result from forecasted changes in interest rates. This analysis calculates the difference between net interest income forecasted using rising and falling interest rate scenarios and a net interest income using a base market interest rate derived from the current treasury yield curve. The income simulation model includes various assumptions regarding the repricing relationship for each of our products. Many of our assets are floating rate loans, which are assumed to reprice immediately in proportion to a change in market rates as specified in the underlying contractual agreements. Accordingly, the simulation models use prepayment estimates based on historical experience at Federal Trust Bank and assume reinvestment of proceeds at current yields. Our non-term deposit products reprice more slowly, usually changing less than the change in market rates based on Asset/Liability Committee decisions, liquidity considerations and local competition.

This analysis indicates the impact of changes in net interest income for the next 12 months, based on our balance sheet at December 31, 2007, with the rate changes and assumptions. It assumes the balance sheet remains static and that its structure does not change over the course of the year. It does not account for all factors that could impact this analysis, including changes by management to mitigate the impact of interest rate changes or secondary impacts such as changes to our credit risk profile as interest rates change.

Furthermore, loan prepayment rate estimates and spread relationships change regularly. Interest rate changes create changes in actual loan prepayment rates that will differ from the market estimates incorporated in this analysis. Changes that vary significantly from the assumptions may have significant effects on our net interest income.

For the rising and falling interest rate scenarios, the base market interest rate forecast was increased and decreased over 12 months by 100 and 200 basis points. At December 31, 2007, our net interest income exposure related to these hypothetical changes in market interest rates was within the guidelines approved by Federal Trust Bank’s Board of Directors. As shown in the table below, at December 31, 2007, we have positioned our balance sheet to result in a slight improvement in net interest income for 2008 if market interest rates decrease ($ in thousands).

Interest Rate Scenario	Adjusted Net Interest Income	Percentage Change From Base
Up 200 basis points	$11,020	(3.29)%
Up 100 basis points	11,204	(1.67)%
BASE	11,395	—%
Down 100 basis points	11,684	2.54%
Down 200 basis points	12,177	6.87%

Liquidity and Capital Resources

General. Like other financial institutions, we must ensure that sufficient funds are available to meet deposit withdrawals, loan commitments, investment needs and expenses. Control of our cash flow requires the anticipation of deposit flows and loan payments. Our primary sources of funds are deposit accounts, principal and interest payments, maturities and calls of investment securities and sales of loans and investments. Historically, we have also relied on brokered deposits and Federal Home Loan Bank advances as funding sources, but we currently have no ability to renew, replace or accept brokered deposits and no renewed or further access to Federal Home Loan Bank advances. See “—Business Strategy” for a discussion of restrictions on our current ability to access brokered deposits and Federal Home Loan Bank borrowings.

We require funds in the short-term to finance ongoing operating expenses, pay liquidating deposits, invest in loans and purchase investment securities. We have funded short-term requirements through advances from the Federal Home Loan Bank, deposit growth, the sale of loans and investments and loan principal payments. Long-term funds are required to invest in loans for our portfolio, purchase fixed assets and provide for the liquidation of deposits maturing in the future. Long-term funding requirements are obtained from principal payments from maturing loans, the sale of loans and the sale of investments. Management has no plans to significantly change long-term funding requirements.

During the year ended December 31, 2007, our sources of funds came primarily from net principal repayment of loans of $45.9 million, proceeds from the sale and repayments of securities of $26.9 million, an increase of $8.9 million in deposits and loan sales of $9.3 million. We used $38.3 million to fund loan purchases, $15.3 million to purchase securities $27.7 million to repay Federal Home Loan Bank advances $6.0 million to originate loans for sale and $3.2 million to purchase premises and equipment. Management believes that in the future, funds will continue to be obtained from the above sources.

At December 31, 2007, loans-in-process, or closed loans scheduled to be funded over a future period of time, totaled $23.1 million. Available lines of credit totaled $16.9 million; loans committed, but not closed, totaled $12.3 million, and standby letters of credit totaled $986,000. Funding for these amounts is expected to be provided by the sources described above.

For the month of December 2007, Federal Trust Bank’s average liquidity ratio was 6.85%. This ratio is generally calculated by dividing average cash and other short-term investment securities by average borrowings and savings accounts. Federal Trust Bank's eleven Central Florida branches are expected to generate deposits along with loan principal and interest payments to provide liquidity for new loan originations and other investments. The Asset/Liability Management Committee meets regularly, and reviews liquidity levels to ensure that funds are available as needed.

We paid total cash dividends per share of $.08 in 2007 and $.17 in 2006. We discontinued the payment of cash dividends during the quarter ended September 30, 2007, and we do not anticipate paying dividends in the near future.

At December 31, 2007, Federal Trust Corporation had $556,000 in cash available for payment of operating expenses. On January 31, 2007, Federal Trust Corporation exercised its option to purchase its corporate headquarters building in Sanford, Florida. As part of our plan to exercise the purchase option, Federal Trust Bank purchased the building from Federal Trust Corporation. Federal Trust Bank paid approximately $4.5 million for the building, which was Federal Trust Corporation’s book value of the building including the capitalized lease amount and leasehold improvements. Federal Trust Corporation paid approximately $2.4 million for the purchase of the building. Of the remaining $2.1 million paid to Federal Trust Corporation from Federal Trust Bank, approximately $500,000 was used to repay the balance of the revolving credit line with our correspondent bank.

The following table is a reconciliation of stockholder’s equity for Federal Trust Bank calculated in accordance with accounting principles generally accepted in The United States of America (GAAP) to regulatory capital ($ in thousands):

	At December 31, 2007
	Tier I	Total Risk-Based
Federal Trust Bank’s stockholder’s equity in accordance with GAAP	$42,232	$42,232
Add (deduct):
Unrealized losses on investments	698	698
Excess net deferred tax assets	(3,312)	(3,312)
General valuation allowances	—	5,974

Regulatory capital	$39,618	$45,592

At December 31, 2007, Federal Trust Bank exceeded each of its minimum capital requirements; however, due to the 2007 operating loss, Federal Trust Bank fell below the “well capitalized” threshold and is considered to be “adequately capitalized.”

Inflation

Inflation affects our financial condition and operating results. However, because most of our assets are monetary in nature, the effect is less significant compared to other commercial or industrial companies with heavy investments in inventories and fixed assets. Inflation influences the growth of total banking assets, which in turn produces a need for an increased equity capital base to support growing banks. Inflation also influences interest rates and tends to raise the general level of salaries, operating costs and purchased services. We have not attempted to measure the effect of inflation on various types of income and expense due to difficulties in quantifying the impact. We engage in various asset/liability management strategies to control interest rate sensitivity and minimize exposure to interest rate risk. Prices for banking products and services are continually reviewed in relation to current costs and local competition.

Off-Balance Sheet Financial Instruments

We have at any time a significant number of outstanding commitments to extend credit. These arrangements are subject to strict credit control assessments and each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if we deem it necessary upon extension of credit, is based on management’s credit evaluation of the counterparty.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer's creditworthiness on a case-by-case basis.

Standby letters of credit are conditional commitments we issue to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially, all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 2007, we had standby letters of credit commitments of approximately $1.0 million, the majority of which was to one commercial loan customer, which was secured by real estate.

Loan commitments written have off-balance sheet credit risk because only original fees are recognized in the balance sheet until the commitments are fulfilled or expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced, and that collateral or other security is of no value.

Our policy is to require customers to provide collateral prior to the disbursement of approved loans. The amount of collateral obtained, if we deem it necessary upon extension of credit, is based on management's credit evaluation of the counterparty. The collateral we hold is primarily real estate and income producing commercial properties, but may include accounts receivable and inventory.

The following summarizes our contractual obligations, including certain on-balance-sheet and off-balance sheet obligations, at December 31, 2007 ($ in thousands):

	Payments Due by Period
	Total	One Year or Less	Greater Than One Year, Up To Three Years	Greater than Three Years, Up To Five Years	Greater Than Five Years
Time deposit maturities	$327,508	$290,910	$30,062	$6,536	$—
Federal Home Loan Bank advances – assumed final maturity	152,000	12,000	51,000	34,000	55,000
Undisbursed construction and line of credit loans	40,054	40,054	—	—	—
Loan Commitments	12,282	12,282	—	—	—
Junior subordinated debentures – assumed final maturity	5,155	—	—	—	5,155
Accrued interest payable	2,597	2,597	—	—	—
Standby letters of credit	986	986	—	—	—
Other borrowings	16	16	—	—	—

Total	$540,598	$358,845	$81,062	$40,536	$60,155

BUSINESS OF FEDERAL TRUST CORPORATION AND FEDERAL TRUST BANK

Federal Trust Corporation

Federal Trust Corporation is a Florida Corporation that was organized in February 1989 for the purpose of becoming the unitary savings and loan holding company of Federal Trust Bank. Federal Trust Corporation’s primary operating subsidiaries are Federal Trust Bank and Federal Trust Mortgage Company. Federal Trust Corporation has also issued trust preferred securities through another subsidiary, Federal Trust Statutory Trust I. At December 31, 2007, Federal Trust Corporation had consolidated assets of $690.3 million, deposits of $481.7 million and shareholders’ equity of $39.7 million.

Federal Trust Bank

Federal Trust Bank is a federally chartered stock savings bank headquartered in Sanford, Florida. It was organized in 1989, and currently conducts its business from its corporate headquarters and 11 branch offices. Federal Trust Bank’s primary business is obtaining funds in the form of customer deposits and Federal Home Loan Bank advances, and investing such funds in permanent loans secured by residential or commercial real estate, and in various types of construction, commercial and consumer loans and in investment securities.

Federal Trust Mortgage Company

Federal Trust Mortgage Company began operations in January 2006 as a wholly-owned subsidiary of Federal Trust Corporation. Federal Trust Mortgage Company originates residential mortgage loans, purchases and sells mortgage loans in the secondary market, and services residential mortgage loans, including loans in Federal Trust Bank’s portfolio. When Federal Trust Mortgage Company began operations, the mortgage origination and servicing staff of Federal Trust Bank were transferred to Federal Trust Mortgage Company.

Segment Reporting

Reportable segments are business units, which offer different products and services and require different management and marketing strategies. Our management considers that all banking operations are essentially similar within each of our subsidiaries and that there are no reportable operating segments.

Market Area and Competition

We provide a wide variety of community banking services through our 11 full-service branch offices located in Orange, Seminole, Volusia, Lake and Flagler Counties. The total population of the five-county area is approximately 2.3 million, with the majority of the population in Orange and Seminole Counties. Our Sanford branch is located approximately 20 miles northeast of downtown Orlando. Sanford is the second largest city in Seminole County and is the county seat. Our Winter Park branch is located 13 miles southeast of Sanford and approximately seven miles northeast of downtown Orlando. Our Casselberry, Wekiva and Lake Mary branches are located in Seminole County between our Sanford and Winter Park branches. Our Wekiva branch is located in southwest Seminole County approximately seven miles west of our Casselberry branch. Our administrative and operations offices are located in Sanford. New Smyrna Beach and Port Orange are located in Volusia County near the Atlantic Ocean, south of Daytona Beach, Florida. Deltona and Orange City are both located in the western part of Volusia County along the Interstate 4 corridor between Orlando and Daytona Beach. Eustis is located in Lake County, 26 miles west of our Sanford branch. In September 2007, we opened our Palm Coast branch in Flagler County, which is approximately 32 miles north of Daytona Beach; and the Wekiva branch located in Longwood, Florida, was opened in October 2007.

Our primary market area is comprised of the counties in which our branches are located, as well as Osceola County, which is contiguous to Orange County. Although our primary market area is best known as a tourist destination, with over 20 million visitors a year, the Central Florida area has become a center for industries such as aerospace and defense, electro-optics and lasers, computer simulated training, computer networking and data management. Many companies, including two in the Fortune 500, have chosen the greater Orlando area as a base for corporate, regional and divisional headquarters. The Orlando-Kissimmee metropolitan statistical area (MSA) has one of the strongest economies in the state of Florida. This MSA currently has an unemployment rate of 2.9% and remains near the top of the state in key growth indicators. The Orlando area currently leads the state of Florida in projected employment and population growth from 2007 to 2010, with estimated annual growth rates of 3.0% and 2.8%, respectively.

The area is also home to the University of Central Florida with an enrollment of 48,700, one of the largest and fastest growing schools in the Florida state university system, as well as Valencia Community College and Seminole Community College, which have a combined enrollment exceeding 72,000. Winter Park is home to Rollins College, Florida’s oldest college. In addition, Stetson University, Florida’s first private university, is located in Volusia County.

We face intense competition in both attracting and retaining deposits and in lending funds. The primary factors in competing for deposits are the quality of customer service, the convenience of branch locations and interest rates offered on our deposit products. Direct competition for deposits comes from other savings institutions, commercial banks and nontraditional financial service providers, including insurance companies, consumer finance companies, brokerage houses and credit unions. Additional significant competition for deposits comes from corporate and government securities and money market funds. The primary factors in competing for loans are loan terms, interest rates and loan origination fees. Competition for origination of real estate loans typically comes from other savings institutions, commercial banks, mortgage bankers, insurance companies and real estate investment trusts.

Consolidation within the banking industry, and in particular within Florida, has remained constant over the past several years. As of June 30, 2007, based upon market share, the five largest bank holding companies with operations in Florida but headquartered out of state controlled approximately 53.5% of the bank deposits within the state. Federal Trust Bank is one of the largest independent financial institutions with headquarters and all of our branches in Central Florida. At the same time that we have seen continued consolidation of local community banks, seasoned banking executives continue to spearhead the formation of new community banks with aggressive capital and growth plans.

Geographic deregulation also has had a material affect on the banking industry. Federal and state legislation has removed most of the barriers to interstate banking. Under Florida Law, an out-of-state bank holding company may acquire banks in Florida that have been in existence for at least three years and, as a result, many large national financial institutions have purchased banks in Florida and expanded their Florida operations.

Lending Activities

General. Our residential lending traditionally has included the origination, purchase and sale of mortgage loans for the purchase, refinance or construction of residential real property, primarily secured by first liens on such property. These loans are typically conventional home mortgage loans or lot loans that are not insured by the Federal Housing Administration or partially secured by the Veterans Administration. Loans with fixed rates beyond five years are generally sold into the secondary market. Loans with fixed rates of five years or less are generally retained in our portfolio. Interest rates for construction loans are generally tied to the prime rate and float daily during the construction period. Such loans are converted to either fixed or adjustable permanent mortgages upon completion of construction. We also make home equity loans with second liens, and with interest rates that generally float daily with the prime rate. Other consumer related loans include savings account loans secured by certificates of deposit at an interest rate above the rate paid on the certificate. In January 2006, our residential mortgage origination and underwriting functions were transferred to our subsidiary, Federal Trust Mortgage Company.

During 2007, we increased our emphasis on commercial business lending in our Central Florida market area and on cross marketing business deposit accounts. Included in commercial lending are our business banking loans to local businesses secured by real estate used in the enterprise and, where appropriate, other assets of the borrower. We also make real estate loans for the acquisition and development of land for residential and income-producing projects. Commercial loans are generally priced on a floating prime rate basis or fixed at repricing intervals not to exceed five years. As a matter of policy, commercial loans are generally guaranteed by each borrower’s principals.

Loan Underwriting and Review. Our lending activities are subject to underwriting standards and loan origination procedures prescribed by the Board of Directors of Federal Trust Bank and management. To strengthen our loan underwriting, we have separated the commercial loan function into three parts: sales, credit and administration. All loan requests are submitted to our underwriting staff at our administrative and operations office in Sanford to ensure compliance with our underwriting standards. In addition to information submitted by the applicant, we obtain a credit report on individuals sponsoring the credit request, evaluate market risk, assess the value of the collateral pledged and identify primary and secondary sources of repayment. Loan requests for commercial credit typically include the purpose of the request, current financial statements on the borrower, collateral offered to secure the loan, source of repayment information and guarantor financial information.

Our lending policy for loans secured by real estate generally requires that the property be appraised by an independent, outside appraiser who is approved by the Board of Directors of Federal Trust Bank. The credit department has responsibility for all of the items described above, in addition to assisting in the structuring of the loan to assure compliance with our loan policy. A separate loan administration team is responsible for closing the loan and administering it after closing to assure compliance with the underlying credit approval. Each of these departments is separate from our sales team, which originates requests and maintains contact with the customers.

Loans originated or acquired by Federal Trust Mortgage Company are in accordance with Federal Trust Bank’s underwriting standards, or the standards set by the secondary market agencies or other correspondent banks that are purchasing the loan. While Federal Trust Mortgage Company generally retains the servicing on the loans it originates, it does not hold the loans for its own portfolio.

Loans are approved at various management levels up to and including the Directors’ Loan Committee of Federal Trust Bank’s Board of Directors. Loan approvals are made in accordance with delegated authority levels approved by our Board of Directors annually. Generally, loans less than $250,000 are approved by authorized officers and underwriters. Loans in excess of $250,000 and up to $4,000,000 require the concurrence of three or more authorized officers. Loans greater than $4,000,000 require approval of Federal Trust Bank’s Board of Directors’ Loan Committee. For loan approvals, the aggregate loans to the borrower and their related interests are used for determining the appropriate lending authority required for any new loans or renewals.

We conduct ongoing, internal reviews of our loan portfolio with the objective of identifying potential problems early to allow for faster resolution. During each of the last two years we have engaged an independent firm to evaluate segments of our loan portfolio to assess the underwriting, credit grading and credit quality of the portfolio. In addition, the Office of Thrift Supervision performs testing of our underwriting, credit administration, credit risk grading and credit quality. Based on these inspections, we then assign a grade to our loans using the classifications described under “—Classified Assets; Potential Problem Loans.” In light of current market and portfolio conditions, we are evaluating our loan grading and review process for potential improvements.

General Lending Policies. We regularly review our loan policies to conform them to then-existing market conditions. As a part of this review we may determine the need to more completely rewrite and restructure our loan policies to ensure consistency as well as compliance with regulatory changes. We are currently undertaking such a review of our loan policies.

Our policy for real estate loans is to have a valid mortgage lien on real estate securing a loan and to obtain a title insurance policy, which insures the validity and priority of the lien. Borrowers must also obtain hazard insurance policies prior to closing, and when the property is in a flood prone area, flood insurance is required.

While our policy is to lend up to 80% of the appraised value of real estate securing a loan, we are permitted to lend up to 100% of the appraised value of real property securing a residential mortgage loan. However, if the amount of a conventional mortgage loan (including a construction loan or a combination construction and permanent loan) originated or refinanced exceeds 90% of the appraised value of the underlying property, federal regulations require that private mortgage insurance be obtained on that portion of the principal amount of the loan that exceeds 80% of the appraised value of the property. We originate fully-amortizing and interest-only single-family residential mortgage loans up to a 97% loan-to-value ratio if the required private mortgage insurance is obtained. Loans over a 97% loan-to-value ratio, if originated, would be made under special community support programs or one of the Federal Housing Administration, Veterans Administration or United States Department of Agriculture Rural Housing Service or insurance programs. The loan-to-value ratio on a home loan secured by a junior lien generally does not exceed 100%, including the amount of the first mortgage on the collateral. With respect to home loans granted for construction or combination construction/permanent financing, we will lend up to 90% of the appraised value of the property on an "as completed" basis. The loan-to-value ratio on multi-family residential and commercial real estate loans is generally limited to 80% of appraised value. Loans that exceed our policy are monitored, reported to the Board of Directors of Federal Trust Bank and do not exceed our regulatory lending limits.

Over the past five years, neither Federal Trust Bank nor Federal Trust Mortgage Company has originated or purchased any loans to borrowers with low credit scores, which are typically referred to as “sub-prime” borrowers. In addition, we have not originated or purchased any loans with below market interest rates that result in increasing loan balances or “negative amortization.” We have not originated and do not hold any reverse equity mortgages.

Historically, we were an active purchaser and seller of pools of conforming residential loans in the secondary market. However, recent changes in market conditions and our business philosophy have caused us to limit purchase activities. We do not currently intend to purchase loan pools (either inside or outside of our market area) going forward.

The maximum amount that Federal Trust Bank may loan to one borrower and the borrower's related entities at December 31, 2007, was approximately $6.8 million. Due to the losses we recognized during 2007 and the corresponding decrease in our capital, our loans to one borrower limit decreased from $8.8 million at December 31,

2006. As a result, we have four loan relationships at December 31, 2007, aggregating $30.3 million that exceed our current regulatory lending limits. Federal Trust Bank will not be allowed to advance additional funds to these borrowers and will work with the borrowers to bring their loan balances within our current loan to one borrower limitation. One of these loans, which totaled $7.4 million, was paid in full subsequent to the end of 2007.

In addition to loans secured by real estate, Federal Trust Bank regularly makes loans to business customers secured by other types of collateral such as accounts receivable, inventory and equipment. We have established different lending guidelines depending on the specific type of collateral, and we have established monitoring procedures consistent with the collateral type.

Federal regulations permit Federal Trust Bank to originate or invest in loans secured by non-residential or commercial real estate in an aggregate amount up to four times our regulatory capital. At December 31, 2007, this limit allowed us to originate or invest in non-residential or commercial real estate loans in an aggregate amount up to $158.5 million. At such date, we had $85.5 million in loans secured by non-residential or commercial real estate.

The risk of non-payment of loans is inherent in all lending activities. To address this risk, we carefully evaluate all loan applicants and attempt to minimize our credit risk exposure by using comprehensive loan application and approval procedures that we have established for each category of loan. In determining whether to make a loan, we consider the borrower’s credit history, analyze the borrower’s income and ability to service the loan, and evaluate the need for collateral to secure recovery in the event of default. An allowance for loan losses is maintained based upon assumptions and judgments regarding the ultimate collectability of loans in our portfolio.

Income from Lending Activities and Loan Servicing. We assess fees in connection with loan commitments and originations, loan modifications, late payments, assumptions related to changes of property ownership and for miscellaneous services related to loans. Through Federal Trust Mortgage Company, we also receive fees for servicing residential loans owned by other financial institutions. At December 31, 2007, we were servicing $45.1 million in residential loans for other institutions, which produces servicing income, net of amortization of mortgage servicing rights. Federal Trust Mortgage Company services Federal Trust Bank’s residential mortgage loans through an agreement with a third party. This third party charges standard servicing and administration fees for these services. Our agreement with the third party ends in December 2009.

Commitment and other loan fees, and direct costs typically are charged at the time of loan origination and may be a fixed fee or a percentage of the amount of the loan. Under current accounting standards, such fees cannot be recognized as income at closing and are deferred and taken into income over the contractual life of the loan, using a level yield method. If a loan is prepaid or refinanced, all remaining net deferred fees with respect to such loan are recognized in income at that time.

Employees

At December 31, 2007, we had a total of 120 full-time employees. We consider our working relations with our employees to be excellent. We currently maintain a comprehensive employee benefit program providing, among other benefits, hospitalization and major medical insurance, long-term disability insurance, life insurance, education assistance, an employee stock ownership plan and a 401(k) Plan. For 2007, we did not make a contribution to the employee stock ownership plan due to the reduction in earnings during the year. These benefits are considered by our management to be competitive with employee benefits provided by other major employers in our market areas. Our employees are not represented by any collective bargaining group.

Seasonality

We do not consider our business to be seasonal in nature.

Monetary Policies

The results of our operations are affected by credit policies of monetary authorities, particularly the Federal Open Market Committee of the Board of Governors of the Federal Reserve System. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. government securities, changes in the federal funds and discount rates on member bank borrowings and changes in reserve requirements against member bank deposits. In view of changing conditions in the national economy and in the financial markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no accurate prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or our business results and earnings.

Properties

The following table sets forth certain information on our principal offices ($ in thousands):

	Date Opened		Net Carrying Value of Real Property	Lease Expiration
Sanford Branch	1998		$1,095	N/A
420 West First Street
Sanford, Florida 32771

Winter Park Branch	2000		$159	12/31/09
655 West Morse Blvd.
Winter Park, Florida 32789

Casselberry Branch	2002		$1,280	N/A
487 Semoran Boulevard
Casselberry, Florida 32707

New Smyrna Beach Branch	2000	(1)	$45	10/11/25
763 East Third Avenue
New Smyrna Beach, Florida 32169

Orange City Branch	2003		$1,295	N/A
2690 Enterprise Road
Orange City, Florida 32763

Deltona Branch	2003		$890	N/A
901 Doyle Road
Deltona, Florida 32725

Lake Mary Branch (2)	2006		$1,229	3/31/25
791 Rinehart Road
Lake Mary, Florida 32746

Port Orange Branch	2006		$1,579	N/A
3880 S. Nova Road
Port Orange, Florida 32127

Eustis Branch	2006		$1,465	N/A
256 W. County Road 44
Eustis, Florida 32726

Palm Coast Branch (3)	2007		$1,987	7/06/26
108 Central Avenue
Palm Coast, Florida 32164

Wekiva Branch	2007		$660	N/A
505 Wekiva Springs Road, Ste 700
Longwood, Florida 32779

Corporate Headquarters (4)	2001		$5,968	N/A
312 West First Street
Sanford, Florida 32771

(1)	Reflects opening of branch office originally located at 761 East Third Street, New Smyrna, Florida. The new location was opened in December 2007.
(2)	Federal Trust Bank has a ground lease on the Lake Mary branch site. The lease has a 20 year term with optional renewal periods. The building and improvements for the branch are owned by Federal Trust Bank.
(3)	Federal Trust Bank has a ground lease on the Palm Coast branch site. The lease has a 20 year term with optional renewal periods. The building and improvements for the branch are owned by Federal Trust Bank.

(4)	On January 30, 2007, we exercised our option to purchase the Sanford corporate headquarters building. The net settlement amount including closing costs was $2.4 million. The building has a total of 48,994 rentable square feet of which we occupy 28,168 square feet and 20,826 square feet is rented to various non-affiliated tenants.

Federal Trust Bank owns a parcel of land in Edgewater, in Volusia County, Florida. The parcel was purchased for a future branch location, however, the plans for the branch were cancelled and we currently plan to sell the parcel.

Management considers our properties to be well maintained.

Legal Proceedings

Federal Trust Corporation and its subsidiaries may become parties to various legal proceedings arising from the normal course of its business. There are no material pending legal proceedings to which Federal Trust Corporation or its subsidiaries is a party or to which any of its property is subject.

SUPERVISION AND REGULATION

General

As a federally chartered savings association, Federal Trust Bank is regulated and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This supervision and regulation establishes a comprehensive framework of activities in which we may engage, and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance fund and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, asset quality, management, earnings, liquidity and sensitivity to market interest rates. Federal Trust Bank also is a member of, and owns stock in, the Federal Home Loan Bank of Atlanta, which is one of the 12 regional banks in the Federal Home Loan Bank System. Federal Trust Bank also is regulated, to a lesser extent, by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Federal Trust Corporation and Federal Trust Bank and prepares reports for consideration by our Board of Directors on any operating concerns and deficiencies. Federal Trust Bank’s relationship with our depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of our loan documents.

There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. Any change in these laws or regulations, or in regulatory policy, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on our business, financial condition or operations.

Cease and Desist Orders

The Office of Thrift Supervision recently concluded examinations of the operations of Federal Trust Corporation and Federal Trust Bank. The Office of Thrift Supervision noted weaknesses and failures relating primarily to our real estate lending practices and asset quality, and their impact on our capital and earnings. We have taken action and implemented procedures that management believes will address the weaknesses identified by the Office of Thrift Supervision. However, the Office of Thrift Supervision has presented of cease and desist orders to Federal Trust Corporation and Federal Trust Bank, which are designed to ensure that the weaknesses noted in the recently concluded examinations are properly addressed. We have negotiated the terms of these enforcement orders with the Office of Thrift Supervision and are stipulating to the issuance of the orders. The orders provide that:

•

we will submit for review and approval by the Office of Thrift Supervision a capital plan to raise additional capital for Federal Trust Bank or, if the additional capital cannot be raised, to seek a merger or acquisition partner;

•

Federal Trust Bank will submit for review and approval or non-objection by the Office of Thrift Supervision a detailed business plan to strengthen and improve Federal Trust Bank’s operations, earnings, liquidity and capital;

•	Federal Trust Bank will be required to submit quarterly reports to the Office of Thrift Supervision regarding compliance with the business plan;

•

Until the Office of Thrift Supervision has approved or provided its non-objection to Federal Trust Bank’s business plan, Federal Trust Bank will not be permitted to increase its current levels of construction loans, acquisition and development loans, non-residential permanent mortgage loans, land loans and certain other loans without the prior approval of the Office of Thrift Supervision;

•

Until the Office of Thrift Supervision has approved or provided its non-objection to Federal Trust Bank’s business plan, Federal Trust Bank will not be permitted to increase its total assets during any quarter in excess of an amount equal to the net interest credited on deposit liabilities during the quarter without the prior approval of the Office of Thrift Supervision;

•

Federal Trust Bank will submit for review and approval or non-objection by the Office of Thrift Supervision an asset review program that will (i) strengthen and ensure the timely identification and proper classification of problem assets, (ii) ensure adequate and proper levels of the Allowance for Loan and Lease Losses, and (iii) establish individualized resolution plans for problem assets;

•	Federal Trust Bank will not be permitted to declare a dividend without the prior written approval of the Office of Thrift Supervision;

•	Federal Trust Bank will revise its legal lending limit policies and procedures to ensure compliance with applicable law and devise an action plan to correct any legal lending limit violations;

•

Federal Trust Bank will not be permitted to enter into, renew or modify any agreements with us or enter into affiliated transactions with us, without prior approval of the Office of Thrift Supervision;

•

Federal Trust Bank will not be permitted to enter into any third-party contracts for services outside the normal course of business without prior review and approval of the Office of Thrift Supervision;

•	the Board of Directors of Federal Trust Bank will submit a plan to strengthen the Board of Directors’ oversight of management and Federal Trust Bank’s operations;

•

the Board of Directors of Federal Trust Bank will conduct a review of Federal Trust Bank’s lending functions and assess the qualifications, experience and proficiency of Federal Trust Bank’s management and lending staff; and

•

the Board of Directors of Federal Trust Bank will establish a committee comprised of non-employee directors to monitor and coordinate Federal Trust Bank’s compliance with the provisions of the enforcement order.

Additional Office of Thrift Supervision Restrictions

On April 25, 2008, Federal Trust Corporation and Federal Trust Bank were notified by the Office of Thrift Supervision that the following regulatory and supervisory restrictions apply to Federal Trust Corporation and Federal Trust Bank, some of which restrictions are similar to those included in the cease and desist orders:

•	Federal Trust Corporation and Federal Trust Bank are not eligible to have applications or notices processed by the Office of Thrift Supervision on an expedited basis;

•	Federal Trust Corporation and Federal Trust Bank are required to provide prior notice to the Office of Thrift Supervision for additions or changes to directors or senior executive officers;

•	All employment contracts or compensation arrangements, including severance payments, to directors and senior executive officers are subject to prior review by the Office of Thrift Supervision;

•

The ability of Federal Trust Corporation and Federal Trust Bank to make any compensatory payments to any person previously affiliated with Federal Trust Corporation or Federal Trust Bank following such person’s termination of employment is restricted by applicable federal regulation; and

•	Federal Trust Bank’s growth is restricted in that it may not increase its assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities.

In addition, the Office of Thrift Supervision has placed the following restrictions on Federal Trust Corporation and Federal Trust Bank, some of which restrictions are similar to those included in the cease and desist orders once they are finalized:

•

Federal Trust Bank may not pay any dividends or make any form of capital distribution without the prior written approval of the Office of Thrift Supervision and Federal Trust Corporation may not request or accept any dividend or any form of capital distribution from Federal Trust Bank without the prior written approval of the Office of Thrift Supervision;

•

Federal Trust Corporation may not declare or pay any dividend without the prior written approval of the Office of Thrift Supervision, and Federal Trust Corporation must request Office of Thrift Supervision approval for the payment of a dividend in writing at least 30 calendar days prior to the proposed dividend declaration date;

•	Federal Trust Corporation may not issue any debt securities or otherwise incur any additional debt without the prior written approval of the Office of Thrift Supervision; and

•

Federal Trust Corporation may not make any payments of any kind, or in any form, to any person or entity in an amount exceeding $5,000 in any calendar month without the prior written approval of the Office of Thrift Supervision.

Federal Trust Corporation has requested Office of Thrift Supervision approval to pay fees and expenses in connection with the stock offerings, and anticipates receiving such approval prior to the commencement of the stock offerings.

U.S. Treasury Department Report

On March 31, 2008, the U.S. Treasury Department issued a report recommending ways in which the federal financial regulatory structure could be modernized. With respect to the banking industry, the report recommends the elimination of the federal thrift charter to the national bank charter over a two-year period and the merger of the Office of Thrift Supervision into the Office of the Comptroller of the Currency, the administrator of the national banks. Additionally, in the long term, the report recommends the consolidation of all federal banking regulators into a single new bank regulator and the establishment of a single federal bank charter. There can be no assurance that the report will result in legislation and that legislation would ultimately be enacted.

Federal Banking Regulation

Change in Control Regulations. Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, contribution of more than 25% of the capital, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable presumption of control under the regulations. Such control factors include the acquiror being one of the two largest shareholders. The presumption of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such presumption, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable presumption of control and will take no action which would result in a determination or rebuttable presumption of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group of investors is deemed to be “acting in concert,” including presumed action in concert among members of an immediate family.

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that the acquisition would result in a monopoly or substantially lessen competition, the financial condition of the acquiring person might jeopardize the financial stability of the institution, or the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its “affiliates” is limited by Office of Thrift Supervision regulations and Regulation W of the Federal Reserve Board, which implements Sections 23A and 23B of the Federal Reserve Act. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. Federal Trust Corporation and its non-savings institution subsidiaries are deemed to be affiliates of Federal Trust Bank. In general, transactions with affiliates must be on terms that are as favorable to the savings association as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings association’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

Federal Trust Bank’s authority to extend credit to its directors, executive officers and 10% or greater shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board and regulations of the Office of Thrift Supervision. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Federal Trust Bank’s capital. In addition, extensions of credit in excess of certain limits must be approved by Federal Trust Bank’s Board of Directors.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the institution’s capital account. A savings association must file an application with the Office of Thrift Supervision for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

Because of Federal Trust Bank’s operating losses for the year ended December 31, 2007, and because of additional operating restrictions that the Office of Thrift Supervision has placed on Federal Trust Bank and Federal Trust Corporation, Federal Trust Bank cannot pay dividends to Federal Trust Corporation without regulatory approval.

Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for institutions receiving the highest examination rating) and an 8% risk-based capital ratio.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks inherent in the type of asset. Core capital is defined as common shareholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights, deferred tax assets and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, allowance for loan and lease losses up to a maximum of 1.25% of risk-weighted assets, and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

In assessing an institution’s capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary. Federal Trust Bank, as a matter of prudent management, targets as its goal the maintenance of capital ratios which exceed the well capitalized requirements and that are consistent with Federal Trust Bank’s risk profile. At December 31, 2007, Federal Trust Bank exceeded each of its minimum capital requirements. Its risk based capital ratio, however, was 9.57% at December 31, 2007, which was below the threshold for being well capitalized. Federal Trust Bank was therefore characterized as adequately capitalized. In an effort to improve our capital ratio, we are in process of resolving problem assets, reducing total assets and raising additional capital through the holding company, Federal Trust Corporation.

The Office of Thrift Supervision and other federal banking agencies’ risk-based capital standards also take into account interest rate risk, concentration of risk and the risks of non-traditional activities. The Office of Thrift Supervision monitors the interest rate risk of individual institutions through use of their own simulation model with data provided by Federal Trust Bank. The ability of the Office of Thrift Supervision to impose individual minimum capital requirements on institutions that exhibit a high degree of interest rate risk, and the requirements of Thrift Bulletin 13a, provides guidance on the management of interest rate risk and the responsibility of boards of directors in that area.

The Office of Thrift Supervision also monitors the interest rate risk of individual institutions through analysis of the change in net portfolio value. Net portfolio value is defined as the net present value of the expected future cash flows of an entity’s assets and liabilities and, therefore, hypothetically represents the value of an institution’s net worth. The Office of Thrift Supervision has also used this net portfolio value analysis as part of its evaluation of certain applications or notices submitted by savings banks. The Office of Thrift Supervision, through its general oversight of the safety and soundness of savings associations, retains the right to impose minimum capital requirements on individual institutions to the extent the institution is not in compliance with certain written guidelines established by the Office of Thrift Supervision regarding net portfolio value analysis. The Office of Thrift Supervision has not imposed any such requirements on Federal Trust Bank.

See “—Deposit Insurance” and “Risk Factors—Risks related to our business—An inability to improve our regulatory capital position could adversely affect our operations” for a discussion of the effects of our capital position on our operations.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the savings association’s capital:

•	well capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 3% leverage capital, 4% tier 1 risk-based capital or 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% tier 1 risk-based capital or 6% total risk-based capital); or

•	critically undercapitalized (less than 2% tangible capital).

Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings association that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association receives notice or is deemed to have notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized” and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of:

•	an amount equal to 5% of the savings association’s total assets at the time it became “undercapitalized”; and

•

the amount that is necessary (or would have been necessary) to bring the association into compliance with all capital standards applicable with respect to such association as of the time it fails to comply with a capital restoration plan.

If a savings association fails to submit an acceptable plan, it is treated as if it were “significantly undercapitalized.” In addition, numerous mandatory supervisory restrictions become immediately applicable to the savings association, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At December 31, 2007, Federal Trust Bank met the criteria for being considered “adequately capitalized.”

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted Interagency Guidelines Prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If the institution fails to submit an acceptable plan or implement an accepted compliance plan, the agency may take further enforcement action against the institution, including the issuance of a cease and desist order or the imposition of civil money penalties.

Deposit Insurance. Federal Trust Bank is a member of the Deposit Insurance Fund, maintained by the Federal Deposit Insurance Corporation, and Federal Trust Bank pays its deposit insurance assessments to the Deposit Insurance Fund. The Federal Deposit Insurance Reform Act of 2005 established a statutory minimum and maximum designated reserve ratio for the Deposit Insurance Fund and granted the Federal Deposit Insurance Corporation greater flexibility in establishing the required reserve ratio. In its regulations implementing the Federal Deposit Insurance Reform Act of 2005, the Federal Deposit Insurance Corporation has set the current annual designated reserve ratio for the Deposit Insurance Fund at 1.25%.

In order to maintain the Deposit Insurance Fund, member institutions are assessed an insurance premium. The amount of each institution’s premium is currently based on the balance of insured deposits and the degree of risk the institution poses to the Deposit Insurance Fund. Under the assessment system, the Federal Deposit Insurance Corporation assigns an institution to one of nine risk categories using a two-step process based first on capital ratios (the capital group assignment) and then on other relevant information (the supervisory subgroup assignment). Each risk category is assigned an assessment rate. Assessment rates currently range from 0.05% of deposits for an institution in the highest category (i.e., well capitalized and financially sound, with no more than a few minor weaknesses) to 0.43% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concerns). The Federal Deposit Insurance Corporation is authorized to adjust the assessment rates as necessary to maintain the Deposit Insurance Fund. Federal Trust Bank’s assessment rate at December 31, 2007 was 0.10% per $100 of deposits. Any increase in insurance assessments could have an adverse effect on the earnings of insured institutions, including Federal Trust Bank. Based on the net operating loss for the year ended December 31, 2007, and the level of non-performing assets together with the fact that our risk-based capital ratio fell below the well capitalized level at the end of the year, we anticipate that our deposit insurance assessment rate will increase for 2008, which will have an adverse impact on earnings.

In addition, all Federal Deposit Insurance Corporation-insured institutions are required to pay a pro rata portion of the interest due on obligations issued by the Financing Corporation to fund the closing and disposal of failed thrift institutions by the Resolution Trust Corporation. At December 31, 2007, the Federal Deposit Insurance Corporation assessed Deposit Insurance Fund-insured deposits 1.14 (0.0114%) basis points per $100 of deposits to cover those obligations. The Financing Corporation rate is adjusted quarterly to reflect changes in assessment bases of the Deposit Insurance Fund. This obligation will continue until the Financing Corporation bonds mature in 2017.

Loans to One Borrower. A federal savings association generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, not in excess of 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. The maximum amount that could have been loaned by Federal Trust Bank to one borrower and the borrower's related entities at December 31, 2007, was approximately $6.8 million. Due to the losses we recognized during 2007 and the corresponding decrease in capital, our loans to one borrower limit decreased from $8.8 million at December 31, 2006. As a result, we have four loan relationships aggregating $30.3 million that exceed our current limitation. Federal Trust Bank will not be allowed to advance additional funds to these borrowers and will work with the borrowers to bring their balance within our current loan-to-one-borrower limitation.

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Federal Trust Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other loans and assets, subject to applicable limits. Federal Trust Corporation also may establish subsidiaries that may engage in activities not otherwise permissible for Federal Trust Bank directly, including real estate investment, securities brokerage and insurance agency services, subject to applicable registration and licensing requirements.

Qualified Thrift Lender Test. As a federal savings association, Federal Trust Bank is subject to the qualified thrift lender test. Under the qualified thrift lender test, Federal Trust Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the institution’s business.

“Qualified thrift investments” include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans.

Federal Trust Bank also may satisfy the qualified thrift lender test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986.

A savings association that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At December 31, 2007, Federal Trust Bank satisfied the qualified thrift lender test.

Brokered Deposits. Federal regulation imposes restrictions on the ability of financial institutions to accept brokered deposits. In general, well capitalized financial institutions may accept brokered deposits without the prior approval of the Federal Deposit Insurance Corporation, while adequately capitalized financial institutions must obtain the approval of the Federal Deposit Insurance Corporation to accept, renew, or rollover brokered deposits. At December 31, 2007, Federal Trust Bank was considered adequately capitalized and, therefore, cannot accept additional brokered deposits without Federal Deposit Insurance Corporation approval. A total of $60.5 million in brokered deposits will mature during 2008. On March 14, 2008, we received conditional approval from the Federal Deposit Insurance Corporation to replace up to $16.0 million of brokered deposits through May 31, 2008. From December 31, 2007 through March 14, 2008, a total of $16.6 million of brokered deposits matured and were repaid. Of the remaining $43.9 million in brokered deposits that will mature during 2008, $18.8 million will mature through May 31, 2008. We may need to request additional waivers from the Federal Deposit Insurance Corporation with respect to the additional maturing brokered deposits beyond May 31, 2008. If we do not obtain a waiver from the Federal Deposit Insurance Corporation to permit us to renew or replace the additional maturing deposits beyond May 31, 2008, we may be required to repay these deposits through other sources of funds, including retail deposits in our local market and loan prepayments and sales. While it has been our strategy during 2006 and 2007 to reduce our reliance on brokered deposits through the opening of additional branch offices and slowing our growth, the brokered deposit restriction could force us to pay higher rates on our deposit products or sell loans at less than favorable terms in order to repay the maturing deposits. As a result, this restriction could cause Federal Trust Bank to increase our interest cost or to incur losses on the sale of loans, both of which would adversely affect earnings in 2008.

Liquidity. The term “liquidity” refers to the ability to generate adequate amounts of cash to fund loan originations, deposit withdrawals and operating expenses. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Community Reinvestment Act and Fair Lending Laws. All savings associations have a continuing responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the savings association’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Federal Trust Bank received a “Satisfactory” Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all Federal Deposit Insurance Corporation-insured institutions to publicly disclose their rating.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings associations and has the authority to bring enforcement actions against all “institution-affiliated parties,” including directors, officers, shareholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the savings association, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings association. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under certain specified circumstances.

Assessments. The Office of Thrift Supervision charges assessments to recover the cost of examining federal savings associations and their affiliates. These assessments are based on three components: (i) the size of the institution on which the basic assessment is based; (ii) the institution’s supervisory condition, which results in an additional assessment based on a percentage of the basic assessment for any savings institution with a composite rating of 3, 4 or 5 in its most recent safety and soundness examination; and (iii) the complexity of the institution’s operations, which results in an additional assessment based on a percentage of the basic assessment for any savings institution that managed over $1 billion in trust assets, serviced for others loans aggregating more than $1 billion, or had certain off-balance sheet assets aggregating more than $1 billion.

The Office of Thrift Supervision also assesses fees against savings and loan holding companies, such as Federal Trust Corporation. The Office of Thrift Supervision semi-annual assessment for savings and loan holding companies includes a $3,000 base assessment with an additional assessment based on the holding company’s risk or complexity, organizational form and condition.

Federal Home Loan Bank System. Federal Trust Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks, each of which is subject to regulation and supervision of the Federal Housing Finance Board. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Banks. It makes loans or advances to members in accordance with policies and procedures, including collateral requirements, established by the respective boards of directors of the Federal Home Loan Banks. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board. All long-term advances are required to provide funds for residential home financing. The Federal Housing Finance Board has also established standards of community or investment service that members must meet to maintain access to such long-term advances. As a member of the Federal Home Loan Bank of Atlanta, Federal Trust Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of December 31, 2007, Federal Trust Bank owned $8.1 million of Federal Home Loan Bank stock and was in compliance with this requirement.

Federal Reserve System. Institutions must maintain certain reserves against aggregate transaction accounts. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce Federal Trust Bank’s interest-earning assets. Federal Trust Bank is in compliance with the foregoing requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board are also used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

The USA PATRIOT Act. The USA PATRIOT Act gives the federal government powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Certain provisions of the USA PATRIOT Act impose affirmative obligations on a broad range of financial institutions, including federal savings associations, like Federal Trust Bank. These obligations include enhanced anti-money laundering programs, customer identification programs and regulations relating to private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States). Federal Trust Bank has established policies and procedures to ensure compliance with the USA PATRIOT Act’s provisions, and the impact of the USA PATRIOT Act on our operations has not been material.

Privacy Requirements of the Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Holding Company Regulation. Federal Trust Corporation is a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision has enforcement authority over Federal Trust Corporation and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to Federal Trust Bank.

Under federal law, Federal Trust Corporation is limited to engaging in those activities permissible for financial holding companies or for savings and loan holding companies under Section 10(c)(2) of the Home Owners’ Loan Act. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, and activities incidental to financial activities or complementary to a financial activity. Office of Thrift Supervision regulations implementing Section 10(c)(2) of the Home Owners’ Loan Act generally limit a savings and loan holding company to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations. Effective April 1, 2008, those regulations will authorize a more expansive list of permissible activities to include those permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

Sarbanes-Oxley Act

As a public company, Federal Trust Corporation is subject to the Sarbanes-Oxley Act, which implements a broad range of corporate governance and accounting measures for public companies designed to reduce conflicts of interest, improve the accuracy of financial reports and promote transparency in corporate operations in order to better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule making promulgated by the Securities Exchange Commission includes:

•	the creation of an independent accounting oversight board;

•	auditor independence provisions which restrict non-audit services that accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

•

a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants and that such accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting;

•	an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•	a requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•	a requirement that companies disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not;

•	expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•	a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•	disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.

Florida Business Corporation Act

As Florida corporations, Federal Trust Corporation and Federal Trust Mortgage Company are subject to the provisions of the Florida Business Corporations Act, which authorizes the establishment of Florida corporations and sets forth the corporate governance standards for their operations. The statutory provisions govern items such as:

•	general powers of a corporation;

•	shareholder rights;

•	notice, conduct of meetings and voting rights;

•	director and officer requirements and duties;

•	election of directors;

•	terms of directors;

•	compensation of directors;

•	contract rights of offers;

•	indemnification of directors, officers, employees and agents;

•	business combinations and mergers; and

•	corporate dissolutions.

The Florida Business Corporations Act also permits for super majority voting requirements for shareholders, which may be considered to be anti-takeover provisions. We have amended our Articles of Incorporation to include certain super majority voting requirements permitted by the Florida Business Corporations Act.

Federal Securities Laws

Federal Trust Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued pursuant to the rights offering. Federal Trust Corporation’s common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Federal Trust Corporation is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the rights offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Federal Trust Corporation may be resold without registration. Shares purchased by an affiliate of Federal Trust Corporation will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Federal Trust Corporation meets the current public information reporting requirements of Rule 144 under the Securities Act of 1933, each affiliate of Federal Trust Corporation that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Federal Trust Corporation, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Federal Trust Corporation may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

MANAGEMENT

Our Board of Directors is presently composed of seven members. Our Restated Articles of Incorporation provide that directors are divided into three classes, which serve for staggered three-year terms. The table below sets forth certain information regarding our Board of Directors, Executive Officers and Directors of Federal Trust Bank who are not directors of Federal Trust Corporation as of May 6, 2008, including the terms of office of Board members.

Name (1)	Age	Current Term to Expire	Shares of Common Stock Beneficially Owned (2)	Percent of Class
DIRECTORS
Samuel C. Certo, PhD.	61	2008	97,657(3)	1.0%
Dennis T. Ward	56	2008	3,100	*
Kenneth W. Hill	75	2009	93,314(4)	*
Eric J. Reinhold	43	2009	6,700(5)	*
Robert G. Cox	67	2010	22,759(6)	*
A. George Igler	56	2010	55,672(7)	*
Charles R. Webb	66	2010	18,000(8)	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Jennifer B. Brodnax	50	N/A	104,632(9)	1.1
Mark E. McRae	39	N/A	—	*
Lindsay B. Sandham	49	N/A	—	*
Gregory E. Smith	54	N/A	66,716(10)	*

DIRECTORS OF FEDERAL TRUST BANK WHO ARE NOT DIRECTORS OF FEDERAL TRUST CORPORATION
W. Daniel Allen	47	2008	100	*
A. Stewart Hall, Jr.	65	2008	8,160	*
All Directors and Executive Officers as a Group (13 persons)			827,965(11)	8.6%

*	Less than 1%.
(1)	The mailing address for each person listed is 312 West First Street, Suite 110, Sanford, Florida 32771.

(2)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.
(3)	Includes 94,844 shares of common stock and 2,813 vested restricted stock units.
(4)	Includes 55,080 shares of common stock and 38,234 vested options to purchase common stock.
(5)	Includes 6,000 shares of common stock and 700 vested options to purchase common stock.
(6)	Includes 15,860 shares of common stock, 5,000 vested options to purchase common stock and 1,899 vested restricted stock units.
(7)	Includes 33,052 shares of common stock (including 6,607 shares held as trustee under the Igler & Dougherty, P.A. Profit Sharing Plans, with respect to which Mr. Igler shares voting and investment power) and 22,620 vested options to purchase common stock.
(8)	Includes 13,000 shares of common stock and 5,000 vested options to purchase common stock.
(9)	Includes 29,220 shares owned directly, 5,816 shares in Federal Trust Corporation’s Stock Bonus Plan, over which Ms. Brodnax has sole voting and investment power, 22,504 shares in Federal Trust Corporation’s 401(k) Plan, 16,493 shares held in the Federal Trust Corporation employee stock ownership plan and 30,599 vested options to purchase common stock.
(10)	Includes 19,492 shares owned directly, 8,224 shares in Federal Trust Corporation’s 401(k) Plan, 4,320 shares held in the Federal Trust Corporation employee stock ownership plan and 34,680 vested options to purchase common stock.
(11)	Includes 283,724 shares of common stock, 136,833 vested options to purchase shares of common stock, 4,712 vested restricted stock units, 189,973 shares held under the Federal Trust Corporation 401(k) Plan, for which our executive officers serve as trustees and 212,723 shares held under the Federal Trust Corporation Employee Stock Ownership Plan, for which our executive officers serve as trustees.

Directors

The business experience for the past five years of each of our directors is set forth below. Unless otherwise indicated, directors have held their positions for the past five years or longer.

Samuel C. Certo, PhD. has been a director of Federal Trust Corporation since 1997 and a director of Federal Trust Bank since 1996. He is a Professor of Management and the former Dean at the Crummer Graduate School of Business at Rollins College in Winter Park, Florida. Since 1986, Mr. Certo has served as a business consultant and has published textbooks in the areas of management and strategic management.

Dennis T. Ward was named President and Chief Executive Officer and Director of Federal Trust Corporation in September 2007. Mr. Ward was also appointed Chairman of the Board, President and Chief Executive Officer of Federal Trust Bank in September 2007. Mr. Ward joined Federal Trust as Executive Vice President and Chief Operating Officer in February 2007 to provide overall coordination of the strategic initiatives to build a strong, profitable banking franchise in Central Florida. Prior to joining Federal Trust Corporation, he served as Central Florida President for Regions Bank for nine years. His previous banking experience includes International Banking for SunTrust and National Bank of Detroit. Mr. Ward is a seasoned executive with over 31 years of banking experience.

Kenneth W. Hill has been a director of Federal Trust Corporation since 1997 and a director of Federal Trust Bank since 1995. Mr. Hill was a Vice President and Trust Officer of SunBank, N.A., Orlando, Florida, from 1983 through 1995.

Eric J. Reinhold has been a director of Federal Trust Corporation since 2006. Mr. Reinhold is a Certified Financial Planner, who has served as President of Academy Planning Group since 2002 and was previously Regional Vice President for Academy Financial, both located in Orlando, Florida.

Robert G. Cox was appointed as a director of Federal Trust Corporation in November 2006. Mr. Cox is a retired bank executive, having served as the President of Summit Bank in New Jersey from 1980 to 1987, and then as the President of Summit Bancorp upon the merger of Summit Bank and UTB Financial Corp. in 1987. Mr. Cox served at Summit Bancorp until his retirement in 2000. In addition, he was recently a director at Ryan Beck & Company and is currently a member of the Board of Trustees of New Jersey SEEDS.

A. George Igler was first elected to the Board in October 2001. He has been a principal shareholder of the law firm of Igler & Dougherty, P.A. since it was established in 1992. The firm concentrates its practice in financial institutions, corporate and securities law. Igler & Dougherty, P.A., served as Federal Trust Corporation’s corporate counsel from 1993 until 2007.

Charles R. Webb was appointed as a director of Federal Trust Corporation in January 2007. He is currently a Principal of Ernst & Webb, LLC, a consulting firm based in Naples, Florida and Cincinnati, Ohio, which specializes in merger integration for financial institutions. Mr. Webb also has over 35 years of financial institution experience, including serving as both Chief Executive Officer and Chief Financial Officer of thrift institutions.

Executive Officers who are not Directors

The business experience for the past five years of each of our executive officers other than Mr. Ward is set forth below. Unless otherwise indicated, executive officers have held their positions for the past five years.

Jennifer B. Brodnax joined Federal Trust Bank in June 1987 during its organization. For the past 20 years with Federal Trust Bank, Mrs. Brodnax has served in various management capacities. Mrs. Brodnax was appointed Executive Vice President, Retail Banking in January 2008 and currently oversees branch office operations and profitability, strategic and operational activities associated with the development of new products and program management.

Mark E. McRae joined Federal Trust Bank as Executive Vice President and Senior Loan Officer in November 2007. Mr. McRae has 17 years of commercial banking experience, primarily focused in middle market and business banking. Prior to joining Federal Trust Corporation, from 2004 to 2007, Mr. McRae was with Regions Bank in Central Florida as Commercial Middle Market Sales Manager. From 1995 to 2003, Mr. McRae was employed by Southtrust Bank, working in Tampa, Florida.

Lindsay B. Sandham joined Federal Trust Bank in February 2007 as Senior Vice President and Chief Credit Officer. From 2005 through 2006, he was employed by Seacoast National Bank, located in Stewart, Florida. From 2004 through 2005, he was employed by SunTrust Bank, working in Orlando, Florida. From 2003 to 2004 he was employed by Equistar Financial Corporation, located in St. Petersburg, Florida. Prior to working for Equistar Financial Corporation, Mr. Sandham worked for eight years with Canadian Imperial Bank of Commerce in various credit related areas.

Gregory E. Smith was named Executive Vice President and Chief Financial Officer of Federal Trust Corporation and Federal Trust Bank in March 2003. He has worked in both large and small commercial banks and savings associations in Florida since 1979. His prior banking experience includes being President, Chief Operating Officer, Chief Financial Officer and Director. Mr. Smith is a certified public accountant and he started his career with a large accounting firm in New York, where he was a bank specialist.

Directors of Federal Trust Bank who are not Directors of Federal Trust Corporation

The business experience for the past five years of each of Federal Trust Bank’s directors who are not directors of Federal Trust Corporation is set forth below. Unless otherwise indicated, individuals have held their positions for the past five years.

W. Daniel Allen has been a director of Federal Trust Bank since 2005. He is the owner of Discount Propane, Inc. located in DeBary, Florida.

A. Stewart Hall, Jr. has been a director of Federal Trust Bank since 2003. Mr. Hall was the President and Chief Operating Officer of Hughes Supply, Inc. from 1973 through 2001 and has served as the Chairman of ASHCORP, a health benefits company, since 2001.

Executive Compensation

Compensation Committee Determination of Executive Compensation

The Compensation Committee’s responsibilities, as it pertains to executive and director compensation, include:

•	recommending to the Board of Directors the compensation of our executive officers and other senior executives;

•	ensuring that we develop, implement and maintain executive reward systems that are competitive, reasonable and motivate executive performance and contribution to Federal Trust Corporation;

•	establishing, reviewing and amending our compensation policies and procedures;

•	reviewing and approving all employment agreements and any amendments thereto, as well as change in control and severance agreements for our executive officers;

•	reviewing and recommending the form and amount of all awards provided to eligible executives;

•	reviewing and recommending to the Board of Directors the form and amount of compensation paid to our directors; and

•	ensuring that we have proper management succession.

At the beginning of each calendar year, the Compensation Committee, in consultation with the Chief Executive Officer, determines target base and total direct compensation levels for our executive officers based on several factors, including:

•	the executive officer’s role and responsibilities;

•	the significant and perhaps unexpected business challenges that the executive has faced or is likely to face;

•	the total compensation of executives who perform similar duties at other companies;

•	the total compensation for the executive officer during the prior fiscal year;

•	how the executive officer has contributed to our performance during the prior year;

•	the executive officer’s expected contribution and goals for the current year; and

•	our performance in comparison to peers.

The Committee’s goal is to design a compensation program that will attract and retain executive officers by rewarding them for performance in relationship to achievement of corporate and personal performance goals.

The Compensation Committee has the sole authority with respect to retaining and terminating consulting firms that assist in the evaluation of the compensation of the Chief Executive Officer and other executive officers.

For 2007, the Compensation Committee retained Hewitt Associates, based in Chicago, Illinois, as its compensation consultant. Hewitt and Associates was directed to review the compensation of then-President and Chief Executive Officer James V. Suskiewich. Hewitt and Associates was also engaged by the Compensation Committee to assist in the design of a management cash incentive plan, which plan was not adopted by the Compensation Committee or the Board of Directors. As part of the selection process to retain the compensation consultant, the Compensation Committee considered representations with respect to its practices and its approach to maintaining independence. During 2007, Federal Trust Corporation used the Bank Consulting Group for actuarial and related services in connection with our supplemental executive retirement plans.

Summary Compensation Table

The following Summary Compensation table provides information for the fiscal years ended December 31, 2007 and 2006 concerning the total compensation paid to the two individuals who served as Chief Executive Officer during 2007 and the three other most highly compensated executive officers of Federal Trust Corporation and its subsidiaries during the fiscal year ended December 31, 2007. These officers are referred to as the “named executives” in the following discussions. The columns entitled “Stock Awards” and “Nonqualified deferred compensation earnings” have been omitted as inapplicable.

Name and Principal Position	Year	Salary(1)	Bonus	Option Awards(2)	Non equity incentive plan compensation	All Other Compensation(3)	Total
Dennis T. Ward,	2007	$178,846	$—	$2,850	$—	$15,511	$197,207
Chief Executive Officer and President
James V. Suskiewich(4)	2007	$302,883	$—	$—	$—	$3,016,130	$3,319,013
Former Chief Executive Officer and President	2006	375,000	—	35,829	67,968	332,879	811,676
Gregory E. Smith	2007	$164,615	$—	$12,703	$—	$24,228	$201,546
Executive Vice President and Chief Financial Officer	2006	154,423	24,722	6,726	—	22,725	208,696
Thomas D. Spatola(5)	2007	$153,577	$—	$—	$—	$10,857	$164,434
Former President, Federal Trust Mortgage Company	2006	150,000	750	—	—	17,690	168,440
Jennifer B. Brodnax	2007	$102,885	$—	$—	$—	$22,451	$125,336
Executive Vice President – Retail Banking, Federal Trust Bank	2006	99,749	12,750	—	—	21,416	133,915

(1)	Includes all compensation in the year earned whether received or deferred at the election of the executive.
(2)	Reflects the value of stock options granted under the Amended and Restated 1998 Key Employee Stock Compensation Program. The value is the amount recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards 123(R), “Share-Based Payment.” The assumptions used in the valuation of these awards are included in Notes 1 and 14 to our audited financial statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission.

(footnotes continued on following page)

(3)	All Other Compensation for 2007 includes the value of:

	Dennis T. Ward	James V. Suskiewich	Gregory E. Smith	Thomas P. Spatola	Jennifer B. Brodnax
Health & life insurance premiums	$9,282	$55,357	$15,329	$10,857	$15,329
Social/country club dues	4,441	5,198	—	—	—
401(k) plan contributions	1,788	6,479	5,528	—	3,071
Supplemental retirement plan accrual	—	1,752,809	3,361	—	4,051
Salary accrual	—	1,125,000	—	—	—
Use of company automobile	—	6,473	—	—	—
Long-term care policy	—	1,852	—	—	—
Director fees	—	34,000	—	—	—
Unused vacation days	—	25,962	—	—	—

Total	$15,551	$3,016,130	$24,228	$10,857	$22,451

All of the director fees for Mr. Suskiewich were earned or paid in cash.
(4)	Mr. Suskiewich was terminated as President and Chief Executive Officer on October 14, 2007. In connection with his termination, under his employment agreement, Mr. Suskiewich will receive three years of base salary at $375,000 per year and three years of health and life insurance, with a total value of $44,500. Pursuant to his supplemental retirement plan, Mr. Suskiewich will receive $202,500 per year for life and, upon his death, his spouse will receive 80% of such payments per year for her life. See “—2007 Outstanding Equity Awards at Fiscal Year-End” for a description of the effect of Mr. Suskiewich’s termination on his stock options.
(5)	Mr. Spatola resigned effective November 30, 2007. He was not paid any severance in connection with his retirement. See “—2007 Outstanding Equity Awards at Fiscal Year-End” for a description of the effect of his resignation on his stock options.

Total Compensation – Cash and Stock Incentives

Our total compensation consists of five components:

•	base salary;

•	cash performance-based annual incentives;

•	stock options;

•	deferred compensation (qualified and nonqualified); and

•	other benefits and limited perquisites.

Base Salary. When determining base salary, the Compensation Committee takes into consideration a number of factors, including market data, prior salary, job responsibilities and changes in job responsibilities, achievement of specified goals, individual experience, demonstrated leadership, performance potential, actual performance, and retention considerations. These factors are not weighed or ranked in any particular way. During 2007, in connection with his promotion to President and Chief Executive Officer, Dennis T. Ward received an increase in base salary of $50,000, to $250,000. Executive Vice President and Chief Financial Officer Gregory E. Smith and Federal Trust Bank Executive Vice President/Retail Banking Jennifer B. Brodnax received increases in base salary of $10,000 and $3,000, respectively, increasing their base salaries to $165,000 and $103,000, respectively. For 2008, none of our executive officers received increases in base salary.

Annual Incentives. Annual cash incentives are awarded to executive officers based upon their individual performance and our financial performance. The former President and Chief Executive Officer’s target bonus opportunity was set forth in his employment agreement, and included a target bonus opportunity in 2007 up to 40% of his base salary. However, the President and Chief Executive Officer was terminated prior to the potential receipt of a cash incentive in 2007. Bonuses for other executive officers are not established pursuant to incentive plans, but can be recommended by the Compensation Committee for Board of Director approval. We did not reach our expected level of performance in 2007. As such, Board of Directors adopted the Compensation Committee’s recommendation not to pay cash bonuses to executive officers for 2007.

Long-Term Incentive Compensation. We also provide long-term incentive compensation to its executive officers through the 1998 Key Employee Stock Compensation Program (the “Program”). The Compensation Committee believes stock-based awards help align the financial interests of management with the shareholders’ interest, since the ultimate value of stock-based awards is tied to the value of our stock.

The Program allows us to grant stock options and stock appreciation rights. These types of awards measure financial performance over a longer period of time than the other methods of compensation. To date, our long-term incentive compensation for executive officers has been comprised of stock options only.

When granting awards, the Committee took into account the following subjective and objective factors:

•	each executive officer’s level of responsibility;

•	each executive officer’s contributions to Federal Trust Corporation’s performance;

•	our past financial performance;

•	retention considerations; and

•	the practices of other financial institutions in our markets.

Prior to making a grant, the Compensation Committee also considers our share price, the volatility of the share price, and potential dilution. The Compensation Committee believes that using our stock for a significant portion of these awards helps further align the interests of the executive officers and the shareholders by providing the executive officers with an additional equity stake in Federal Trust Corporation.

We do not have a formal policy regarding ownership of our stock by our executive officers. Executive officers, however, are encouraged to maintain an equity position in Federal Trust Corporation.

Stock Options. In 2007, the Compensation Committee granted 50,000 stock options to President and Chief Executive Officer Dennis T. Ward, with an exercise price of $4.80 per share, vesting over three years beginning one year from the date of grant. In 2007, Executive Vice President and Chief Financial Officer Gregory E. Smith and Federal Trust Bank Executive Vice President/Retail Banking Jennifer B. Brodnax were granted 10,000 options and 5,000 options, respectively, each with an exercise price of $2.53 per share, vesting over three years beginning one year from the date of grant.

The Committee considered the total recommended grant size as compared to shares remaining in the Program. With respect to the actual size and ranges of stock option awards, the Committee used the Black-Scholes pricing model (a formula widely used to value exchange-traded options by determining the present value of the stock option award). All of the stock option grants in 2007 had an exercise price equal to the closing price of Federal Trust Corporation’s common stock on the grant date and vest in three equal annual increments beginning on the first anniversary following the grant date of the award.

Deferred Compensation Benefits and Bonus Plan

Employee Stock Ownership Plan. All full-time, salaried employees are participants in the Employee Stock Ownership Plan once they have completed 1,000 hours of employment and have been employed since January 1st, the beginning of the plan year. Executive officers are eligible to participate in the Employee Stock Ownership Plan, but directors are not eligible unless they are also full-time salaried employees. Participants’ interests in the Employee Stock Ownership Plan become vested after they have completed three years of employment with a minimum of 1,000 hours per year.

Employee Stock Ownership Plan contributions are determined annually by Federal Trust Corporation’s Board of Directors, taking into consideration prevailing financial conditions, our fiscal requirements, and other factors deemed relevant by the Board. In general, contributions of up to 15% of total compensation paid to employees during the year can be made to the Employee Stock Ownership Plan. The contribution made on behalf of each participant equals the proportion that each participant’s compensation for the year bears to the total compensation of all participants for the year. In 2007, the Board of Directors elected not to make a cash contribution to the Employee Stock Ownership Plan.

Key Employee Stock Bonus Plan. In April 2002, the Board of Directors adopted the Key Employee Stock Bonus Plan (“Bonus Plan”). Under the Bonus Plan, a trust has been formed to purchase up to 2% of the outstanding shares of Federal Trust Corporation’s common stock on the open market. The Compensation Committee has the right to award such shares of stock to our non-executive officer employees. Any such award may contain conditions that must be met, or a vesting schedule that must be followed, prior to the shares being earned by and distributed pursuant to an employee’s stock award. The termination of employment of any award recipient for reasons other than normal retirement, death or disability shall constitute revocation of the recipient’s unearned award. If the termination of a recipient’s employment is caused by retirement, death or disability, all unearned awards shall be deemed fully earned unless it is later discovered that the employee engaged in conduct which warranted revocation of an award.

Other Benefits and Perquisites. Executive officers receive other benefits also available to other employees. For example, we provide executive officers and other salaried employees with health and disability insurance, vacation pay, and sick pay. We also provide our Chief Executive Officer with a country club membership. The executive officers are responsible for reimbursing us for any “social expenses” incurred, except to the extent that they are specifically, directly, and exclusively made in connection with business development, such as for travel and boarding conferences, trade association meetings, and dinners or social outings with vendors and potential bank customers.

Retirement Benefits. Retirement benefits are intended both to recognize, over the long term, services rendered to Federal Trust Corporation and to keep our overall pay packages for executives comparable to those of our competitors in our markets. We maintain supplemental earnings and retirement plans for our Executive Vice President and Chief Financial Officer, Gregory E. Smith ($10,000 per year at age 65, for life), and for Federal Trust Bank Senior Vice President/Retail Banking Jennifer B. Brodnax ($20,000 per year at age 65, for life). The executive officers can opt for early retirement at age 62, provided they have ten years of service. If an officer elects early retirement, the retirement benefit would be reduced by 15%.

In addition, we maintain a 401(k) Plan, which permits participants to defer additional portions of their salary for retirement. We match a portion of these contributions for executive officers and all other eligible participants. The Committee believes it is appropriate to maintain these additional contributory plans, with the matching feature, to provide an additional incentive for the participants to further provide for their retirement.

Severance and Other Employment-Related Agreements. Federal Trust Corporation currently has severance agreements with President and Chief Executive Officer Dennis T. Ward, Executive Vice President and Chief Financial Officer Gregory E. Smith, Executive Vice President/Retail Banking Jennifer B. Brodnax and one other executive officer. We believe these types of agreements are necessary so that it is able to attract and retain key executives. The amount of each termination benefit is two times the executive officers’ highest salary. The termination amounts were considered to be reasonable based upon the banking experience and knowledge of these senior executive officers. The benefits include a lump sum cash payment (base salary only) and continued health benefits for an extended period of time. In addition, the individual stock option agreements for executives who have been awarded stock options provide for full acceleration of all outstanding and unvested equity awards in the event of a change in control of Federal Trust Corporation.

2007 Outstanding Equity Awards at Fiscal Year-End

The following table discloses the stock options owned by the named executives at December 31, 2007.

Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price(1)	Option Expiration Date
Dennis T. Ward,	—	50,000	(2)	$4.80	10/25/2013
Chief Executive Officer and President
James S. Suskiewich(3)	51,000	—		$10.00	11/17/2010
Former Chief Executive Officer and President	17,000	—		$10.00	11/17/2014
	51,000	—		$9.92	5/5/2010
	51,000	—		$7.47	10/23/2013
Gregory E. Smith	—	10,000	(4)	$2.53	12/17/2014
Executive Vice President and Chief Financial Officer	2,040	8,160	(5)	$12.16	1/29/2016
	15,300	—		$4.99	4/24/2013
	15,300	—		$7.47	10/23/2013
Thomas P. Spatola(6) Former President, Federal Trust Mortgage Company	30,600	—		$11.76	8/1/2010
Jennifer B. Brodnax	—	5,000	(4)	$2.53	12/17/2014
Executive Vice President – Retail Banking, Federal Trust Bank	24,117	—		$7.47	10/23/2013
	1,382	—		$3.92	9/30/2012
	5,100	—		$3.92	5/21/2008

(1)	Number of shares and exercise price have been adjusted for the 2% stock dividend distributed on June 12, 2006.
(2)	Reflects a grant of 50,000 stock options on October 25, 2007, which vest over three years starting one year from the date of grant.
(3)	Mr. Suskiewich was terminated as President and Chief Executive Officer on October 14, 2007. Unvested options for 34,000 shares were cancelled, and all vested options were unexercised and subsequently cancelled on January 12, 2008.
(4)	Reflects a grant of options on December 17, 2007, which vest over three years starting one year from the date of grant.
(5)	Reflects a grant of 10,200 options (split-adjusted) granted January 30, 2006, which vest over five years starting one year from the date of grant.

(6)	Mr. Spatola resigned effective November 30, 2007. All vested options were unexercised and subsequently cancelled on February 29, 2008.

Director Compensation

In 2007, we paid each Federal Trust Corporation director a quarterly retainer of $2,500, plus $2,500 per Board meeting attended in person. We did not pay Federal Trust Corporation directors any cash compensation for membership on committees. During 2007, the Chairman of the Audit, Compensation, and Nominating and Corporate Governance Committees received a cash compensation of $5,000, $3,000, and $1,250, respectively. Former Chairman James V. Suskiewich did not receive fees for serving as Chairman. However, he did receive the quarterly retainer and board fees, which are disclosed in the Summary Compensation Table.

In 2007, Federal Trust Bank paid its directors $1,000 per full Board meeting and $250 per committee meeting. Committee Chairs were awarded $2,000 Chair fees. As Chairman of the Bank’s Board, Mr. Suskiewich, received an additional $500 per full Board meeting. In addition, A. Stewart Hall Jr., a director of Federal Trust Bank, who is not also a Federal Trust Corporation director, received a quarterly retainer of $2,500 based upon his tenure as a bank director and his being Chairman of Federal Trust Bank’s loan committee.

The following table summarizes the compensation paid to the non-employee directors of Federal Trust Corporation and Federal Trust Bank during 2007. No director fees were paid to directors of Federal Trust Mortgage.

2007 Director Compensation Table

	Federal Trust Corporation					Federal Trust Bank
Name	Fees Earned or Paid In Cash	Option Awards(1)		Stock Awards(2)		Fees Earned	All Other Compensation		Total
Samuel C. Certo, PhD.	$27,500	$—		$17,152	(3)	$16,333	$1,390	(4)	$62,375
Robert G. Cox	$27,500	$24,415	(5)	$19,214	(5)	$—	$—		$71,129
Kenneth W. Hill	$27,500	$2,367	(6)	$—		$17,917	$—		$47,784
A. George Igler	$27,500	$1,894	(7)	$—		$—	$—		$29,394
Eric J. Reinhold	$27,500	$3,260		$—		$—	$—		$30,760
Charles R. Webb	$27,500	$23,282		$—		$—	$—		$50,782

(1)	Reflects the value of stock options granted under the 1998 Directors’ Stock Option Plan and the 2005 Directors’ Stock Plan. The value is the amount recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards 123(R), “Share-Based Payment.” The assumptions used in the valuation of these awards are included in Notes 1 and 14 to our audited financial statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission.
(2)	The value is the amount recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards 123(R), “Share-Based Payment,” in connection with our 2005 Director Stock Plan. Expense for restricted stock units for a year is calculated by multiplying the number of units initially granted by the closing price of our shares of common stock on the date of grant, and then dividing that total by the number of restricted stock units that vest during the year.
(3)	At December 31, 2007, Dr. Certo had 2,813 vested restricted stock units, 1,416 unvested restricted stock units.
(4)	Reflects a premium for long-term care policy.
(5)	At December 31, 2007, Mr. Cox had 5,000 vested stock options, 40,000 unvested stock options, 1,899 vested restricted stock units and 5,697 unvested restricted stock units.
(6)	At December 31, 2007, Mr. Hill had 37,724 vested stock options.
(7)	At December 31, 2007, Mr. Igler had 22,212 vested stock options.

1998 Directors’ Stock Option Plan. Our 1998 Directors’ Stock Option Plan (“1998 Directors’ Plan”) was approved by our shareholders at the 1998 Annual Meeting, which was subsequently amended at the 2002 Annual Meeting to increase the number of shares reserved for issuance. The 1998 Directors’ Plan authorizes the granting of up to 141,337 shares of common stock (reflecting the 2% stock dividend) through the granting of compensatory stock options.

The per share exercise prices of the options that have been granted were equal to the fair market value of a share of common stock as of the date of grant. The stock options granted under the 1998 Directors’ Plan can be exercised any time after six months from the date of grant, up until ten years after the date of grant. Unless terminated, the 1998 Directors’ Plan shall remain in effect until the tenth anniversary of its effective date.

2005 Directors’ Stock Plan. At the 2005 Annual Meeting, our shareholders approved the adoption of the 2005 Directors’ Stock Plan (the “2005 Plan”). Under the 2005 Plan, 91,800 shares of Federal Trust Corporation’s common stock have been reserved (adjusted for the 2% stock dividend). Awards made under the 2005 Plan may be in the form of shares of common stock, stock units, or stock options. Each director of Federal Trust Corporation and its subsidiaries may be granted an annual stock retainer, in which the director annually elects to receive either shares or stock units. A stock unit is the right to receive a share of common stock on a date elected by the director. Awards made as part of an annual stock retainer will be granted quarterly to coincide with the quarterly payment of the director’s annual cash retainer. The number of shares or stock units granted each quarter will be equal to up to 25% of the director’s annual cash retainer divided by the fair market value per share on the date of the award.

In addition, the 2005 Plan provides that a director may elect to substitute his or her annual cash retainer or a portion thereof, with an award of shares or stock units. The number of shares or stock units granted will equal the amount of the annual cash retainer that the director has elected divided by the fair market value per share on the date of the award. While any stock unit is outstanding, the director holding the stock unit will be entitled to receive a dividend in the form of additional stock units if cash dividends are declared on outstanding shares of common stock. The amount of any such dividend will be equal to the amount of the cash dividend declared times the number of stock units held divided by the fair market value of the common stock on the date the dividend is paid. Each stock unit, including fractional stock units, will be converted to one share of common stock on the date which has been selected by the director.

The 2005 Plan also provides for discretionary awards, which may be granted by the Board in its sole discretion to recognize any additional services provided to the Board or the company or as a special grant to all directors. These discretionary awards may be in the form of stock options, award of shares, or stock units; provided, however, that any stock options granted may not be exercisable for less than fair market value per share on the date of grant, and must be exercised at least six months from the date of grant and before the earlier of: (i) up to ten years after the date of the award; or (ii) one year from the date the director’s service is terminated by reason of retirement or death.

Certain Relationships and Related Transactions

Our loan policies provide for limited types of loans to be made to directors, officers and employees. Loans made by Federal Trust Bank are also subject to the provisions of Section 22(h) of the Federal Reserve Act, which require that any credit extended by Federal Trust Bank to our directors, executive officers and principal shareholders, or any of their affiliates must:

1.	be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Federal Trust Bank with non-affiliated parties; and

2.	not involve more than the normal risk of repayment or present other unfavorable features.

There are no family relationships, as defined in the Securities and Exchange Commission rules or the AMEX rules, between any of our executive officers or directors. When a transaction, however, involves an officer, director, principal shareholder or affiliate of Federal Trust Corporation, Federal Trust Bank or Federal Trust

Mortgage Company, it is our policy that the transaction must be on terms no less favorable to us than could be obtained from an unaffiliated party. All such transactions must be approved in advance by a majority of Federal Trust Corporation’s or Federal Trust Bank’s independent and disinterested directors. As of December 31, 2007, there were no such loans outstanding. The Board of Directors has determined that Messrs. Igler and Webb are independent, notwithstanding the relationships described below.

In the ordinary course of business, we may use the services of companies, partnerships, or firms of which our directors are officers, directors or owners. We have retained in the past the law firm of Igler & Dougherty, P.A., Tallahassee, Florida, of which Director A. George Igler is a member. Legal fees paid to the firm for its services, exclusive of direct costs, were $147,795 in 2007 and $193,535 in 2006.

We have entered into a consulting agreement with Ernst & Webb, LLC, of which Director Charles R. Webb is a Principal. Consulting fees paid to Ernst & Webb, LLC, exclusive of direct costs, were $137,501 in 2007.

Director Independence

American Stock Exchange listing requirements require our Board of Directors to be comprised of a majority of “independent” directors. In determining whether a director is independent under applicable independence requirements, our Board of Directors considered any transactions and relationships between each director and any member of his immediate family or affiliates and Federal Trust Corporation and its subsidiaries and affiliates. The Board of Directors has determined that the following directors presently in office are independent in accordance with American Stock Exchange listing requirements:

Samuel C. Certo, PhD.

Robert G. Cox

Kenneth W. Hill

A. George Igler

Eric J. Reinhold

Charles R. Webb

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information concerning the persons and entities known to us to be beneficial owners of 5% or more of our outstanding shares common stock as of May 6, 2008.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class(1)
Estate of Einar Paul Robsham Post Office Box 5183 Cochituate, MA 01778	488,400	(2)	5.20%

Benjamin Partners 589 Broadway New York, NY 10012	507,960	(3)	5.41%

(1)	Based upon 9,436,305 shares outstanding as of the record date.
(2)	As reported in the Schedule 13D filed with the Securities and Exchange Commission on June 19, 2000.
(3)	As reported in the Schedule 13D filed with the Securities and Exchange Commission on February 15, 2007. Includes other affiliated parties, in addition to Benjamin Partners.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of Federal Trust Corporation’s directors and executive officers and for all of the directors and executive officers as a group, the following information:

(i)	the proposed purchases of shares, assuming sufficient shares of common stock are available to satisfy their purchase intentions; and

(ii)	the total amount of Federal Trust Corporation common stock to be held following of the stock offerings.

Information is based on              shares outstanding as of May 6, 2008, which excludes              options exercisable within 60 days of May 6, 2008, and is further based on information presented in “Management.”

Total Common Stock to be Held
Name of Beneficial Owner	Proposed Purchases of Stock in the Rights Offering (1)		Number of Shares	Percentage of Total Outstanding if [Standby Maximum] Shares are Sold	Percentage of Total Outstanding if [Total Maximum] Shares are Sold
	Number of Shares	Amount
Directors:
Samuel C. Certo, PhD.		$		%	%
Dennis T. Ward
Kenneth W. Hill
Eric J. Reinhold
Robert G. Cox
A. George Igler
Charles R. Webb

Total				%	%

Executive Officers Who Are Not Directors:
Jennifer B. Brodnax
Mark E. McRae
Lindsay B. Sandham
Gregory E. Smith

Total				%	%

Total for Directors and Executive Officers		$		%	%

*	Less than 1%.
(1)	Includes proposed subscriptions, if any, by associates.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to the record holders of our common stock as of May 6, 2008 non-transferable subscription rights to purchase shares of our common stock at $[offering price] per share. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately [rights maximum] shares of our common stock for an aggregate purchase price of $             million.

Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on May 6, 2008. Each subscription right entitles the holder to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege. With your basic subscription privilege, you may purchase [subscription ratio] shares of our common stock per subscription right, subject to delivery of the required documents and payment of the subscription price of $[offering price] per share, prior to the expiration of the rights offering. Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. The number of rights that you may exercise appears on your rights certificate. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your over-subscription privilege. Under the standby purchase agreements, the standby purchasers who are existing shareholders have agreed to exercise their basic subscription privileges in full, representing              shares.

Over-Subscription Privilege. In the event that you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by other shareholders through the exercise of their basic subscription privileges. If sufficient shares of common stock are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock among shareholders who over-subscribed by multiplying the number of shares requested by each shareholder through the exercise of their over-subscription privileges by a fraction which equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges. As described above for the basic subscription privilege, we will not issue fractional shares through the exercise of over-subscription privileges.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription privilege. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you, assuming that no shareholder other than you and the standby purchasers who have agreed to exercise their basic subscription privileges for an aggregate of              shares, will purchase any shares of our common stock pursuant to their basic subscription privilege.

We can provide no assurances that you will be able to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our shareholders exercise their basic subscription privileges in full. We can only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

•

To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares actually available to you, and any excess subscription payments will be returned to you, without interest, as soon as practicable.

•

To the extent the amount you paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Reasons for the Stock Offerings

We will refer to the rights offering and the offering to standby purchasers collectively as the “stock offerings.” We are engaging in the stock offerings to raise equity capital to improve Federal Trust Bank’s capital position, and to retain additional capital at Federal Trust Corporation for general corporate purposes. Our Board of Directors has chosen to raise capital through a rights offering to give our shareholders the opportunity to limit ownership dilution by buying additional shares of common stock. Our Board of Directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the current circumstances. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our Board of Directors is making no recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.

Standby Commitments

Prior to making their commitment to participate in the stock offerings, each of the standby purchasers executed a non-disclosure agreement and accordingly gained access to certain nonpublic information about us and participated in discussions with our management. On                     , 2008, following a due diligence review of Federal Trust Corporation by the standby purchasers, we negotiated and subsequently entered into standby purchase agreements with the standby purchasers in connection with the rights offering. The following description of the standby purchase agreements summarizes certain terms of the standby purchase agreements. A form of the standby purchase agreements has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to carefully read the entire document. See “Where You Can Find Additional Information.”

Subject to certain conditions, including the receipt of required regulatory approvals, the standby purchase agreements obligate us to sell, and requires the standby purchasers to purchase from us, up to an aggregate of $             million ([standby maximum] shares) of our common stock. Of this $             million, approximately $                     million represents all of the shares purchasable with their basic subscription privileges. Each of the standby purchasers has agreed not to exercise its over-subscription privilege in any amount. In addition, the standby purchase agreement obligates us to sell, and requires the standby purchasers to purchase from us up to approximately $             million of our shares of common stock, depending on the number of unexercised subscription rights, which together with the shares purchasable under their basic subscription right totals their $             million commitment. In no event will we issue fewer than $             million of shares ([standby minimum] shares) to standby purchasers. The $[offering price] price per share paid by the standby purchasers for such common stock equals the subscription price paid by all others in the rights offering.

We have also agreed to provide two of the standby purchasers a total of up to [warrant maximum] warrants that would entitle these investors to purchase up to [warrant maximum] shares of our common stock at $[offering price] per share. The number of warrants we issue to the standby purchasers will depend on the number of shares subscribed for in the rights offering. The standby purchase agreements assure that in no event will we issue fewer than [warrant minimum] warrants, in the aggregate, to standby purchasers. The exercise price of the warrants will be equal to the subscription price paid by our shareholders in the rights offering.

The following table sets forth the minimum and maximum share commitments of the standby purchasers, assuming in the alternative that the minimum and maximum of the offered shares are sold.                      warrants will also be issued to each of                      and                     .

Shares to be Purchased Assuming the Sale in the Stock Offerings of
Name	[standby maximum] Shares	[total maximum] Shares

Subject to receipt of regulatory approval, we have also agreed to provide                              and                              the right to select two candidates each for appointment to the boards of directors of Federal Trust Corporation and Federal Trust Bank. We have also agreed to pay the reimbursable expenses of each of                      and                      in an amount up to 2.5% of the dollar value of the shares of common stock purchased by these standby purchasers in the stock offerings.

Each standby purchase agreement provides that it may be terminated by the standby purchaser only upon the occurrence of the following events:

(i)

the suspension of trading in our common stock, the establishment of limited or minimum prices for our common stock, or a general suspension of trading in or the establishment of limited or minimum prices on the New York Stock Exchange or the American Stock Exchange, any

banking moratorium, any suspension of payments with respect to banks in the United States, or a declaration of war or national emergency in the United States;

(ii)	any circumstances that would result in the standby purchaser, individually or otherwise with any other person or entity, being required to register as a depository institution holding company under federal or state laws or regulations, or to submit an application, or notice, to a federal regulatory authority;

(iii)	prior to the expiration time, if we experience a material adverse change in our financial condition from our financial condition on , except as specifically disclosed in this prospectus;

(iv)	if the stock offerings are not completed by through no fault of the standby purchaser;

(v)	if we fail to receive shareholder approval of the issuance of shares in a non-public offering, which would permit us to conduct the sale of shares to standby purchasers;

(vi)	if we fail to receive shareholder approval of the amendment to our Articles of Incorporation to increase the number of authorized shares; or

(vii)	in the event that we are unable to obtain any required federal or state approvals for the stock offerings on conditions reasonably satisfactory to us despite our reasonable efforts to obtain such approvals.

From the commencement of the rights offering until the expiration of the rights offering, none of the standby purchasers nor any of their respective affiliates over which they exercise investment authority may acquire any shares of our common stock; provided, however, that the foregoing will not restrict the acquisition of shares of our common stock by the standby purchasers or their respective affiliates (1) from us pursuant to the standby purchase agreements or (2) from the standby purchasers or one or more of their respective affiliates.

Each standby purchaser has represented to us that they are not “affiliates” of the other within the meaning of Rule 405 of the Securities Act of 1933, as amended, and are not acting in concert with each other and are not members of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) and have no current intention to act in the future in a manner that would make them members of such a group.

Method of Exercising Subscription Rights

One non-transferable subscription right is being distributed for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on May 6, 2008. The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders. If you hold a Federal Trust Corporation stock certificate, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address set forth below under “—Subscription Agent,” to be received prior to 5:00 p.m., Eastern Time, on [expiration date].

Subscription by Beneficial Owners. If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of our common stock in the rights offering.

Payment Method

As described in the rights certificate, payments submitted to the subscription agent must be made in full United States currency by:

•	bank check or bank draft payable to Registrar and Transfer Company, the subscription agent, drawn upon a United States bank;

•	postal, telegraphic or express money order payable to Registrar and Transfer Company; or

•	wire transfer of immediately available funds to the account maintained by Registrar and Transfer Company.

You may not remit personal checks of any type.

You should read and follow the instructions accompanying the rights certificate carefully. As described in the instructions accompanying the rights certificate, in certain cases additional documentation or signature guarantees may be required.

The method of delivery of payments of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those documents and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to us.

There is no sales fee or commission payable by you. We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered in your name and to your address of record, as imprinted on the face of the rights certificate; or

•	you are an eligible institution.

Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering

No person may purchase more than $             (             shares) of common stock, and no person may own more than              shares of common stock as a result of purchases in the rights offering. If any of the following persons already owns shares of common stock, their existing ownership plus their purchases in the rights offering, when aggregated with your existing ownership and purchases in the rights offering, also cannot exceed $             (             shares) of common stock:

•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you are a trustee, have a controlling beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.

In addition, we will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription rights to any stockholder (other than certain standby purchasers) who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [expiration date], such clearance or approval has not been obtained and/or any required waiting period has not expired. If we elect not to issue shares in such case, such shares will become available to satisfy over-subscription by other shareholders pursuant to subscription rights and will be available to standby purchasers.

The term “associate” is used above to indicate any of the following relationships with a person:

•

any corporation or organization, other than Federal Trust Corporation, Federal Trust Bank, Federal Trust Statutory Trust I or Federal Trust Mortgage Company, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•

any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate (although a person who has a substantial beneficial interest in one of our tax-qualified or non-tax-qualified employee plans, or who is a trustee or fiduciary of the plan is not an associate of the plan, and our tax-qualified employee plans are not associates of a person);

•	any person who is related by blood or marriage to such person and:

(i)	who lives in the same house as the person; or

(ii)	who is a director or senior officer of Federal Trust Corporation, Federal Trust Bank or a subsidiary thereof; and

•	any person acting in concert with the persons or entities specified above.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

•

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any of our tax-qualified employee plans will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Missing or Incomplete Subscription Information

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. The nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time [expiration date] expiration date that we have established for the rights offering. If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Expiration Date

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on [expiration date], which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering without notice to you. In no event will the expiration date be later than [extension date]. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the rights offering. We reserve the right to cancel the rights offering at any time.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. The nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, [expiration date], expiration date that we have established for the rights offering.

Determination of Subscription Price

In determining the subscription price, our Board of Directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital, negotiations with standby purchasers, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Board of Directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status. We may seek or obtain an opinion of our financial advisors in establishing the subscription price, but we have not done so as of the date of this prospectus. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering.

We cannot assure you that the market price of our shares of common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering at any time for any reason. We may terminate the rights offering if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our Board of Directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

In addition, we cannot complete the stock offerings unless:

•

We sell at least $             of common stock in the stock offerings ([standby maximum] shares). As a result of the standby purchase agreements (pursuant to which the standby purchasers have agreed to purchase up to [standby maximum] shares of our common stock), we believe this minimum condition will be satisfied.

•

Our shareholders as of              approve an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock. Our Articles of Incorporation currently authorize us to issue 15,000,000 shares of common stock, which is less than the sum of our current outstanding shares plus the shares we are offering for sale in the stock offerings. At our 2008 Annual Meeting of Shareholders, which is scheduled to be held June 16, 2008, we are submitting to shareholders a proposal to amend the Articles of Incorporation; and

•

Our shareholders as of              approve the issuance of shares and warrants to standby purchasers. At our 2008 Annual Meeting of Shareholders, which is scheduled to be held June 16, 2008, we are submitting to shareholders a proposal to approve the issuance of shares and warrants to standby purchasers.

Subscription Agent

The subscription agent for this offering is Registrar and Transfer Company. The address to which rights certificates and payments, other than wire transfers, should be mailed or delivered is provided below. If sent by mail, we recommend that you send documents and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to Federal Trust Corporation.

By Mail: Registrar and Transfer Company P.O. Box 645 Cranford, NJ 07016-0645 Attn: Reorg/Exchange Department	By Hand or Overnight Courier: Registrar and Transfer Company 10 Commerce Drive Cranford, NJ 07016 Attn: Reorg/Exchange Department

If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please call our subscription agent for the rights offering, Registrar and Transfer Company, at (800) 368-5948 (toll free), Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time.

Information Agent

We have appointed Stifel, Nicolaus & Company, Incorporated as information agent for the offering. Any questions or requests regarding Federal Trust Corporation, Federal Trust Bank or the stock offerings may be directed to Stifel, Nicolaus & Company, Incorporated at (866) 779-2408 (toll free) Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time.

We will pay the fees and expenses of the information agent and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering.

No Fractional Shares

All shares will be sold at a purchase price of $[offering price] per share. We will not issue fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a registered holder of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment to be received by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, [expiration date], expiration date.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the American Stock Exchange or any other stock exchange or market or on the OTC Bulletin Board. The shares of our common stock issuable upon exercise of the subscription rights will be listed on the American Stock Exchange Market under the ticker symbol “FDT.”

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Shareholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 5:00 p.m., Eastern Time, at least three business days prior to the expiration of the rights offering (or, if the rights offering is extended, on or before three business days prior to the extended expiration date) and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

We will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any shareholder or standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [expiration date], such clearance or approval has not been obtained and/or any required waiting period has not expired. If we elect not to issue shares in such case, such shares will become available to satisfy over-subscription by other shareholders pursuant to subscription rights and will be available to standby purchasers.

Material U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase shares of our common stock for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Shares of Our Common Stock Outstanding After the Rights Offering

Assuming no options are exercised prior to the expiration of the rights offering, we expect approximately              shares of our common stock will be outstanding immediately after completion of the rights offering and the closing of the transactions contemplated by the standby purchase agreement, assuming all shares are sold in the rights offering and to standby purchasers.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax consequences to U.S. Holders of our common stock (as defined below) of the receipt of subscription rights in the rights offering and the ownership, exercise and disposition of the subscription rights. In the following discussion, “we,” “us” and similar words refer to Federal Trust Corporation and not to Luse Gorman Pomerenk & Schick, PC. This discussion is a summary and does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in the light of their individual investment circumstances or to certain types of U.S. Holders that are subject to special tax rules, including partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that received our common stock in satisfaction of our prior indebtedness to such persons, persons that hold rights or our common stock as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax. This discussion also does not address any federal non-income, state, local or foreign tax considerations to U.S. Holders, nor does it address any tax considerations to persons other than U.S. Holders. This summary assumes that U.S. Holders have held our common stock exclusively as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the “Code.” This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock who is (1) a citizen or an individual resident of the United States; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States or any political subdivision of the United States; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. In this event, the partner and partnership should consult their tax advisors concerning the tax treatment of the receipt of subscription rights in the rights offering and the ownership, exercise and disposition of the subscription rights.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THE RIGHTS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

You should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering. If you allow the subscription rights received in the offering to expire, you should not recognize any gain or loss upon the expiration of the subscription rights. You also should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through the exercise of the subscription rights should equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights.

Your tax basis in the subscription rights will generally be zero unless either (1) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to or exceeds 15% of the fair market value on such date of our common stock with respect to which they are received or (2) you elect, in your United States federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common stock to the subscription rights. In either case, a portion of your basis in our common stock with respect to which the subscription rights are received will be allocated to such subscription rights in proportion to the respective fair market values of our common stock and the subscription rights on the date the subscription rights are distributed. The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering. The holding period for the shares of our common stock acquired through the exercise of the rights will begin on the date the rights are exercised.

If you exercise the subscription rights received in this rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (1) the allocation of tax basis between our common stock previously sold and the subscription rights, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to our common stock previously sold, and (3) the impact of such allocation on the tax basis of our common stock acquired through exercise of the subscription rights. If you exercise the subscription rights received in the rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, you should consult your tax advisor.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock. The capital gain or loss will be long-term if your holding period in the shares is more than one year. Long-term capital gains recognized by individuals are taxable under current law at a maximum rate of 15%. Under current law, long-term capital gains recognized by individuals will be taxable at a maximum rate of 20% for taxable years beginning after December 31, 2010. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. Your ability to use any capital loss is subject to certain limitations.

Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent that the cash and fair market value of property is allocable to our current and accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates, subject to any applicable dividends-received deduction. Dividends received by noncorporate (individual) holders of our common stock in taxable years beginning before January 1, 2011 are taxed under current law at the holder’s capital gain tax rate (a maximum rate of 15%) provided that the holder meets applicable holding period and other requirements. Under current law, dividends received by noncorporate holders of our common stock in subsequent taxable years will be taxed as ordinary income at a maximum rate of 35%. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your basis in our common stock will be treated as gain from the sale or exchange of such common stock.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or TIN, (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you are not subject to backup withholding. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. You should consult your tax advisors as to your qualification for exemption from withholding and the procedure for obtaining such exemption.

PLAN OF DISTRIBUTION

Directors, Executive Officers and Employees

Our directors and executive officers may participate in the solicitation of the exercise of subscription rights for the purchase of common stock. These persons will not receive any commissions or compensation in connection with these activities, other than their normal compensation, but they will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other trained employees of Federal Trust Bank may assist in the rights offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to our executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated, our financial and marketing advisor and information agent. Our other employees have been instructed not to solicit the exercise of subscription rights for the purchase of shares of common stock or to provide advice regarding the exercise of subscription rights. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and the solicitation of subscription rights and the sales of the common stock underlying such subscription rights will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of our common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

Financial Advisor

We have engaged Stifel, Nicolaus & Company, Incorporated, a broker-dealer registered with the Financial Industry Regulatory Authority (FINRA), as our financial and marketing advisor in connection with the stock offerings pursuant to an agency agreement between Stifel, Nicolaus & Company, Incorporated and us. Stifel, Nicolaus & Company, Incorporated is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Stifel, Nicolaus & Company, Incorporated is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

In its capacity as our financial and marketing advisor, Stifel, Nicolaus & Company, Incorporated provided advice to us regarding the structure of the stock offerings as well as with respect to marketing the shares of our common stock to be issued in the stock offerings. Stifel, Nicolaus & Company, Incorporated has identified potential standby purchasers and assisted us in negotiating standby purchase agreements with the standby purchasers.

Stifel, Nicolaus & Company, Incorporated has not prepared any report or opinion constituting a recommendation or advice to us or our shareholders; however, Stifel, Nicolaus & Company, Incorporated may, upon the request of our board of directors, prepare an opinion as to the fairness of the subscription price or the terms of the offering to us. Stifel, Nicolaus & Company, Incorporated expresses no opinion and makes no recommendation to holders of the subscription rights as to the purchase by any person of shares of our common stock. Stifel, Nicolaus & Company, Incorporated also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering may trade if and when they are issued or at any future time. See “The Rights Offering—Determination of Subscription Price.”

As compensation for its services, upon completion of the stock offerings, we have agreed to pay Stifel, Nicolaus & Company, Incorporated the following amounts:

•

an advisory and management fee of $100,000 in connection with the advisory and administrative services provided by Stifel, Nicolaus & Company, Incorporated, of which $50,000 was paid upon engagement of Stifel, Nicolaus & Company, Incorporated and $50,000 was paid upon effectiveness of the registration statement of which this prospectus is a part;

•

if an opinion is requested by our board of directors, a fairness opinion fee of $100,000 in connection with an opinion give by Stifel, Nicolaus & Company, Incorporated as to the fairness to Federal Trust Corporation, from a financial point of view, of the consideration to be paid in connection with the stock offerings;

•

a placement fee of 1% of the aggregate purchase price of shares of our common stock sold to shareholders in the rights offering pursuant to the exercise of basic subscription privileges and over-subscription privileges, subject to a minimum payment of $150,000; plus

•	a fee of 5% of the aggregate purchase price of shares of common stock sold to standby purchasers (regardless of whether they purchase shares in the rights offering or otherwise).

We have agreed to reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses pertaining to its engagement, including legal fees, up to $200,000, regardless of whether the rights offering is consummated. Although, Stifel, Nicolaus & Company, Incorporated has no obligation to act, and will not act, in any capacity as an underwriter in the rights offering, if it were nonetheless deemed to be an underwriter under the Securities Act, the fees and commission to be paid to it might be deemed to be underwriting fees and commissions. We have agreed to indemnify Stifel, Nicolaus & Company, Incorporated against certain liabilities and expenses in connection with its engagement, including certain potential liabilities under the federal securities laws. Stifel, Nicolaus & Company, Incorporated expresses no opinion and makes no recommendation to our shareholders as to the purchase by any person of any shares of common stock. Stifel, Nicolaus & Company, Incorporated expresses no opinion as to the prices that the shares of our comment stock may trade for if and when they are issued or at any future time.

We and each of our directors and executive officers and certain of the standby purchasers have agreed with Stifel, Nicolaus & Company, Incorporated that, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, none of us or those certain standby purchasers will, during the period ending 180 days after the closing date of this offering:

•

offer, sell, contract to sell (including any short sale), pledge, hypothecate, establish an open “put equivalent position” within the meaning of Rule 15a-1(h) of the Securities Exchange Act of 1934, as amended, grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase, or otherwise encumber, dispose of or transfer, or grant any rights with respect to, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any transaction that would have the same effect; or

•	enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Stifel, Nicolaus & Company, Incorporated. This 180-day period may be extended under certain circumstances if we announce or pre-announce earnings or material news or a material event within approximately 17 days prior to, or approximately 16 days after, the termination of the 180-day period.

The restrictions described in the preceding paragraph do not apply to:

•

the transfer by any individual of shares of our common stock to a trust for the benefit of such individual or members of such individual's immediate family, as a bona fide gift or which occurs by operation of law, if each transferee or donee agrees in writing as a condition precedent to such transfer or gift to be bound by the same restrictions; and

•	transactions by any person other than us relating to shares of our common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

Stifel, Nicolaus & Company, Incorporated may in the future provide other investment banking services to us and will receive compensation for such services. In the ordinary course of its business as a broker-dealer, Stifel, Nicolaus & Company, Incorporated may also purchase securities from and sell securities to us and may actively trade our equity or debt securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Subscription for and Delivery of Shares

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., Eastern Time, on May 6, 2008. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent, Registrar and Transfer Company, at the following address:

By Mail: Registrar and Transfer Company P.O. Box 645 Cranford, NJ 07016-0645 Attn: Reorg/Exchange Department	By Hand or Overnight Courier: Registrar and Transfer Company 10 Commerce Drive Cranford, NJ 07016 Attn: Reorg/Exchange Department

See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions regarding Federal Trust Corporation, Federal Trust Bank, or the stock offerings, please call our information agent, Stifel, Nicolaus & Company, Incorporated at (866) 779-2408 (toll free), Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time.

If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please call our subscription agent for the rights offering, Registrar and Transfer Company at (800) 368-5948 (toll free), Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 15,000,000 shares of common stock, par value of $0.01 per share. We have submitted a proposal to our shareholders that would authorize an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock to              shares. Each share of Federal Trust Corporation common stock has the same relative rights as, and is identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock in the stock offerings, all of the shares of common stock sold in the stock offerings will be duly authorized, fully paid and nonassessable.

Shares of common stock of Federal Trust Corporation represent nonwithdrawable capital, are not an account of an insurable type, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Dividends

Federal Trust Corporation may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to shareholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our Board of Directors. The payment of dividends by Federal Trust Corporation is subject to limitations that are imposed by law and applicable regulation, as well as restrictions that have been placed on Federal Trust Corporation by the Office of Thrift Supervision. The holders of common stock of Federal Trust Corporation will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If Federal Trust Corporation issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights

The holders of common stock of Federal Trust Corporation have exclusive voting rights in Federal Trust Corporation. They elect Federal Trust Corporation’s Board of Directors and act on other matters as are required to be presented to them under Florida law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors.

As a federal stock savings association, corporate powers and control of Federal Trust Bank are vested in its Board of Directors, who elect the officers of Federal Trust Bank and who fill any vacancies on the Board of Directors. Voting rights of Federal Trust Bank are vested exclusively in the owners of the shares of capital stock of Federal Trust Bank, which is Federal Trust Corporation, and voted at the direction of Federal Trust Corporation’s Board of Directors. Consequently, the holders of the common stock of Federal Trust Corporation do not have direct control of Federal Trust Bank.

Liquidation

In the event of any liquidation, dissolution or winding up of Federal Trust Bank, Federal Trust Corporation, as the holder of 100% of Federal Trust Bank’s capital stock, would be entitled to receive all assets of Federal Trust Bank available for distribution, after payment or provision for payment of all debts and liabilities of Federal Trust Bank, including all deposit accounts and accrued interest thereon. In the event of liquidation, dissolution or winding up of Federal Trust Corporation, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Federal Trust Corporation available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights

Other than with respect to the rights offering, holders of the common stock of Federal Trust Corporation are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

RESTRICTIONS ON ACQUISITION OF FEDERAL TRUST CORPORATION

The following discussion is a general summary of the material provisions of our Restated Articles of Incorporation and Bylaws and certain regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in our Restated Articles of Incorporation and Bylaws, reference should be made in each case to the document in question, each of which is part of our registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Our Restated Articles of Incorporation and Bylaws

Our Restated Articles of Incorporation and Bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our Board of Directors or management more difficult.

Directors. The Board of Directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it would take at least two annual elections to replace a majority of our Board of Directors. Further, the Bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Restrictions on Call of Special Meetings. The Bylaws provide that special meetings of shareholders can be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors that Federal Trust Corporation would have if there were no vacancies on the Board of Directors or upon the written request of shareholders who hold not less than 20% all votes entitled to be cast on any issue proposed to be considered at the special meeting.

Removal of Directors. The Restated Articles of Incorporation provide that directors can be removed by shareholders, with or without cause, but only with approval of a majority of the voting power of all of the then-outstanding voting stock, voting as a single class.

Authorized but Unissued Shares. If the amendment to our Restated Articles of Incorporation is approved by shareholders, then, following the stock offerings, Federal Trust Corporation will have authorized but unissued shares of common stock. See “Description of Capital Stock of Federal Trust Corporation.”

Amendments to Articles of Incorporation and Bylaws. Amendments to the Restated Articles of Incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 66% of the voting power of all then-outstanding voting stock, voting as a single class, is generally required to amend the following provisions:

(i)	The division of the Board of Directors into three staggered classes;

(ii)	The ability of the Board of Directors to fill vacancies on the Board;

(iii)	The inability to deviate from the manner prescribed in the Bylaws by which shareholders nominate directors and bring other business before meetings of shareholders;

(iv)	The requirement that a majority of shareholders must vote to remove directors;

(v)	The vote required of shareholders to approve resolutions granting “Control-Share Voting Rights” (as described below in “—Control Share Acquisitions”); and

(vi)	The vote required of shareholders to approve “Business Combinations” (as described below in “—Business Combinations”).

The Bylaws may be amended by our Board of Directors or the affirmative vote of a majority of the voting power of all then-outstanding voting stock, voting as a single class.

Control Share Acquisitions

As a Florida corporation, we are subject to the Florida control share acquisition statute. Subject to certain exceptions, this statute provides that shares acquired within certain specified ranges will not possess voting rights for the election of directors unless the voting rights are approved by a majority vote of the corporation’s disinterested shares (those shares not held by the acquirer or its affiliates). In addition, our Restated Articles of Incorporation provide that control shares will have limited voting rights unless approved by the affirmative vote of at least 66% of the outstanding shares of our common stock not including the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

Business Combinations

Our Restated Articles of Incorporation require approval by the affirmative vote of holders of at least 66% of our outstanding shares of common stock to approve a “Business Combination,” which includes specified transactions, such as a merger or sale of all or substantially all of our assets, each with or to an “Acquiring Person” (generally a person who is or who was recently the holder of or in control of 25% or more of our outstanding shares of common stock).

Transactions With Interested Shareholders

We are subject to the Florida affiliated transactions statute, which generally requires approval by the disinterested directors or super-majority approval by shareholders for certain specified transaction between a corporation and a holder, or its affiliates, of more than 10% of the outstanding shares of the corporation.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest shareholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

(i)	the acquisition would result in a monopoly or substantially lessen competition;

(ii)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(iii)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

TRANSFER AGENT

The transfer agent and registrar for Federal Trust Corporation’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of Federal Trust Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of Hacker, Johnson & Smith PA, Independent Registered Public Accounting Firm, which is included herein and upon the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Federal Trust Corporation, will issue to Federal Trust Corporation its opinion regarding the legality of the common stock. Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Alston & Bird LLP, Atlanta, Georgia.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Federal Trust Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Federal Trust Corporation. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

In addition, we make available, without charge, through our website, http://www.federaltrust.com, electronic copies of our filings with the Securities and Exchange Commission, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except per share amounts)

	At December 31,
	2007	2006
Assets

Cash and due from banks	$8,046	7,095
Interest-earning deposits	1,131	1,585

Cash and cash equivalents	9,177	8,680

Securities available for sale	52,449	65,558
Loans, less allowance for loan losses of $13,869 in 2007 and $5,098 in 2006	563,234	603,917
Accrued interest receivable	4,509	4,832
Premises and equipment, net	18,814	17,378
Foreclosed assets	9,522	36
Federal Home Loan Bank stock	8,129	9,591
Mortgage servicing rights, net	444	599
Bank-owned life insurance	7,504	7,231
Deferred tax asset	7,966	1,997
Other assets	8,516	3,145

Total assets	$690,264	722,964

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	$13,916	13,887
Interest-bearing demand deposits	80,275	51,584
Money-market deposits	57,608	64,458
Savings deposits	2,422	3,065
Time deposits	327,508	339,800

Total deposits	481,729	472,794

Federal Home Loan Bank advances	152,000	179,700
Other borrowings	16	1,393
Junior subordinated debentures	5,155	5,155
Capital lease obligation	—	2,504
Accrued interest payable	2,597	1,506
Official checks	2,238	1,933
Other liabilities	6,843	3,359

Total liabilities	650,578	668,344

Commitments (Notes 5 and 11)

Stockholders’ equity:
Common stock, $.01 par value, 15,000,000 shares authorized; 9,436,305 and 9,351,542 shares issued in 2007 and 2006, respectively	94	94
Additional paid-in capital	44,515	43,858
Retained earnings (accumulated deficit)	(3,755)	11,160
Unallocated ESOP shares (42,386 shares in 2007 and 31,939 shares in 2006)	(440)	(257)
Accumulated other comprehensive loss	(728)	(235)

Total stockholders’ equity	39,686	54,620

Total liabilities and stockholders’ equity	$690,264	722,964

See Accompanying Notes to Consolidated Financial Statements.

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Years Ended December 31,
	2007	2006	2005
Interest income:
Loans	$38,536	39,885	31,484
Securities	3,240	3,236	2,001
Other	710	721	492

Total interest income	42,486	43,842	33,977

Interest expense:
Deposits	22,273	20,143	12,604
Other	8,524	7,971	6,732

Total interest expense	30,797	28,114	19,336

Net interest income	11,689	15,728	14,641

Provision for loan losses	16,412	639	650

Net interest (expense) income after provision for loan losses	(4,723)	15,089	13,991

Other income:
Service charges and fees	441	530	304
Gain on sale of loans held for sale	132	281	368
Net (loss) gain on sale of securities available for sale	(119)	39	208
Net (loss) gain on sale of foreclosed assets	(618)	24	94
Rental income	360	330	304
Increase in cash surrender value of life insurance policies	273	241	247
Other	475	781	1,008

Total other income	944	2,226	2,533

Other expense:
Salary and employee benefits	10,794	6,931	5,203
Occupancy expense	2,363	2,036	1,623
Professional services	1,335	786	665
Data processing	1,074	773	656
Marketing and advertising	419	280	214
Other-than-temporary impairment of securities available for sale	749	—	—
Other	2,757	1,655	1,430

Total other expense	19,491	12,461	9,791

(Loss) earnings before income taxes	(23,270)	4,854	6,733

Income tax (benefit) expense	(9,107)	1,444	2,297

Net (loss) earnings	$(14,163)	3,410	4,436

(Loss) earnings per share:

Basic	$(1.51)	0.38	0.54

Diluted	$(1.51)	0.37	0.53

See Accompanying Notes to Consolidated Financial Statements

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2007, 2006 and 2005

($ in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Unallocated ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2004	8,061,813	$81	32,059	8,089	(862)	20	39,387

Comprehensive income:
Net earnings	—	—	—	4,436	—	—	4,436
Change in net unrealized gain on securities available for sale, net of tax benefit of $569	—	—	—	—	—	(943)	(943)

Comprehensive income							3,493
Tax benefit related to exercise of stock options	—	—	169	—	—	—	169
Issuance of common stock, stock options exercised	237,530	2	989	—	—	—	991
ESOP shares allocated (27,586 shares)	—	—	131	—	199	—	330
ESOP shares sold (70,000 shares)	—	—	331	—	506	—	837
Dividends paid, $.13 per share	—	—	—	(1,066)	—	—	(1,066)

Balance at December 31, 2005	8,299,343	$83	33,679	11,459	(157)	(923)	44,141

Comprehensive income:
Net earnings	—	—	—	3,410	—	—	3,410
Change in net unrealized loss on securities available for sale, net of taxes of $413	—	—	—	—	—	688	688

Comprehensive income							4,098
Issuance of common stock:
Options exercised	19,300	—	101	—	—	—	101
Private Equity Offering, net of offering costs of $639	850,000	8	7,853	—	—	—	7,861
Stock Dividend	182,899	2	2,074	(2,076)	—	—	—
ESOP shares purchased (9,715 shares)	—	1	100	—	(100)	—	1
Share based compensation	—	—	51	—	—	—	51
Dividends paid, $.17 per share	—	—	—	(1,633)	—	—	(1,633)

Balance at December 31, 2006	9,351,542	$94	43,858	11,160	(257)	(235)	54,620

See Accompanying Notes to Consolidated Financial Statements.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity, Continued

Years Ended December 31, 2007, 2006 and 2005

($ in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Unallocated ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2006	9,351,542	$94	43,858	11,160	(257)	(235)	54,620

Comprehensive income:
Net loss	—	—	—	(14,163)	—	—	(14,163)
Change in net unrealized loss on securities available for sale, net of taxes of $298	—	—	—	—	—	(493)	(493)

Comprehensive loss							(14,656)
Issuance of common stock:
Options exercised and stock unit shares issued	84,763	—	401	—	—	—	401
ESOP shares purchased (17,618 shares)	—	—	183	—	(183)		—
Share based compensation	—	—	73	—	—	—	73
Dividends paid, $.08 per share	—	—	—	(752)	—	—	(752)

Balance at December 31, 2007	9,436,305	$94	44,515	(3,755)	(440)	(728)	39,686

See Accompanying Notes to Consolidated Financial Statements.

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

($ in thousands)

	Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net (loss) earnings	$(14,163)	3,410	4,436
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	909	806	690
Provision for loan losses	16,412	639	650
Net loss (gain) on sale of foreclosed assets	618	(24)	(94)
Capitalized costs on foreclosed assets	(25)	—	—
Net amortization of premiums and discounts on securities	(120)	(81)	81
Net amortization of loan origination fees, costs, premiums and discounts	1,016	1,257	982
Amortization of mortgage servicing rights	180	245	403
Valuation allowance on mortgage servicing rights	—	—	(100)
Increase in cash surrender value of life insurance policies	(273)	(267)	(247)
Proceeds from sales of loans held for sale	6,516	13,605	9,705
Loans originated for resale	(6,033)	(13,528)	(11,762)
Gain on sale of loans held for sale	(132)	(281)	(368)
Market value adjustment on loans held for sale	328	—	—
Net loss (gain) on sale of securities available for sale	119	(39)	(208)
Other-than-temporary impairment of securities held for sale	749	—	—
Deferred income tax expense (benefit)	(5,671)	64	(788)
Share-based compensation	73	51	—
Allocation of ESOP shares	—	—	330
Tax benefit from options exercised	—	—	169
Cash provided by (used in) resulting from changes in:
Accrued interest receivable	323	(694)	(884)
Other assets	(4,489)	(1,219)	(947)
Accrued interest payable	1,091	298	397
Official checks	305	344	544
Other liabilities	2,975	(158)	(1,183)

Net cash provided by operating activities	708	4,428	1,806

Cash flows from investing activities:
Principal repayments, net of loans originated	45,854	73,238	80,031
Purchase of loans	(38,286)	(62,668)	(207,136)
Proceeds from sales of loans transferred to held for sale	2,789	14,608	15,071
Purchase of securities available for sale	(15,302)	(44,258)	(22,671)
Proceeds from principal repayments, calls and sales of securities available for sale	26,872	30,003	14,916
Proceeds from the sale of foreclosed assets	2,115	544	418
Redemption (purchase) of Federal Home Loan Bank stock	1,462	682	(2,888)
Purchase of premises and equipment	(3,227)	(3,808)	(2,567)

Net cash provided by (used in) investing activities	22,277	(8,341)	(124,826)

Cash flows from financing activities:
Net increase in deposits	8,935	1,732	66,946
Net (decrease) increase in Federal Home Loan Bank advances	(27,700)	(22,000)	58,000
Net (decrease) increase in other borrowings	(1,377)	(2,707)	3,215
Principal repayments under capital lease obligation	(2,504)	(260)	(285)
Net (decrease) increase in advance payments by borrowers for taxes and insurance	509	(180)	(103)
Dividends paid	(752)	(1,633)	(1,066)
Purchase of common shares for the ESOP	—	1	—
Net proceeds from the sale of common stock	401	7,962	1,828

Net cash (used in) provided by financing activities	(22,488)	(17,085)	128,535

Net increase (decrease) in cash and cash equivalents	497	(4,316)	5,515
Cash and cash equivalents at beginning of year	8,680	12,996	7,481

Cash and cash equivalents at end of year	$9,177	8,680	12,996

			(Continued )

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

($ in thousands)

	Year Ended December 31,
	2007	2006	2005
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest, net of amounts capitalized	$29,791	27,816	18,939

Income taxes	$—	2,459	2,521

Noncash transactions:
Foreclosed assets acquired in settlement of loans	$12,194	36	554

Other comprehensive income (loss), net change in unrealized gain (loss) on securities available for sale, net of tax	$(493)	688	(943)

Securitization of loans held for sale	$—	—	2,538

Transfer of loans in portfolio to loans held for sale	$9,985	14,531	14,850

Mortgage servicing rights recognized upon sale of loans held for sale	$25	40	239

ESOP shares purchased	$183	100	—

Transfer of premises to other assets	$882	—	—

See Accompanying Notes to Consolidated Financial Statements.

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At December 31, 2007 and 2006 and for Each of the Years

in the Three-Year Period Ended December 31, 2007

(1) Organization and Summary of Significant Accounting Policies

Organization. Federal Trust Corporation (“Federal Trust”) is the sole shareholder of Federal Trust Bank (the “Bank”) and Federal Trust Mortgage Company (“Mortgage Company”). Federal Trust operates as a unitary savings and loan holding company. Federal Trust’s business activities are primarily the operation of the Bank and the Mortgage Company. The Bank is federally-chartered as a stock savings bank. The Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. The Bank provides a wide range of banking services to individual and corporate customers through its 11 offices located in Seminole, Orange, Volusia, Lake and Flagler Counties, Florida. The Mortgage Company commenced operations in January 2006. The Mortgage Company originates residential mortgage loans, purchases and sells mortgage loans in the secondary market, and services residential mortgage loans, including loans in the Bank’s portfolio.

Basis of Financial Statement Presentation. The consolidated financial statements include the accounts of Federal Trust, the Bank and the Mortgage Company (together, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles and prevailing practices within the banking industry. The following summarizes the more significant of these policies and practices.

Use of Estimates. The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. The most significant estimates made by management that are particularly susceptible to significant change in the near term relate to the determination of the adequacy of the allowance for loan losses and the valuation of deferred tax assets. Actual results could differ from these estimates.

Cash and Cash Equivalents. For the purposes of reporting cash flows, cash and cash equivalents includes cash and due from banks and interest-earning deposits with maturities of three months or less.

The Bank is required by law or regulation to maintain cash reserves in the form of vault cash or in a noninterest-earning account with the Federal Reserve Bank or other qualified banks, based on its transaction deposit accounts. These reserve balances at December 31, 2007 and 2006 were approximately $5,544,000 and $2,972,000, respectively.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Organization and Summary of Significant Accounting Policies, Continued

Securities. The Company may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from the statement of operations and reported in accumulated other comprehensive loss. A security is considered impaired if its fair value is less than its accumulated cost. If the impairment is considered to be other-than-temporary, an impairment loss is recognized in operations equal to the difference between the security’s cost and its fair value. During the year ended December 31, 2007, the Company recorded an other-than-temporary loss of approximately $749,000 (see note 2). Gains and losses on the sale of available-for-sale securities are recorded on the trade date and determined using the specific-identification method. Premiums and discounts on securities available for sale are recognized in interest income using the interest method over the period to maturity.

Loans. Loans that management has the intent and the Company has the ability to hold until maturity or payoff, are reported at their outstanding unpaid principal balance, adjusted for premiums or discounts on loans purchased, charge-offs and recoveries, the allowance for loan losses and deferred fees and costs on originated loans.

Commitment and loan origination fees are deferred and certain direct loan origination costs are capitalized on loans. Both are recognized in operations over the contractual life of the loans, adjusted for estimated prepayments based on the Company’s historical prepayment experience. If the loan is prepaid, the remaining unamortized fees and costs are recognized in operations. Net loan fee amortization is ceased when a loan is placed on nonaccrual status.

Loans are placed on nonaccrual status when the loan becomes recognized in 90 days past due as to interest or principal. When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is written off and the loan is accounted for on the cash or cost recovery method thereafter, until qualifying for return to accrual status.

The Company considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Company may measure impairment based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate, (b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis, except for collateral-dependent loans for which foreclosure is probable, are measured at the fair value of the collateral. In a troubled debt restructuring involving a restructured loan, the Company measures impairment by discounting the total expected future cash flows at the loan’s original effective rate of interest.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Organization and Summary of Significant Accounting Policies, Continued

Loans Held for Sale. Loans originated that are intended to be sold in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to earnings. The Company had approximately $7.6 million and $1.1 million of loans held for sale at December 31, 2007 and 2006, respectively, which are included in loans on the accompanying consolidated balance sheets. During 2007, the Company recorded a write down of $328,000 to recognize a decline in value of loans held for sale. Loan origination fees are deferred and direct loan origination costs are capitalized until the related loan is sold, at which time the net fees are included in the gain on sale of loans held for sale in the consolidated statements of earnings.

Allowance for Loan Losses. A number of factors are considered when establishing our allowance for loan losses. For loan loss purposes, the loan portfolio is segregated by collateral type. A general allowance for losses is then provided for each collateral type, which consists of two components. General loss percentages are calculated based upon historical analyses. A supplemental portion of the allowance is calculated for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as; trends in delinquencies and nonaccruals; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; collection practices; examination results from bank regulatory agencies; external loan reviews, and our internal credit review function; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

Large commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on our estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flows, and available legal options. Included in the review of individual loans, are those that are impaired as provided in Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan” as amended. Any specific reserves for impaired loans are measured based on the fair market value of the underlying collateral. We evaluate the collectibility of both principal and interest when assessing the need for a specific reserve. Specific reserves on individual loans and historical loss rates are reviewed throughout the year and adjusted as necessary based on changing borrower and collateral conditions and actual collection and charge-off experience. Historical loss rates are applied to other commercial loans not subject to specific reserve allocations.

Homogenous loans, such as installment and residential mortgage loans are not individually reviewed by management except in the case of delinquencies. Reserves are established for each pool of loans based on the expected net charge-offs. Loss rates are based on the average net charge-off history and an analysis of the risks and trend information by loan category.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Organization and Summary of Significant Accounting Policies, Continued

Historical loss rates for loans may be adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions or loss recognition. Based on these procedures, management believes that the allowance for loan losses is adequate to absorb estimated loan losses associated with the loan portfolio at December 31, 2007. Actual results could differ from these estimates. However, since the allowance is affected by management’s judgments and uncertainties, there is the possibility that materially different amounts would be reported under different conditions or assumptions. To the extent that real estate values and the general economy, collateral values, reserve factors, or the nature and volume of problem loans change, we may need to adjust the provision for loan losses. In addition, federal regulatory agencies, as an integral part of the examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize additions to the allowance level based upon their judgment of the information available to them at the time of their examination. Material additions to our provision for loan losses would result in an increase in net losses and a decrease in capital.

At December 31, 2007, the allowance for loan losses was $13.9 million, or 36.7% of non-performing loans and 2.42% of total loans net of loans in process (“LIP”) compared to $5.1 million, or 42.6% of non-performing loans and .84% of total loans net of LIP at December 31, 2006. The allowance at December 31, 2007, consisted of reserves for the performing loans in the portfolio and specific reserves against certain loans based on management’s evaluation of these loans. If the amount of commercial loans in the portfolio continues to increase or the nonaccrual loan amount increases in 2008, the allowance will be adjusted accordingly.

Mortgage Servicing Rights. Mortgage servicing rights are recognized as separate assets when rights are acquired through sale of financial assets. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the net present value of estimated future net servicing income.

The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earning rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported as an asset and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized costs. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance account, to the extent that all or a portion of the impairment no longer exists based on the fair value, a reduction of the allowance may be recorded as an increase to income. There was no valuation allowance at December 31, 2007 or 2006.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Organization and Summary of Significant Accounting Policies, Continued

Derivative Financial Instruments. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended by SFAS No. 149, Amendment of Statements 133 on Derivative Instruments and Hedging Activities (“SFAS 149”), establishes accounting and reporting standards for derivative instruments and requires an entity to recognize all derivatives as either assets or liabilities in the Consolidated Balance Sheets and measure those instruments at fair value. Presently the Company does not hedge derivatives and the changes in the fair value of derivatives must be adjusted through income.

In the normal course of business, the Company sells originated mortgage loans to other correspondent banks and into the secondary mortgage loan markets. The Company maintains a risk management program to protect and manage interest-rate risk and pricing associated with its mortgage commitment pipeline. The Company’s mortgage commitment pipeline may, at times, include interest-rate lock commitments (“IRLCs”) that have been extended to borrowers who have applied for loan funding and met certain defined credit and underwriting standards. IRLC’s could include fixed-rate, adjustable-rate, or floating-rate derivative loan commitments. During the term of the IRLCs, the Company may be exposed to interest-rate risk, in that the value of the IRLCs may change significantly before the loans close. To mitigate this interest-rate risk, the Company enters into loan sale agreements that require the Company to deliver an individual mortgage of a specified principal amount and quality to an investor if the loan to the underlying borrower closes. In accordance with SFAS 133 the Company classifies and accounts for IRLCs as nondesignated derivatives if the loan that will result from the exercise of that commitment will be held for sale upon funding. The loan sale agreements currently negotiated by the Company are termed a “best efforts contract” referring to a loan sales agreement that commits to deliver an individual mortgage loan of a specified principal amount and quality if the loan to the underlying borrower closes but does not require or permit net settlement. Loan sale agreements with this characteristic are not considered derivatives. At December 31, 2007 and 2006, IRLC’s were not material.

Foreclosed Assets. Assets acquired in the settlement of loans are initially recorded at the lower of cost (principal balance of the former loan plus costs of obtaining title and possession) or estimated fair value at the date of acquisition. Subsequently, such assets acquired are carried at the lower of cost or fair value less estimated costs to sell. Costs relating to development and improvement of foreclosed assets are capitalized, whereas costs relating to holding the foreclosed assets are charged to operations.

Premises and Equipment. Land is stated at cost. Premises and equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the estimated useful lives or the respective lease terms, including renewal options expected to be exercised. Major renovations and betterments of property are capitalized; maintenance, repairs, and minor renovations and betterments are expensed in the period incurred. Upon retirement or other disposition of the assets, the asset cost and related accumulated depreciation or amortization are removed from the accounts, and gains or losses are included in operations.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Organization and Summary of Significant Accounting Policies, Continued

Stock Compensation Plans. Prior to January 1, 2006, the Company’s stock option plans were accounted for under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 (Opinion 25), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively SFAS 123). No stock-based employee compensation cost was recognized in the Company’s Consolidated Statements of Operations through December 31, 2005, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS Statement No. 123(R), Share-Based Payment (“SFAS 123(R)”), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Under the fair value recognition provisions of SFAS 123(R), the Bank recognizes stock-based compensation in salaries and employee benefits in the accompanying consolidated statement of operations as the options vest. The amounts recognized in operations for the years ending December 31, 2007 and 2006 were $73,000 and $51,000, respectively.

In addition, prior to the adoption of SFAS 123(R), the tax benefits of stock options exercised were classified as operating cash flows. Since the adoption of SFAS 123(R), tax benefits resulting from tax deductions in excess of the compensation cost recognized for options are classified as financing cash flows. The prior period cash flow statement was not adjusted to reflect current period presentation.

Comprehensive Income (Loss). Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net (loss) earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net (loss) earnings, are components of comprehensive income (loss). The components of other comprehensive income (loss) and related tax effects are as follows ($ in thousands):

	Year Ended December 31,
	2007	2006	2005
Unrealized holding gains (losses) on securities available for sale	$(1,659)	1,142	(1,304)
Reclassification adjustments for:
Losses (gains) from sales realized in operations	119	(39)	(208)
Other-than-temporary impairment of securities recognized in operations	749	—	—
Net change in unrealized amount	(791)	1,103	(1,512)

Income taxes (benefit)	(298)	415	(569)

Net amount	$(493)	688	(943)

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Organization and Summary of Significant Accounting Policies, Continued

(Loss) Earnings Per Share of Common Stock. The Company follows the provisions of SFAS No. 128, Earnings Per Share (“SFAS 128”), which provides accounting and reporting standards for calculating (loss) earnings per share. Basic (loss) earnings per share of common stock have been computed by dividing the net (loss) earnings for the year by the weighted-average number of shares outstanding. Shares of common stock purchased by the Company’s Employee Stock Ownership Plan (“ESOP”) are considered outstanding when the shares are allocated to participants. Diluted (loss) earnings per share is computed by dividing net earnings by the weighted-average number of shares outstanding including the dilutive effect of stock options and stock units computed using the treasury stock method. Outstanding stock options are not considered dilutive securities for the year ending December 31, 2007, due to the net loss incurred by the Company. The following table presents the calculation of basic and diluted (loss) earnings per share of common stock for the years ending December 31, 2007, 2006 and 2005 ($ in thousands, except basic and diluted per share amounts):

	Year Ended December 31,
	2007	2006	2005
Weighted-average shares outstanding before adjustment for unallocated ESOP shares	9,408	9,027	8,361
Adjustment to reflect the effect of unallocated ESOP shares	(45)	(24)	(92)

Weighted-average shares outstanding for basic earnings per share	9,363	9,003	8,269

Basic (loss) earnings per share	$(1.51)	.38	.54

Total weighted-average shares outstanding for basic earnings per share computation	9,363	9,003	8,269
Additional dilutive shares using the average market value for the period utilizing the treasury stock method regarding stock options and stock units	—	140	127

Weighted-average shares and equivalents outstanding for diluted earnings per share	9,363	9,143	8,396

Diluted (loss) earnings per share	$(1.51)	.37	.53

Income Taxes. Federal Trust, the Bank, and the Mortgage Company file a consolidated income tax return. Income taxes are allocated between Federal Trust, the Bank and the Mortgage Company as though separate income tax returns were filed.

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. Valuation allowances are provided against assets which are not likely to be realized. At December 31, 2007, the deferred tax asset was $8.0 million. The Company recognized the deferred tax asset because management believes, based on detailed financial projections, that it is more likely than not, the Company will have sufficient future earnings to utilize this asset to offset future income tax liabilities.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Organization and Summary of Significant Accounting Policies, Continued

Off-Balance Sheet Financial Instruments. In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, unused lines of credit, standby letters of credit and undisbursed construction loans in process. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 160 Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”) and SFAS No. 141(R) Business Combinations (“SFAS 141(R)”). The Standards will improve, simplify, and converge internationally the accounting for business combinations and the reporting of noncontrolling interests in consolidated financial statements. The statements are effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2008. Earlier adoption is prohibited. Management does not anticipate that SFAS 160 and SFAS 141(R) will have a material effect on the Company’s financial condition or results of operations.

In June 2007, the FASB ratified the Emerging Issues Task Force (“EITF”) consensus on Issue No. 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards (“EITF No. 06-11”). EITF No. 06-11 requires that the tax benefit related to dividend equivalents paid on restricted stock and restricted stock units which are expected to vest be recorded as in increase to additional paid-in capital. EITF No. 06-11 is to be applied prospectively for tax benefits on dividends declared by the Company on or after January 1, 2008. The adoption of EITF No. 06-11 will have no impact on the Company’s financial condition and results of operations.

In February 2007, the FASB issued SFAS No. 159 The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Management is in the process of evaluating the impact of SFAS 159 and does not anticipate it will have a material effect on the Company’s financial condition or results of operations.

In February 2007, the FASB issued FASB Staff Position No. FAS 158-1 Conforming Amendments to the Illustrations in FASB Statements No. 87, No. 88, and No. 106 and to the Related Staff Implementation Guides. This Staff Position and the related FASB Statements deal with accounting for pension plans and other postretirement benefits. The Company does not presently have pension plans or other postretirement benefit plans that require accounting under these pronouncements and as such does not anticipate this Staff Position will have any effect on the Company’s financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 157 Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principals, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management is in the process of evaluating the impact of SFAS 157 and does not anticipate it will have a material impact on the Company’s financial condition or results of operations.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Organization and Summary of Significant Accounting Policies, Continued

Recent Accounting Pronouncements, Continued

In September 2006, the EITF reached a consensus on EITF Issue No. 06-04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (“EITF 06-04”). Also, in March 2007, the ETIF reached a consensus on EITF Issue No. 06-10, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral Assignment Split-Dollar Life Insurance Arrangements (“EITF 06-10”). These Issues clarifies the accounting for split-dollar life insurance arrangements that provide a benefit to an employee that extends into postretirement periods and clarifies the accounting for assets related to collateral split-dollar insurance assignment arrangements. These Issues requires that an employer recognize a liability for future benefits based on the substantive agreement with the employee and concluded that the asset recorded should also be measured based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. EITF 06-04 and EITF 06-10 are effective for fiscal years beginning after December 15, 2007, with earlier adoption permitted and any resulting adjustment will be recorded as a change in accounting principle through a cumulative effect adjustment to equity. Management is in the process of evaluating the impact of EITF 06-04 and EITF 06-10 and does not anticipate it will have a material impact on the Company’s financial condition or results of operations.

Reclassifications

Certain previously reported amounts have been reclassified to conform with the current reporting presentation.

As of December 31, 2006 and 2005, $14,608,000 and $15,071,000 respectively, of proceeds from sales of loans transferred to loans held for sale were incorrectly reported on the Consolidated Statements of Cash Flows as net cash flows from operating activities rather than net cash flows from investing activities as required by Generally Accepted Accounting Standards. These loan sale proceeds were reclassified to cash flows from investing activities along with the corresponding amount for 2007. This change did not affect the previously reported amounts of net increase (decrease) in cash and cash equivalents.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2) Securities Available for Sale

All securities have been classified as available for sale by management. The amortized cost and estimated fair values of securities available for sale are as follows ($ in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2007:
Mortgage-backed securities	$19,954	296	(81)	20,169
Municipal bonds	15,564	40	(367)	15,237
Corporate equity securities	109	—	(49)	60
U.S. government sponsored enterprise securities	10,684	31	(12)	10,703
Corporate bonds	2,000	—	(505)	1,495
Trust preferred securities	5,305	—	(520)	4,785

	$53,616	367	(1,534)	52,449

At December 31, 2006:
Mortgage-backed securities	$27,268	135	(443)	26,960
Municipal bonds	13,941	129	(14)	14,056
Corporate equity securities	3,886	23	—	3,909
U.S. government sponsored enterprise securities	8,852	32	(29)	8,855
Corporate bonds	5,476	40	(227)	5,289
Trust preferred securities	6,511	—	(22)	6,489

	$65,934	359	(735)	65,558

The amortized cost and estimated fair values of securities available for sale at December 31, 2007 are detailed below by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties ($ in thousands):

	Amortized Cost	Fair Value
Due in one year or less	$100	100
Due after one year up to five years	1,007	958
Due after five years up to ten years	10,804	10,204
Due after ten years	21,642	20,958
Mortgage-backed securities	19,954	20,169
Corporate equity securities	109	60

	$53,616	52,449

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2) Securities Available for Sale, Continued

The following summarizes sales of securities ($ in thousands):

	Year Ended December 31,
	2007	2006	2005
Proceeds from sales	$13,797	17,767	5,315

Gross gains from sales	$38	88	215
Gross losses from sales	(157)	(49)	(7)

Net (loss) gain	$(119)	39	208

Information pertaining to securities with gross unrealized losses at December 31, 2007 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows ($ in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
At December 31, 2007:
Mortgage-backed securities	$(24)	1,695	(57)	4,031
Municipal bonds	(367)	13,178	—	—
Corporate equity securities	(49)	60	—	—
U.S. government sponsored enterprise securities	(12)	1,357	—	—
Corporate Bonds	—	—	(505)	1,495
Trust preferred securities	(280)	3,025	(240)	1,760

	$(732)	19,315	(802)	7,286

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

During 2007, the Company recorded an other-than-temporary impairment write-down of approximately $749,000 to adjust for the market value declines on a single investment security secured by second mortgage loans which has experienced significant delinquencies and some portfolio losses. At December 31, 2007, our remaining principal balance in this investment was $829,000 and the market value was $883,000 and we expect to receive all remaining principal and interest due.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2) Securities Available for Sale, Continued

At December 31, 2007, the Company had unrealized losses on nine mortgage-backed securities, 19 municipal bonds, two U.S. government agency securities, three trust preferred securities, and one corporate bond. Management believes these unrealized losses relate to changes in interest rates and not credit quality. Management also believes the Company has the ability to hold these securities until maturity or for the foreseeable future and therefore no declines are deemed to be other-than-temporary except for the investment security secured by second mortgage loans, described above.

At December 31, 2007, the Bank had a total of $18.0 million in fair value of investments pledged to the Federal Home Loan Bank as collateral for advances.

(3) Loans

The components of loans are summarized as follows ($ in thousands):

	At December 31,
	2007	2006
Residential lending:
Mortgages (*)	$359,954	356,133
Lot loans	39,994	42,676
Construction	21,926	36,570

Total residential lending	421,874	435,379

Commercial lending:
Real estate secured	85,492	93,095
Land, development and construction	73,752	88,586
Commercial loans	15,866	15,308

Total commercial lending	175,110	196,989

Consumer loans	214	125

Total loans	597,198	632,493

Add (deduct):
Allowance for loan losses	(13,869)	(5,098)
Net premiums, discounts, deferred fees and costs	3,033	3,567
Undisbursed portion of loans in process	(23,128)	(27,045)

Loans, net	$563,234	603,917

(*)	Includes approximately $7.6 million and $1.1 million of loans held for sale at December 31, 2007 and 2006, respectively.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

Residential mortgage loans, not including construction and lot loans, continue to comprise the largest group of loans in the loan portfolio, totaling $360.0 million, or 60% of the total loan portfolio at December 31, 2007, up from $356.1 million, or 56% of the total loan portfolio at December 31, 2006. The Company offers and purchases adjustable rate mortgage loans with maturities up to 30 years. As of December 31, 2007, approximately 93% of the residential loan portfolio consisted of adjustable-rate mortgage loans and 7% were fixed-rate. Fixed-rate loans are generally underwritten to secondary market standards to insure liquidity and interest-rate risk protection. Residential lot loans totaled $40.0 million, or 7% of total loans at December 31, 2007. These loans are secured by developed lots ready for construction of single-family homes. As a result of the softening in the housing market during 2007, the Company also reduced its residential construction loans to $21.9 million, or 4% of total loans at December 31, 2007, from $36.6 million, or 6% of total loans at the end of 2006. These loans are generally secured by property in Southwest Florida and Central Florida and are underwritten directly to the individual or family for their primary residence or second home.

At December 31, 2007, the loan portfolio included $184.0 million of loans to foreign nationals, of which $106.6 million was to borrowers who reside in the United Kingdom. All of these loans are residential mortgage loans, and are primarily vacation and rental properties near the Orlando resort attractions. The general strategy with respect to loans to foreign nationals was to originate these loans for retention in the Bank’s portfolio. The Bank also packages and sells pools of such loans in the secondary market. However, with the weak secondary market for residential mortgage loans in 2007, the Bank was not able to sell as many of these loans as originally planned. As a result, the portfolio balance of these loans currently exceeds the Bank’s internal guidelines. Therefore, despite the Bank’s desire to originate more of these loans, the Bank has discontinued the origination of loans to foreign nationals until it can find purchasers for this type of loan.

Commercial real estate secured loans totaled $85.5 million, or 14% of the total loan portfolio at December 31, 2007, compared to $93.1 million, or 15% of total loans at December 31, 2006. This portfolio includes loans to businesses to finance office, manufacturing or retail facilities. Commercial land, development and construction loans totaled $73.8 million, or 12% of total loans at December 31, 2007, down from $88.6 million, or 14% of total loans at December 31, 2006. The land loans are generally secured by larger parcels of property held for future development. The development and construction loans include loans for the acquisition and development of both residential and commercial projects. The construction loans are made directly to the builders of single and multi-family homes for pre-sold or speculative units. The Bank also finances the construction of commercial facilities, generally for the owner/operator.

Commercial loans totaled $15.9 million and $15.3 million at December 31, 2007 and 2006, respectively. These loans are generally secured by the assets of the borrower including accounts receivable, inventory and fixed assets, including company owned real estate and are usually personally guaranteed by the owners.

Consumer loans, consisting of installment loans and savings account loans, totaled $214,000 and $125,000 at December 31, 2007 and 2006, respectively, or less than 1% of the total loan portfolio.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

The following is a summary of information regarding non-accrual and impaired loans (in thousands):

	At December 31,
	2007	2006
Non-accrual loans	$38,223	11,970

Accruing loans past due 90 days or more	$—	—

Recorded investment in impaired loans for which there is a related allowance for loan losses	$15,229	8,623

Recorded investment in impaired loans for which there is no related allowance for loan losses	$22,903	—

Allowance for loan losses related to impaired loans	$5,556	2,327

	Interest Income Recognized and Received on Impaired Loans	Average Net Recorded Investment in Impaired Loans
For the Year Ended December 31:
2007	$327	19,340

2006	$46	3,821

2005	$132	2,298

Total non-accrual loans at December 31, 2007 were $38.2 million. Included in this total was $5.0 million of loans secured by 27 single-family residences. Twelve of these loans, totaling $2.7 million, were to borrowers who reside in the United Kingdom and substantially all of the homes securing the loans are located in Lake, Polk, Osceola and Orange counties near the Orlando attractions. The remaining balance of $2.3 million is secured by 15 residential properties, of which eight are located in the state of Florida. The non-accrual total at December 31, 2007, also included loans for $6.6 million to individual borrowers secured by developed residential lots. Of this amount, $4.6 million were loans related to a single subdivision in the Florida Panhandle.

Non-accrual residential construction loans at December 31, 2007, totaled $7.3 million for loans to individual borrowers, primarily secured by properties located in Lee County in Southwest Florida. These loans were originated by Transland Financial Services, Inc. and acquired by the Bank. Included in this amount was $4.1 million in loans for 20 single-family residences, three of which were partially completed and the remainder were completed homes that were never closed or occupied by the original buyer. An additional $2.7 million of this amount is for 22 developed lots where the original intent of the borrowers was to construct single-family residences, but the construction was delayed and the borrowers defaulted on the loans. Substantially all of these construction loans are in process of foreclosure. The remaining $500,000 balance of the loans originated by Transland Financial Services, Inc. related to unremitted loan proceeds that were collected from the Bank’s insurance carrier subsequent to December 31, 2007.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

Three non-accrual loans for a total of $7.5 million were for commercial office projects, two of which were for $6.1 million, and are secured by property in our Central Florida market area, and the third project is secured by a commercial building in Tallahassee, Florida.

Total land development and construction loans on non-accrual at December 31, 2007 were $11.1 million. This total included $8.2 million secured by three parcels of vacant land, one of these for $3.4 million was for property located in the Florida Panhandle area, the other two parcels are located in our Central Florida market area. The remaining $2.9 million represented residential construction loans to three separate borrowers, all of which loans are in process of foreclosure and are located primarily across Central Florida from Daytona Beach on the east coast to Tampa on the west coast.

Management is aggressively pursuing resolutions of these non-performing assets. The amount and timing of losses, if any, cannot be determined at the present time. However, we believe that the allowance for loan losses is adequate to absorb potential losses on the non-accrual loans.

The activity in the allowance for loan losses is as follows ($ in thousands):

	For the Year Ended December 31,
	2007	2006	2005
Balance at beginning of year	$5,098	4,477	3,835
Provision for loan losses	16,412	639	650
Charge-offs	(7,643)	(39)	(10)
Recoveries	2	21	2

Balance at end of year	$13,869	5,098	4,477

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4) Loan Servicing

Loans serviced for other entities are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were approximately $45.1 million and $56.1 million at December 31, 2007 and 2006, respectively.

Loan servicing income, net of amortization of mortgage servicing rights, was approximately $102,000, $133,000, and $317,000 for the years ended December 31, 2007, 2006 and 2005, respectively and is included in other noninterest income on the consolidated statements of operations.

The balance and fair value of capitalized servicing rights, net of valuation allowances, at December 31, 2007 and 2006, was approximately $444,000 and $599,000, respectively. The fair value of servicing rights at December 31, 2007 was determined using discount rates ranging from 8% to 12.5% and prepayment speeds (“PSA”) ranging from 134 to 846, depending upon the stratification of the specific right.

The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances ($ in thousands):

	Year Ended December 31,
	2007	2006	2005
Mortgage servicing rights capitalized	$25	40	239
Mortgage servicing rights amortized	180	245	403
Valuation (credits) provisions during year	—	—	(100)
Valuation allowances at year-end	—	—	—

The Company also owns loans serviced by other entities. These loans totaled approximately $240.4 million and $266.8 million at December 31, 2007 and 2006, respectively.

(5) Premises and Equipment

Premises and equipment consists of the following ($ in thousands):

	At December 31,
	2007	2006
Land	$2,408	3,183
Bank premises under capital lease	—	3,490
Buildings and improvements	16,610	7,966
Leasehold improvements	673	3,255
Furniture, fixtures and equipment	3,236	3,731

Total	22,927	21,625
Less accumulated depreciation and amortization	(4,113)	(4,247)

Premises and equipment, net	$18,814	17,378

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(5) Premises and Equipment, Continued

Accumulated depreciation of approximately $344,000 at December 31, 2006 related to bank premises under capital lease.

The Company opened three new branches during 2006 and two in 2007. The Lake Mary branch opened in January 2006. In July 2006, the Port Orange branch opened followed by Eustis, our first branch in Lake County, which opened in October 2006. Our Palm Coast branch in Flagler County opened in August 2007 and the Wekiva branch in Seminole County opened in November 2007. While we anticipate that our branch expansion will enhance franchise value, their positive effect on earnings will not be realized until the branches have been given an opportunity to mature and reach their expected efficiency levels. We expect that our branch expansion plan will enhance our franchise value because the new branches are located in desirable high growth markets. With the completion of our current branch expansion plan, our focus is on sales training and building core deposits.

The Bank owns a four acre parcel of property in Edgewater, in Eastern Volusia County, Florida. Approximately three acres were under contract to sell for a retail plaza and the Bank planned to build a branch on the remaining portion of the site. The developer of the plaza did not proceed with the project and the Bank cancelled the plans for the branch construction since we had the opportunity to acquire the Wekiva branch. The Edgewater site has been listed for sale and we do no anticipate recognizing a loss on the property. In January 2007, the Company elected to exercise a purchase option in the lease agreement and acquired the administrative office building located in Sanford, Florida for approximately $2.4 million. The original lease term on the building was for fifteen years with fixed annual lease payments and an option to purchase the building for $1 at the end of the term. The agreement was accounted for as a capital lease and we had the option to purchase the building at the end of five years.

The Company leases the office space for two branch offices, and has ground leases for the Lake Mary and Palm Coast branches. Each of these leases is accounted for as operating leases. At one of the locations during 2006 and 2007, a portion of the leased space on the second floor was subleased to an unrelated business. The space is now vacant and we intend to release the excess space. The terms of these branch and land leases are for up to 20 years and the leases contain escalation clauses and renewal options. Rent expense under operating leases was approximately $534,000, $298,000 and $333,000 for the years ended December 31, 2007, 2006 and 2005, respectively. At December 31, 2007, future minimum payments under operating leases are as follows ($ in thousands):

Year Ending December 31,	Amount
2008	$702
2009	717
2010	446
2011	451
2012	455
Thereafter	9,363

$12,134

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(5) Premises and Equipment, Continued

The Company also leases space to third parties in its administration building and pays a fee to a third party to manage the property. The Company recognized approximately $360,000, $330,000 and $304,000 in rental income during the years ended December 31, 2007, 2006 and 2005, respectively.

(6) Deposits

At December 31, 2007 and 2006, time deposits of $100,000 or more were approximately $179.0 million and $ 182.5 million, respectively. At December 31, 2007 the scheduled maturities of time deposits are as follows ($ in thousands):

Year Ending December 31,	Amount
2008	$290,910
2009	22,414
2010	7,648
2011	4,199
2012	2,337

$327,508

Interest expense on deposits is as follows ($ in thousands):

	Year Ended December 31,
	2007	2006	2005
Interest-bearing demand deposits	$2,378	1,865	1,369
Money-market accounts	2,572	2,927	2,237
Savings accounts	43	60	70
Time deposits, net of penalties	17,280	15,291	8,928

Total interest expense on deposits	$22,273	20,143	12,604

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(7) Federal Home Loan Bank Advances

A summary of advances from the Federal Home Loan Bank of Atlanta (“FHLB”) is as follows ($ in thousands):

	Under 1 Year	1 to 5 Years	After 5 Years	2007 Total	2006 Total
By remaining contractual maturity at December 31, 2007:
Fixed rate	$12,000	38,000	—	50,000	69,700
Callable	—	47,000	55,000	102,000	110,000

Total advances from FHLB	$12,000	85,000	55,000	152,000	179,700

Interest rate	4.92%	3.87-5.35%	3.22-4.00%	3.22-5.35%	3.03-5.38%

By next call or repricing date as of December 31, 2007:
Fixed rate	$12,000	38,000	—	50,000	69,700
Callable	97,000	5,000	—	102,000	110,000

Total advances from FHLB	$109,000	43,000	—	152,000	179,700

Interest rate	3.22-4.92%	3.77-5.35%	—%	3.22-5.35%	3.03-5.38%

At December 31, 2007, the security agreement with the FHLB included a blanket floating lien requiring the Bank to maintain qualifying first mortgage loans as pledged collateral for advances. In addition, at December 31, 2007, the Bank pledged investment securities with a fair value of $18.0 million and FHLB stock of $8.1 million. The Bank was informed by the FHLB in 2008 that it cannot continue to utilize the blanket floating lien at the present time. The Bank will be required to pledge specific qualifying first mortgage loans and investment securities to the FHLB as collateral for its advances. At the end of February 2008, the Bank had a total of $168.0 million in advances outstanding. The Bank is in process of identifying the mortgage loans that will be pledged to the FHLB for the remainder of the advance balance. The FHLB also requires the purchase of FHLB common stock in proportion to the amount of advances outstanding.

In January 2008, as a result of the losses in 2007 and the weakened capital position, the Bank will not be able to access additional advance funds from the FHLB. One fixed rate advance for $12.0 million is scheduled to mature in December 2008, and 12 convertible advances with a total balance of $97.0 million are callable during 2008 with rates ranging from 3.22% to 4.81%. Due to the current level of market interest, the Bank does not anticipate that the convertible advances will be called during 2008.

(8) Other Borrowings

At December 31, 2006, Federal Trust had a loan agreement with a correspondent bank. Under the loan agreement, Federal Trust was able to borrow up to $8.0 million under a revolving line of credit (“LOC”) for general operations. The lines were secured by all of the Bank’s common stock and both had interest rates of prime minus 50 basis points, as long as the Company maintained certain loan-to-book value percentages. The loan agreement also had other covenants that the Company was required to meet.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(8) Other Borrowings, Continued

The loan had a two-year revolving period which expired in July 2007, and an eight-year repayment term. There was a balance of $500,000 on the line of credit at December 31, 2006. In February 2007, after the purchase of the Sanford headquarters building by the Bank, the balance outstanding on the line of credit was repaid. The loan was not renewed by the correspondent bank and there was no balance outstanding at December 31, 2007.

Included in other borrowings at December 31, 2007 and 2006, $16,000 and $893,000, respectively, was in an overnight sweep account with a customer.

(9) Junior Subordinated Debentures

Federal Trust Statutory Trust I (“Statutory Trust I”) was formed in 2003 for the sole purpose of issuing $5,000,000 of trust preferred securities. In accordance with Financial Accounting Standards Interpretation No. 46 Consolidation of Variable Interest Entities, Federal Trust accounts for Statutory Trust I under the equity method of accounting.

The Statutory Trust I sold adjustable-rate Trust Preferred Securities due September 17, 2033 in the aggregate principal amount of $5.0 million (the “Trust Preferred Securities”) in a pooled trust preferred securities offering. The interest rate on the Trust Preferred Securities adjusts quarterly, to a rate equal to the then-current three-month London Interchange Bank Offering Rate (“LIBOR”), plus 295 basis points (7.94% at December 31, 2007). In addition, Federal Trust contributed capital of $155,000 to Statutory Trust I for the purchase of the common securities of Statutory Trust I. The proceeds from these sales were paid to Federal Trust in exchange for $5.2 million of its adjustable-rate Junior Subordinated Debentures (the “Debentures”) due September 17, 2033. The Debentures have the same terms as the Trust Preferred Securities. The sole asset of Statutory Trust I, the obligor on the Trust Preferred Securities, is the Debentures.

Federal Trust has guaranteed Statutory Trust I’s payment of distributions on, payments on any redemptions of, and any liquidation distribution with respect to, the Trust Preferred Securities. Cash distributions on both the Trust Preferred Securities and the Debentures are payable quarterly in arrears on March 17, June 17, September 17 and December 17 of each year.

The Trust Preferred Securities are subject to mandatory redemption: (i) in whole, but not in part, upon repayment of the Debentures at stated maturity or, at the option of Federal Trust, their earlier redemption in whole upon the occurrence of certain changes in the tax treatment or capital treatment of the Trust Preferred Securities, or a change in the law such that Statutory Trust I would be considered an Investment Company; and (ii) in whole or in part at any time on or after September 17, 2008 contemporaneously with the optional redemption by Federal Trust of the Debentures in whole or in part. The Debentures are redeemable prior to maturity at the option of Federal Trust: (i) on or after September 17, 2008, in whole at any time or in part from time to time; or (ii) in whole, but not in part, at any time within 90 days following the occurrence and continuation of certain changes in the tax treatment or capital treatment of the Trust Preferred Securities, or a change in law such that Statutory Trust I would be considered an Investment Company, required to be registered under the Investment Company Act of 1940.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(10) Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents - The carrying amount of cash and cash equivalents represents fair value.

Securities Available for Sale - The fair values of our securities available for sale are based on quoted market prices.

Loans - For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for residential, commercial real estate, commercial and consumer loans other than variable rate loans are estimated using discounted cash flow analysis, using an asset liability model acquired from an outside vendor. Fair values of impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Federal Home Loan Bank Stock - The stock is not publicly traded and the estimated fair value is based on its redemption value of $100 per share, which equals our book value.

Accrued Interest - The carrying amounts of accrued interest receivable and accrued interest payable approximates fair value.

Mortgage Servicing Rights - The fair value of mortgage servicing rights is based on a recent valuation performed by an independent third-party using certain assumptions relating to the Company’s servicing portfolio.

Deposits - The fair values for noninterest-bearing demand, interest-bearing demand, money-market and savings deposits are, by definition, equal to the amount payable on demand (that is their carrying amounts). Fair values for time deposits are estimated using an asset liability model acquired from an outside vendor, which utilizes current rates for similar investments.

Federal Home Loan Bank Advances - Fair values for Federal Home Loan Bank advances are estimated using an asset liability model acquired from an outside vendor, which utilizes current rates for similar borrowings.

Other Borrowings and Junior Subordinated Debentures - Fair values of these borrowings are estimated using an asset liability model acquired from an outside vendor, which utilizes current rates for similar borrowings.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(10) Fair Value of Financial Instruments, Continued

Off-Balance Sheet Instruments - Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows ($ in thousands):

	At December 31,
	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$9,177	9,177	8,680	8,680
Securities available for sale	52,449	52,449	65,558	65,558
Loans, net	563,234	566,627	603,917	608,234
Federal Home Loan Bank stock	8,129	8,129	9,591	9,591
Accrued interest receivable	4,509	4,509	4,832	4,832
Mortgage servicing rights	444	619	599	688

Financial liabilities:
Deposits	$481,729	484,879	472,794	473,051
Federal Home Loan Bank advances	152,000	155,980	179,700	179,551
Other borrowings	16	16	1,393	1,393
Junior subordinated debentures	5,115	5,115	5,155	5,155
Accrued interest payable	2,597	2,597	1,506	1,506
Off-balance sheet financial instruments	—	—	—	—

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(11) Off-Balance Sheet Financial Instruments

The Company has outstanding at any time a significant number of commitments to extend credit. These arrangements are subject to strict credit control assessments and each customer’s credit worthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. A summary of the contractual amounts of off-balance sheet commitments which approximate fair value is as follows ($ in thousands):

At December 31 2007
Commitment to extend credit	$12,282

Unused lines of credit	$16,926

Standby letters of credit	$986

Undisbursed portion of construction loans in process	$23,128

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially, all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 2007, the Company had standby letters of credit commitments of approximately $1.0 million, the majority of which was to one commercial loan customer, which was secured by real estate.

Loan commitments written have off-balance-sheet credit risk because only original fees are recognized in the balance sheet until the commitments are fulfilled or expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced, and that collateral or other security is of no value.

The Company’s policy is to require customers to provide collateral prior to the disbursement of approved loans. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. The collateral held by the Company is primarily real estate and income producing commercial properties, but may include accounts receivable and inventory.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(12) Income Taxes

Allocation of Federal and state income taxes between current and deferred portions is as follows ($ in thousands):

	Current	Deferred	Total
Year Ended December 31, 2007:
Federal	$(3,436)	(4,391)	(7,827)
State	—	(1,280)	(1,280)

Total	$(3,436)	(5,671)	(9,107)

Year Ended December 31, 2006:
Federal	$1,178	55	1,233
State	202	9	211

Total	$1,380	64	1,444

Year Ended December 31, 2005:
Federal	$2,648	(673)	1,975
State	437	(115)	322

Total	$3,085	(788)	2,297

The effective tax rate was different than the statutory Federal income tax rate. A summary and the reasons for the difference are as follows ($ in thousands):

	Year Ended December 31,
	2007		2006		2005
		% of Pretax		% of Pretax		% of Pretax
	Amount	Loss	Amount	Earnings	Amount	Earnings
Tax provision at statutory rate	$(7,912)	(34.0)%	$1,650	34.0%	$2,289	34.0%

Increase (decrease) in tax resulting from:
State income taxes, net of federal income tax benefit	(844)	(3.6)	139	2.9	213	3.2

Tax-exempt income	(233)	(1.0)	(276)	(5.7)	(150)	(2.2)
Officers’ life insurance, meals and entertainment and other permanent items	(118)	(0.5)	(69)	(1.4)	(55)	(0.9)

	$(9,107)	(39.1)%	$1,444	29.8%	$2,297	34.1%

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(12) Income Taxes, Continued

The tax effects of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts which give rise to significant portions of deferred tax assets and liabilities, are as follows ($ in thousands):

	At December 31,
	2007	2006
Deferred tax assets:
Allowance for loan losses	$5,219	$1,847
Net operating loss carryforwards	538	—
Deferred compensation	1,504	450
Impaired loan interest	286	171
Impaired securities	282	—
Unrealized loss on securities available for sale	439	141
Alternative minimum tax credits	266	—
Other	77	32

Total deferred tax assets	8,611	2,641

Deferred tax liabilities:
Depreciation	(108)	(140)
Mortgage servicing rights	(167)	(195)
Deferred loan fees and costs, net	(318)	(258)
Accrued dividends	(52)	(51)

Total deferred tax liabilities	(645)	(644)

Net deferred tax assets	$7,966	$1,997

At December 31, 2007, the Company had a net operating loss carryforward of approximately $10,400,000 available to offset future Florida taxable income. This carryforward will expire in 2027.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(13) Regulatory Capital

The Bank is subject to certain restrictions on the amount of dividends that it may declare and distribute to the Holding Company without prior regulatory notification or approval.

The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s and the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the table below) of total and Tier I capital (as defined in the regulations) to total and risk-weighted assets (as defined in the regulations). Management believes, as of December 31, 2007, that the Bank exceeds all minimum capital adequacy requirements to which it is subject.

As of December 31, 2007, however, the Bank did not meet the threshold to be “well capitalized” based on the total capital to risk weighted assets ratio. Therefore, the Bank was categorized as “adequately capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total risk-based, Tier I risk-based and Tier I leverage percentages as set forth in the table.

The following table summarizes the capital thresholds for the minimum and well capitalized designations. An institution’s capital category is based on whether it meets the threshold for all three capital ratios within the category. The Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands).

	Actual		For Minimum Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
At December 31, 2007:
Total capital (to risk-weighted assets)	$45,592	9.6%	$38,047	8.0%	$47,559	10.0%
Tier I capital (to risk-weighted assets)	39,618	8.3	19,023	4.0	28,535	6.0
Tier I capital (to average adjusted assets)	39,618	5.8	27,418	4.0	34,272	5.0
At December 31, 2006:
Total capital (to risk-weighted assets)	$59,891	12.1%	$39,524	8.0%	$49,405	10.0%
Tier I capital (to risk-weighted assets)	55,903	11.3	19,762	4.0	29,643	6.0
Tier I capital (to average adjusted assets)	55,903	7.8	28,662	4.0	35,827	5.0

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(14) Stock Compensation Plans

The Company has three stock benefit plans. The Key Employee Stock Compensation Program (the “Employee Plan”) is authorized to issue up to 10% of the issued shares up to a maximum of 1,020,000 shares through the exercise of incentive stock options, compensatory stock options, stock appreciation rights or performance shares. All awards granted under the Employee Plan have been incentive stock options. These options have five to ten year terms and vest over various terms up to five years. At December 31, 2007, the Company had 226,701 options available for future grants under the Employee Plan.

The Directors’ Stock Option Plan (the “Directors’ Plan”) is authorized to issue up to 140,000 shares through the exercise of stock options. All options granted under the Directors’ Plan have ten-year terms, are fully vested and exercisable and all options authorized under the Plan had been granted as of December 31, 2007.

The 2005 Directors’ Stock Plan (“2005 Directors’ Plan”) is authorized to issue up to 91,800 shares through the exercise of stock options. Awards made under the 2005 Directors’ Plan may be in the form of restricted shares, restricted stock units, or stock options. A restricted stock unit is the right to receive a share of common stock, after vesting, on a date elected by the director. While any restricted stock unit is outstanding the director holding the restricted stock unit will be entitled to receive a dividend in the form of additional restricted stock units, if cash or stock dividends are declared on outstanding shares of common stock. Each restricted stock unit, including fractional restricted stock units, will be converted to one share of common stock, after vesting, on the date which has been selected by the director. Awards of restricted shares or restricted stock units may be awarded to a director as an annual stock retainer, which is dependent upon the amount of the director’s annual cash retainer.

Restricted stock units for 11,815 shares have been issued to two current and one former director under the 2005 Directors’ Plan. Under terms of those respective agreements, the units vest over periods from three to four years (in nearly equal installments), unless there is a change in control, at which point the units vest immediately. As restricted stock units, no shares will be physically issued on vested units until the Director elects to receive the shares, or no longer serves on the Board.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(14) Stock Compensation Plans, Continued

Options are granted to certain employees and directors at a price equal to the market value of the stock on the dates the options were granted. In accordance with SFAS 123(R), the fair value of each option is amortized using the straight-line method over the requisite service period of each option. We have estimated the fair value of all option awards as of the grant date by applying the Black-Scholes pricing valuation model. The application of this valuation model involves assumptions that are judgmental and sensitive in the determination of compensation expense. The weighted average amounts for key assumptions used in determining the fair value of options granted during the years ended December 31, 2007, 2006 and 2005 follows:

	Year Ended December 31,
	2007	2006	2005
Expected stock price volatility	29.00%	47.29%	20.00%
Risk-free interest rate	3.91%	4.64%	4.27%
Weighted average expected life in years	4.5	6.4	3.0
Expected dividend yield	.35%	1.58%	1.35%
Per share weighted-average grant date fair value of options issued during the period	$1.78	$4.85	$2.22

The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company’s stock option plan for the year ended December 31, 2005. For comparative purposes, we have made proportionate adjustments to the number of shares of common stock, and in the purchase price per share of the stock option for the 2% stock dividend declared on April 25, 2006 for shareholders of record on June 1, 2006. The value of the options was estimated using the Black-Scholes option-pricing model and amortized to expense in the period the vesting occurred ($ in thousands, except per share data).

Year Ended December 31, 2005

Net earnings, as reported	$4,436
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(658)

Proforma net earnings	$3,778

Basic earnings per share:
As reported	.54

Proforma	.46

Diluted earnings per share:
As reported	.53

Proforma	.45

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(14) Stock Compensation Plans, Continued

As part of its adoption of SFAS 123(R), the Company examined its historical pattern of option exercises in an effort to determine if there was any pattern based on certain employee populations. From this analysis, the Company could not identify any patterns in the exercise of options. As such, the Company used the guidance in Staff Accounting Bulletin No. 107 issued by the Securities and Exchange Commission to determine the estimated life of options issued. Historical information was the primary basis for the selection of expected volatility and expected dividend yield. The risk-free rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.

A summary of stock option transactions for the years ended December 31, 2007, 2006 and 2005, follows ($ in thousands, except per share data):

	Number of Options	Weighted Avg. Per Option Exercise Price	Weighted Avg. Remaining Contract Term (in years)	Aggregate Intrinsic Value
Options Under the Employee Plan:

Outstanding at December 31, 2004	387,979	$5.04
Options granted	218,378	10.32
Options exercised	(167,682)	3.96
Options forfeited	(10,247)	10.03

Outstanding at December 31, 2005	428,428	$8.04
Options granted	28,260	11.09
Options exercised	(19,300)	5.23
Options forfeited	(5,000)	10.50

Outstanding at December 31, 2006	432,388	$8.33
Options granted	81,000	3.93
Options exercised	(83,781)	4.65
Options forfeited	(55,324)	10.53

Outstanding at December 31, 2007	374,283	$7.87	4.02	$—

Exercisable at December 31, 2007	282,675	$8.89	3.86	$—

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(14) Stock Compensation Plans, Continued

	Number of Options	Weighted Avg. Per Option Exercise Price	Weighted Avg. Remaining Contract Term (in years)	Aggregate Intrinsic Value
Options Under the Director Plans:

Outstanding at December 31, 2004	142,798	$4.86
Options exercised	(74,600)	4.38

Outstanding at December 31, 2005	68,198	$5.38
Options granted	27,448	10.28

Outstanding at December 31, 2006	95,646	$6.79
Options granted	48,500	7.91

Outstanding at December 31, 2007	144,146	$7.17	6.54	$—

Exercisable at December 31, 2007	74,422	$5.80	3.82	$—

The total intrinsic value of options exercised during the year ended December 31, 2007 and 2006 was $323,000 and $113,000. As of December 31, 2007, the Company had 161,332 nonvested options outstanding resulting in approximately $341,000 of total unrecognized compensation cost related to these nonvested options. This cost is expected to be recognized monthly over the related vesting periods using the straight-line method through December 2011.

A summary of the restricted stock unit transactions follows:

Number of Units
Restricted Stock Units under the 2005 Directors’ Plan:
Outstanding at December 31, 2006	14,631
Stock unit dividends earned	121
Stock units forfeited	(1,955)
Stock issued	(982)

Outstanding at December 31, 2007	11,815

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(14) Stock Compensation Plans, Continued

A summary of the status of the Company’s nonvested restricted stock units as of December 31, 2006, and changes during the year ended December 31, 2007, is presented below:

Nonvested Shares	Number of Units	Weighted-Average Grant-Date Fair Value

Nonvested at December 31, 2006	12,264	$10.86
Dividends credited	100	10.75
Forfeited	(1,955)	12.03
Vested	(3,938)	10.80

Nonvested at December 31, 2007	6,471	$10.54

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(15) Employee Benefit Plans

The Company maintains a qualified employee stock ownership plan (the “ESOP”). The ESOP is qualified under Section 4975(e)(7) of the Internal Revenue Code. In addition, the ESOP meets all applicable requirements of the Tax Reform Act of 1986 and is qualified under Section 401(k) of the Internal Revenue Code. At the discretion of the Board of Directors, the Company may make a contribution to the ESOP of up to 15% of total compensation paid to employees during the year. Employees are 100% vested after three years of service. Forfeited shares, if any, are redistributed to ESOP participants. The ESOP purchases the Company’s common stock from former employees who request to liquidate their vested shares, or in the open market. The ESOP acquires shares to hold for future allocations and for the investment of cash dividends on allocated shares. At December 31, 2007, the ESOP held 42,386 unallocated shares at a total cost of $323,000. At December 31, 2006, the ESOP held 31,939 unallocated shares at a total cost of $257,000.

At the end of 2007 and 2006, $428,000 and $609,000, respectively, in unallocated, short-term funds were available for investment by the ESOP in addition to the 42,386 and 31,989 remaining unallocated shares of Federal Trust stock. For the years ended December 31, 2007 and 2006, no compensation cost or additional shares were allocated by the Board of Directors of the Company. For the year ended December 31, 2005, the Company incurred compensation costs of approximately $330,000 related to the ESOP shares allocated during that year.

In addition, the Company sponsors an employee savings plan (the “401(k) Plan”), which qualifies as a 401(k) plan under the Internal Revenue Code. Under the 401(k) Plan, employees can contribute up to 15% of their pre-tax compensation to the plan. The Company makes contributions based on a matching schedule approved by the Board of Directors. Participants vest immediately in their own contributions and after three years of service in matching contributions made by the Company. One of the investment options available to 401(k) Plan participants is the Company’s common stock. The 401(k) Plan Administrator will purchase the Company’s common stock in open-market transactions after each pay period for those electing to invest in the Company’s stock. The 401(k) Plan expenses for the years ended December 31, 2007, 2006 and 2005 were approximately $117,000, $90,000 and $85,000, respectively.

The Company also sponsors the Key Employee Stock Bonus Plan (the “Bonus Plan”). The Bonus Plan is authorized to acquire and issue up to 2% of the Company’s outstanding common stock to non-executive officer employees of the Company. The Company makes contributions to the Bonus Plan that are approved by the Board of Directors. The Bonus Plan then purchases the Company’s common stock in open-market transactions and distributes these shares to employees as they are awarded. The Company recognized no expense in connection with the Bonus Plan for the years ended December 31, 2007, 2006 or 2005.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(16) Executive Supplemental Income Plan

The Company has an executive supplemental income plan (the “Plan”) to provide supplemental income for certain executives after their retirement. The funding of the Plan involved the purchase of life insurance policies. The Plan is structured such that each participant is scheduled to receive specified levels of income after the retirement age of 62 to 65 for a certain number of years.

In the event a participant leaves the employment of the Company before retirement, only the benefits vested through that date would be paid to the employee. The Plan also provides for 100% vesting in the event of a change in control of Federal Trust. On a monthly basis, the Company records the mortality cost as an expense and a liability. Interest on the life insurance policies is recorded to the asset and salary continuation expenses are accrued.

The Company has approximately $2.9 million, $1.2 million, and $973,000 in deferred compensation accrued at December 31, 2007, 2006, and 2005, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. The Company also recognized net earnings (expense) of approximately $(1.5 million), ($28,000) and $8,000, consisting of the earnings on bank-owned life insurance policies, net of compensation expenses accrued, in connection with the Plan during 2007, 2006 and 2005, respectively. Included in the expense recognized during 2007, was the $1.8 million present value of the vested benefit for the former Chief Executive Officer whose employment was terminated in October 2007.

(17) Termination of Employment Agreement

Included in expense recognized during 2007 was $1.1 million representing payments to be made to the former Chief Executive Officer in connection with the termination of his employment agreement in October 2007.

(18) Related Party Transactions

There were no loans to directors, officers and major stockholders (5% or more) of the Company outstanding at December 31, 2007 or December 31, 2006, and no such loans were originated in either 2007 or 2006.

Federal Trust and the Bank have one current and one former director whose firms provide legal services for the Company. One director’s firm serves as corporate counsel for the Company. During the years ended December 31, 2007, 2006 and 2005, the Company paid this related party’s firm approximately $153,000, $214,000 and $81,000, respectively, in legal and compliance review fees including reimbursed expenses. The other director, who served on the Board of the Bank until September 2006, provided legal services to the Bank primarily in the acquisition and ground lease negotiation of properties for future branch locations. The Bank paid this related party’s firm approximately $9,000 and $29,000 during the years ended December 31, 2006 and 2005, respectively while this individual served as a director. Federal Trust has a current director whose firm provides consulting services for the Company. During 2007, the Company paid this firm $150,000 in consulting fees including reimbursable expenses.

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(19) Condensed Parent Company Financial Statements

The condensed financial statements of Federal Trust are presented as follows:

Condensed Balance Sheets

($ in thousands)

	At December 31,
	2007	2006
Assets:
Cash, deposited with bank subsidiary	$556	122
Investment in subsidiaries	43,267	56,740
Securities available for sale	60	136
Premises and equipment, net	—	4,504
Other assets	1,763	1,382

Total assets	$45,646	62,884

Liabilities and stockholders’ equity:
Liabilities:
Other borrowings	$—	500
Capital lease obligation	—	2,504
Junior subordinated debentures	5,155	5,155
Other liabilities	738	105

Total liabilities	5,893	8,264

Stockholders’ equity	39,753	54,620

Total liabilities and stockholders’ equity	$45,646	62,884

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(19) Condensed Parent Company Financial Statements, Continued

Condensed Statements of Operations

($ in thousands)

	For the Year Ended December 31,
	2007	2006	2005
Revenue:
Interest and dividend income	$115	98	89
Other income	66	605	665

Total income	181	703	754

Expenses:
Directors fees	1,122	232	155
Occupancy expense	63	510	443
Interest expense	472	704	539
Other expense	530	601	280

Total expenses	2,187	2,047	1,417

Loss before income tax benefit and earnings of subsidiaries	(2,006)	(1,344)	(663)
Income tax benefit	(762)	(511)	(258)

Loss before earnings of subsidiaries	(1,244)	(833)	(405)
Equity in (loss) earnings of subsidiaries	(12,852)	4,243	4,841

Net (loss) earnings	$(14,096)	3,410	4,436

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(19) Condensed Parent Company Financial Statements, Continued

Condensed Statements of Cash Flows

($ in thousands)

	For the Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net (loss) earnings	$(14,096)	3,410	4,436
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation	12	143	107
Gain on sale of investments	(20)	—	(96)
Share-based compensation	57	5	—
Allocation of ESOP shares	—	—	330
Equity in loss (earnings) of subsidiaries	12,852	(4,243)	(4,841)
Cash provided by (used in) resulting from changes in:
Other assets	(361)	36	(1,014)
Other liabilities	633	(13)	19

Net cash used in operating activities	(923)	(662)	(1,059)

Cash flows from investing activities:
Investment in subsidiaries	(575)	(1,565)	(4,380)
Dividends received from subsidiary	750	—	—
Net increase in loans	—	—	64
Purchase of securities available for sale	(51)	(58)	(76)
Proceeds from sale of securities available for sale	96	—	640
Sale (purchase) of premises and equipment	4,492	(255)	(166)

Net cash provided by (used in) investing activities	4,712	(1,878)	(3,918)

Cash flows from financing activities:
Net (decrease) increase in other borrowings	(500)	(3,600)	3,215
Net proceeds from the sale of common stock	401	101	991
Private offering, net of offering costs	—	7,861	—
Principal repayments under capital lease obligation	(2,504)	(260)	(285)
Sale of common shares for the ESOP	—	1	837
Dividends paid	(752)	(1,633)	(1,066)

Net cash (used in) provided by financing activities	(3,355)	2,470	3,692

Net increase (decrease) in cash	434	(70)	(1,285)
Cash at beginning of year	122	192	1,477

Cash at end of year	$556	122	192

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(19) Condensed Parent Company Financial Statements, Continued

Condensed Statements of Cash Flows, Continued

($ in thousands)

	For the Year Ended December 31,
	2007	2006	2005
Supplemental disclosures of noncash transactions:
Change in investment in subsidiaries due to change in accumulated other comprehensive income (loss), net change in unrealized gain (loss) on securities available for sale, net of tax	$(462)	684	(878)

Change in accumulated other comprehensive income, net change in unrealized gain (loss) on securities available for sale, net of tax	$(31)	4	(65)

Change in investment in subsidiaries due to share based compensation	$16	46	—

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(20) Selected Quarterly Financial Data (Unaudited)

Summarized quarterly financial data follows ($ in thousands, except for per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
December 31, 2007
At Period End:
Total assets	$707,299	721,124	726,856	690,264
Investment securities	61,870	64,389	56,541	52,449
Loans	593,833	599,218	603,194	563,234
Deposits	474,498	475,202	481,407	481,729
Federal Home Loan Bank advances	165,700	181,500	181,000	152,000
Shareholders’ equity	54,652	49,945	44,286	39,686
Book value per share	5.85	5.33	4.72	4.22

Average Balances:
Total assets	$720,268	709,750	722,229	721,039	719,829
Investment securities	64,643	63,623	63,445	59,379	61,584
Loans	604,864	592,704	604,602	599,237	600,465
Deposits	468,817	470,605	475,035	474,717	473,545
Federal Home Loan Bank advances	183,122	173,396	183,794	174,440	178,688
Shareholders’ equity	54,566	54,270	51,174	52,796	52,796

Period Ended:
Interest income	$10,719	10,690	10,706	10,371	42,486
Interest expense	7,495	7,615	7,955	7,732	30,797

Net interest income	3,224	3,075	2,751	2,639	11,689

Provision for loan losses	150	5,145	5,115	6,002	16,412

Net interest income (expense) after provision for loan losses	3,074	(2,070)	(2,364)	(3,363)	(4,723)

Other income	476	436	341	(309)	944
Other expenses	(3,439)	(4,209)	(7,842)	(4,001)	(19,491)

Earnings (loss) before income taxes	111	(5,843)	(9,865)	(7,673)	(23,270)

Income tax benefit	(49)	(2,291)	(3,794)	(2,973)	(9,107)

Net earnings (loss)	$160	(3,552)	(6,071)	(4,700)	(14,163)

Earnings (loss) per share, basic	$0.02	(0.38)	(0.65)	(0.50)	(1.51)
Earnings (loss) per share, diluted	$0.02	(0.38)	(0.65)	(0.50)	(1.51)

Return on average assets	0.09%	(2.00)%	(3.36)%	(2.61)%	(1.97)%
Return on average equity	1.17%	(26.18)%	(47.45)%	(35.61)%	(26.83)%
Net interest margin	1.94%	1.91%	1.69%	1.58%	1.74%

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(20) Selected Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
December 31, 2006
At Period End:
Total assets	$744,726	742,689	729,952	722,964
Investment securities	50,552	70,716	68,314	65,558
Loans	645,090	620,186	611,701	603,917
Deposits	489,760	489,387	499,298	472,794
Federal Home Loan Bank advances	189,200	183,200	161,200	179,700
Shareholders’ equity	45,150	53,130	53,997	54,620
Book value per share	5.45	5.69	5.79	5.86

Average Balances:
Total assets	$736,665	747,013	734,429	727,705	735,481
Investment securities	49,886	60,566	74,330	65,635	62,941
Loans	632,530	633,786	613,412	611,858	621,670
Deposits	471,851	485,537	494,633	485,060	484,358
Federal Home Loan Bank advances	200,087	189,919	173,706	168,712	183,106
Shareholders’ equity	45,051	52,973	51,349	53,052	50,878

Period Ended:
Interest income	$10,653	11,108	10,956	11,125	43,842
Interest expense	6,439	6,930	7,336	7,409	28,114

Net interest income	4,214	4,178	3,620	3,716	15,728

Provision for loan losses	139	95	60	345	639

Net interest income after provision for loan losses	4,075	4,083	3,560	3,371	15,089

Other income	649	553	569	455	2,226
Other expenses	2,992	3,305	3,271	2,893	12,461

Earnings before income taxes	1,732	1,331	858	933	4,854

Income taxes	581	434	237	192	1,444

Net earnings	$1,151	897	621	741	3,410

Earnings per share, basic	$.14	.10	.07	.08	.38

Earnings per share, diluted	$.13	.10	.07	.08	.37

Return on average assets	0.63%	0.48%	0.34%	0.41%	0.46%
Return on average equity	10.22%	6.77%	4.84%	5.59%	6.70%
Net interest margin	2.48%	2.43%	2.15%	2.23%	2.33%

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(21) Subsequent Event (Unaudited)

The Office of Thrift Supervision recently concluded examinations of the operations of Federal Trust and the Bank. The Office of Thrift Supervision noted weaknesses and failures relating primarily to the Company’s real estate lending practices and asset quality, and their impact on our capital and earnings. The Company has taken action and implemented procedures that management believes will address the weaknesses identified by the Office of Thrift Supervision. However, on March 24, 2008 the Office of Thrift Supervision has presented drafts of cease and desist orders to Federal Trust and the Bank, which orders are designed to ensure that the weaknesses noted in the recently concluded examinations are properly addressed. The Company is in the process of negotiating the terms of these enforcement orders with the Office of Thrift Supervision. Although the Company is not certain what the final restrictions and requirements included in the enforcement orders will be, the Company believes the orders, once finalized, will provide that:

•

Federal Trust will be required to submit for review and approval or non-objection by the Office of Thrift Supervision a capital plan to raise additional capital for the Bank or, if the additional capital cannot be raised, to seek a merger or acquisition partner for Federal Trust;

•

The Bank will be required to submit for review and approval or non-objection by the Office of Thrift Supervision a detailed business plan to strengthen and improve the Bank’s operations, earnings and capital;

•

Until the Office of Thrift Supervision has approved or provided its non-objection to The Bank’s business plan, The Bank will not be permitted to increase its current levels of construction loans, acquisition and development loans, non-residential permanent mortgage loans, land loans and certain other loans without the prior approval of the Office of Thrift Supervision;

•

Until the Office of Thrift Supervision has approved or provided its non-objection to The Bank’s business plan, The Bank will not be permitted to increase its total assets during any quarter in excess of an amount equal to the net interest credited on deposit liabilities during the quarter without the prior approval of the Office of Thrift Supervision;

•

The Bank will be required to submit for review and approval or non-objection by the Office of Thrift Supervision an asset review program that will (i) strengthen and ensure the timely identification and proper classification of problem assets, (ii) ensure adequate and proper levels of the Allowance for Loan and Lease Losses, and (iii) establish individualized resolution plans for problem assets;

•

The Bank will be required to submit for review and approval or non-objection by the Office of Thrift Supervision a liquidity plan to ensure that the Bank maintains adequate short-term and long-term liquidity;

•	The Bank will not be permitted to declare a dividend without the prior written approval of the Office of Thrift Supervision;

•	The Bank will be required to revise its legal lending limit policies and procedures to ensure compliance with applicable law and devise an action plan to correct any legal lending limit violations;

(Continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

•

The Bank will not be permitted to enter into, renew or modify any agreements with Federal Trust or enter into affiliated transactions with Federal Trust, without prior approval of the Office of Thrift Supervision;

•	The Bank will not be permitted to enter into any third-party contracts for services outside the normal course of business without prior review and approval of the Office of Thrift Supervision;

•	The Board of Directors of the Bank will be required to submit a plan to strengthen the Board of Directors’ oversight of management and The Bank’s operations;

•

The Board of Directors of the Bank will be required to conduct a review of the Bank’s lending functions and assess the qualifications, experience and proficiency of the Bank’s management and lending staff; and

•

The Board of Directors of the Bank will be required to establish a committee comprised of non-employee directors to monitor and coordinate the Bank’s compliance with the provisions of the enforcement order.

Report of Independent Registered Public Accounting Firm

Federal Trust Corporation

Sanford, Florida:

We have audited the accompanying consolidated balance sheets of Federal Trust Corporation and Subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. We also have audited Internal Control Over Financial Reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness for internal control over financial reporting, included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements, and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included, obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respect, the financial position of the Company as of December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

/s/    Hacker, Johnson & Smith, P.A.

HACKER, JOHNSON & SMITH, P.A.

Orlando, Florida

March 14, 2008

[total max] Shares (Maximum)

[standby maximum] Shares (Minimum)

Federal Trust Corporation

COMMON STOCK

PROSPECTUS

STIFEL NICOLAUS

[Prospectus Date]

PART II:	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount
*	Registrant’s legal fees and expenses	$400,000
*	Registrant’s accounting fees and expenses	30,000
*	Financial and marketing advisory fees and expenses	2,100,000
*	Printing, postage, mailing and EDGAR	50,000
*	Filing fees (FINRA, AMEX, and SEC)	50,500
*	Subscription agent and registrar fees and expenses	18,000
*	Certificate printing	1,000
*	Other	40,000

*	Total	$2,689,500

*	Estimated

Item 14.	Indemnification of Directors and Officers

Article VII of the Registrant’s articles of incorporation provides:

(1) The Company shall indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the Company), by reason of the fact that he is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendre or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) The Company shall indemnify any person who was or is a party to any proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Company, except that no indemnification shall be made under this section in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstance in the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee, or agent of the Company had been successful on the merits or otherwise in defense of any proceeding referred to in Section 1 or Section 2 of Article VII, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

(4) Any indemnification under Section 1 or Section 2 of Article VII, unless pursuant to a determination by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or Section 2. Such determination shall be made:

(a)	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

(b)	If such quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(c)	By independent legal counsel:

(1)	Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

(2)	If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

(d)	By the stockholders by a majority vote of a quorum consisting of stockholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of stockholders who were not parties to such proceeding.

(5) The indemnification and advancement of expenses provided pursuant to Article VII are not exclusive and the Company may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions or omissions to act were material to the cause of action so adjudicated and constitute:

(a)	A violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

(b)	A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

(c)	In the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Act are applicable; or

(d)	Willful misconduct or a conscious disregard for the best interest of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Item 15.	Recent Sales of Unregistered Securities

On April 14, 2006, the Registrant sold 850,000 shares of its common stock to the following purchasers:

Name of Purchaser	Shares Purchased
John Sheldon Clark	80,000
Drake Associates, L.P.	15,000
El Coronado Holdings, L.L.C.	80,000
Fleet Maritime, Inc.	4,368
GPV LVII, L.L.C	2,294
Harvest 2004, L.L.C.	25,000
Hot Creek Investors, L.P.	175,000
Moors & Mendon Master Fund, L.P.	175,000
OZ Global Special Investments Master Fund, L.P.	2,381
OZ Master Fund, Ltd.	210,957
Riggs Qualified Partners, L.L.C.	30,000
Craig A. White	50,000

The Registrant sold the securities for $10.00 per share, or an aggregate of $8,500,000. Ryan Beck & Co., Inc. served as the sole sales agent in the offering and received a commission of 6.5% of the gross proceeds, plus a $50,000 cash retainer. The Registrant sold the securities in reliance on Rule 506 under the Securities Act of 1933, as the securities were only sold to “accredited investors,” as defined by Rule 501 under the Securities Act of 1933.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between Federal Trust Corporation and Stifel Nicolaus & Company, Incorporated (9)

1.2	Amendment to Engagement Letter between Federal Trust Corporation and Stifel Nicolaus & Company, Incorporated (9)

1.3	Form of Agency Agreement between Federal Trust Corporation and Stifel Nicolaus & Company, Incorporated (9)

3.1	1996 Amended Articles of Incorporation and the 1995 Amended and Restated Articles of Incorporation of Federal Trust (1)

3.2	1995 Amended and Restated Bylaws of Federal Trust (1)

3.3	1998 Articles of Amendment to Articles of Incorporation of Federal Trust (2)

3.4	1999 Articles of Amendment to Articles of Incorporation of Federal Trust (3)

4.1	Form of Common Stock Certificate of Federal Trust Corporation (1)

4.2	Form of Rights Certificate (9)

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered (9)

10.1	Amended and Restated 1998 Key Employee Stock Compensation Program (4)

10.2	Amended and Restated 1998 Directors’ Stock Option Plan (5)

10.3	2005 Directors’ Stock Plan (6)

10.4	Severance and Release Agreement with James V. Suskiewich (7)

10.5	Employee Severance Agreement with Dennis T. Ward (8)

10.6	Employee Severance Agreement with Gregory E. Smith (8)

10.7	Employee Severance Agreement with Jennifer B. Brodnax (8)

10.8	Employee Severance Agreement with Mark E. McRae (8)

10.9	Amended Salary Continuation Agreement with Gregory E. Smith (8)

10.10	Amended Salary Continuation Agreement with Jennifer B. Brodnax (8)

10.11	Employee Stock Ownership Plan (8)

10.12	Form of Standby Purchaser Agreement

10.13	Subscription Agent Agreement between Federal Trust Corporation and Registrar and Transfer Company (9)

10.14	Key Employee Stock Bonus Plan and Trust Agreement (10)

21	Subsidiaries of Registrant (9)

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinion included as Exhibit 5)

23.2	Consent of Hacker, Johnson and Smith PA

24	Power of Attorney (set forth on signature page)

99.1	Form of Instructions as to Use of Rights Certificates (9)

99.2	Form of Letter to Shareholders who are Record Holders (9)

99.3	Form of Letter to Shareholders who are Dealers/Nominees (9)

99.4	Form of Letter to Clients who are Beneficial Holders (9)

99.5	Form of Nominee Holder Certification (9)

99.6	Form of Beneficial Owner Election Form (9)

99.7	Form of Notice of Important Tax Information (9)

99.8	Form of Substitute W-9 (9)

99.9	Form of Broker-Dealer letter of Stifel Nicolaus & Company, Incorporated (9)

*	To be filed supplementally or by amendment.

(1)	Incorporated by reference from Registrant’s Registration Statement on form SB-1, as declared effective on October 7, 1997 (Commission File No. 333-30883).

(2)	Incorporated by reference from Registrant’s Definitive Proxy Statement for its 1998 Annual Meeting of Shareholders, filed on April 28, 1998 (Commission File No. 001-31724).

(3)	Incorporated by reference from Registrant’s 1999 Definitive Proxy Statement for its 1999 Annual Meeting of Shareholders, filed on April 16, 1999 (Commission File No. 001-31724).

(4)	Incorporated by reference from Registrant’s Registration Statement on form S-8, filed on December 10, 2002 (Commission File No. 333-101738).

(5)	Incorporated by reference from Registrant’s Registration Statement on form S-8, filed on December 10, 2002 (Commission File No. 333-101736).

(6)	Incorporated by reference from Registrant’s Definitive Proxy Statement for its 2005 Annual Meeting of Shareholders, filed on April 25, 2005 (Commission File No. 001-31724).

(7)	Incorporated by reference from Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2007, filed on November 9, 2007 (Commission File No. 001-31724).

(8)	Incorporated by reference from Registrant’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007, filed on March 17, 2008.

(9)	Previously filed.

(10)	Incorporated by reference from Registrant’s Amendment No. 1 to the Annual Report on Form 10-K/A for the Fiscal Year Ended December 31, 2007, filed on April 9, 2008.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Sanford, Florida, on May 8, 2008.

FEDERAL TRUST CORPORATION

By:	/s/ Dennis T. Ward
Dennis T. Ward President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Federal Trust Corporation (the “Company”) hereby severally constitute and appoint Dennis T. Ward as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Dennis T. Ward may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Dennis T. Ward shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Robert G. Cox Robert G. Cox	Chairman of the Board of Directors	May 8, 2008

/s/ Dennis T. Ward Dennis T. Ward	Director, President and Chief Executive Officer (Principal Executive Officer)	May 8, 2008

/s/ Gregory E. Smith Gregory E. Smith	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 8, 2008

/s/ Samuel C. Certo Samuel C. Certo	Director	May 8, 2008

/s/ Kenneth W. Hill Kenneth W. Hill	Director	May 8, 2008

A. George Igler	Director

/s/ Eric J. Reinhold Eric J. Reinhold	Director	May 8, 2008

/s/ Charles R. Webb Charles R. Webb	Director	May 8, 2008

As filed with the Securities and Exchange Commission on May 8, 2008

Registration No. 333-150051

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

PRE-EFFECTIVE

AMENDMENT

NO.2 TO THE

REGISTRATION STATEMENT

ON

FORM S-1

Federal Trust Corporation

Sanford, Florida

EXHIBIT INDEX

1.1	Engagement Letter between Federal Trust Corporation and Stifel Nicolaus & Company, Incorporated (9)

1.2	Amendment to Engagement Letter between Federal Trust Corporation and Stifel Nicolaus & Company, Incorporated (9)

1.3	Form of Agency Agreement between Federal Trust Corporation and Stifel Nicolaus & Company, Incorporated (9)

3.1	1996 Amended Articles of Incorporation and the 1995 Amended and Restated Articles of Incorporation of Federal Trust (1)

3.2	1995 Amended and Restated Bylaws of Federal Trust (1)

3.3	1998 Articles of Amendment to Articles of Incorporation of Federal Trust (2)

3.4	1999 Articles of Amendment to Articles of Incorporation of Federal Trust (3)

4.1	Form of Common Stock Certificate of Federal Trust Corporation (1)

4.2	Form of Rights Certificate (9)

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered (9)

10.1	Amended and Restated 1998 Key Employee Stock Compensation Program (4)

10.2	Amended and Restated 1998 Directors’ Stock Option Plan (5)

10.3	2005 Directors’ Stock Plan (6)

10.4	Severance and Release Agreement with James V. Suskiewich (7)

10.5	Employee Severance Agreement with Dennis T. Ward (8)

10.6	Employee Severance Agreement with Gregory E. Smith (8)

10.7	Employee Severance Agreement with Jennifer B. Brodnax (8)

10.8	Employee Severance Agreement with Mark E. McRae (8)

10.9	Amended Salary Continuation Agreement with Gregory E. Smith (8)

10.10	Amended Salary Continuation Agreement with Jennifer B. Brodnax (8)

10.11	Employee Stock Ownership Plan (8)

10.12	Form of Standby Purchaser Agreement

10.13	Subscription Agent Agreement between Federal Trust Corporation and Registrar and Transfer Company (9)

10.14	Key Employee Stock Bonus Plan and Trust Agreement (10)

21	Subsidiaries of Registrant (9)

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinion included as Exhibit 5)

23.2	Consent of Hacker, Johnson and Smith PA

24	Power of Attorney (set forth on signature page)

99.1	Form of Instructions as to Use of Rights Certificates (9)

99.2	Form of Letter to Shareholders who are Record Holders (9)

99.3	Form of Letter to Shareholders who are Dealers/Nominees (9)

99.4	Form of Letter to Clients who are Beneficial Holders (9)

99.5	Form of Nominee Holder Certification (9)

99.6	Form of Beneficial Owner Election Form (9)

99.7	Form of Notice of Important Tax Information (9)

99.8	Form of Substitute W-9 (9)

99.9	Form of Broker-Dealer letter of Stifel Nicolaus & Company, Incorporated (9)

*	To be filed supplementally or by amendment.

(1)	Incorporated by reference from Registrant’s Registration Statement on form SB-1, as declared effective on October 7, 1997 (Commission File No. 333-30883).

(2)	Incorporated by reference from Registrant’s Definitive Proxy Statement for its 1998 Annual Meeting of Shareholders, filed on April 28, 1998 (Commission File No. 001-31724).

(3)	Incorporated by reference from Registrant’s 1999 Definitive Proxy Statement for its 1999 Annual Meeting of Shareholders, filed on April 16, 1999 (Commission File No. 001-31724).

(4)	Incorporated by reference from Registrant’s Registration Statement on form S-8, filed on December 10, 2002 (Commission File No. 333-101738).

(5)	Incorporated by reference from Registrant’s Registration Statement on form S-8, filed on December 10, 2002 (Commission File No. 333-101736).

(6)	Incorporated by reference from Registrant’s Definitive Proxy Statement for its 2005 Annual Meeting of Shareholders, filed on April 25, 2005 (Commission File No. 001-31724).

(7)	Incorporated by reference from Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2007, filed on November 9, 2007 (Commission File No. 001-31724).

(8)	Incorporated by reference from Registrant’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007, filed on March 17, 2008.

(9)	Previously filed.

(10)	Incorporated by reference from Registrant’s Amendment No. 1 to the Annual Report on Form 10-K/A for the Fiscal Year Ended December 31, 2007, filed on April 9, 2008.